As filed with the Securities and Exchange Commission on May 21, 2001

                                                      Registration No. 333-60050
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------
                                 AMENDMENT NO. 1
                             TO FORM S-3 ON FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                   6162                            13-4066303
(State or other jurisdiction of          (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)           Classification Code Number)           Identification Number)

                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------

                                 MICHAEL STRAUSS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:

      Louis J. Bevilacqua, Esq.                      Howard B. Adler, Esq.
    Cadwalader, Wickersham & Taft                 Gibson, Dunn & Crutcher LLP
         100 Maiden Lane                          1050 Connecticut Avenue, NW
      New York, New York 10038                       Washington, DC 20036
         (212) 504-6000                                 (202) 955-8500

                              ---------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                                                PROPOSED
                                                                         PROPOSED MAXIMUM        MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      AMOUNT TO BE      OFFERING PRICE        AGGREGATE       REGISTRATION
AND SOLD(1)                                            REGISTERED(1)       PER SHARE(2)     OFFERING PRICE(2)      FEE(3)
-------------------------------------------------------------------------------------------------------------------------------

   Common Stock, par value $0.01 per share........       2,300,000            $9.305           $21,401,500         $5,350

===============================================================================================================================


(1) Includes 300,000 shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price per share of our common stock on May 14, 2001.

(3) A registration fee of $20,370 was paid on the previous filing of this registration statement on May 2, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 21, 2001

                                2,000,000 SHARES
                                     [LOGO]
                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                                  COMMON STOCK

     We are selling 2,000,000 shares of our common stock, par value $.01 per share, pursuant to this prospectus. Our common stock is listed on the Nasdaq National Market under the symbol "AHMH". The last reported sale price of our common stock on May 18, 2001 was $11.80 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                                                            PER
                                                            SHARE      TOTAL
                                                            -----      -----

Public offering price................................       $          $
Underwriting discounts...............................       $          $
Proceeds, before expenses, to us.....................       $          $

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We and certain of our stockholders have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 300,000 additional shares of our common stock from us and the selling stockholders within 30 days following the date of this prospectus to cover over-allotments. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. As described in the "Underwriting" section of this prospectus, we have agreed to reimburse the underwriters for their accountable expenses.

     We expect that the common stock will be ready for delivery on or about
          , 2001.



FRIEDMAN BILLINGS RAMSEY                                            ADVEST, INC.







                 THE DATE OF THIS PROSPECTUS IS           , 2001

     [Map of the United States showing locations of headquarters, operations centers, Internet call centers and branch offices, with a key identifying the trade name under which each branch operates.]




THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.



                                TABLE OF CONTENTS

Forward-Looking Statements...................................................
Prospectus Summary...........................................................
Risk Factors.................................................................
Use of Proceeds..............................................................
Price Range of  Common Stock and Dividend Policy.............................
Capitalization...............................................................
Selected Financial Data......................................................
Management's Discussion and Analysis of Financial Condition and
 Results of Operations.......................................................
Business.....................................................................
Management...................................................................
Principal And Selling Stockholders...........................................
Certain Relationships and Related Transactions...............................
Description of Capital Stock.................................................
Underwriting.................................................................
Legal Matters................................................................
Experts......................................................................
Where You Can Find More Information..........................................
Index to Financial Statements................................................

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of the federal securities laws. When used in our documents or in any oral presentation, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings (loss), capital expenditures, dividends, capital structure or other financial terms. Certain statements regarding the following particularly are forward-looking in nature:

     o    our business strategy;

     o    development of our Internet capabilities;

     o    projected acquisitions or joint ventures; and

     o    projected capital expenditures.

     The forward-looking statements in this prospectus are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial position to differ materially from expectations are:

     o general volatility of the capital markets and the market price of our shares;

     o changes in the real estate market, interest rates or the general economy of the markets in which we operate;

     o economic, technological or regulatory changes affecting the use of the Internet;

     o    our ability to employ and retain qualified employees;

     o changes in government regulations that are applicable to our regulated brokerage and property management businesses;

     o our ability to identify and complete acquisitions and successfully integrate the businesses we acquire;

     o    changes in the demand for our services;

     o    the degree and nature of our competition; and

     o the other factors referenced in this prospectus, including, without limitation, under the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. We encourage you to read carefully this entire prospectus, including the "Risk Factors" section and the financial statements and related notes, before making an investment decision.

                                   OUR COMPANY

     We are a leading independent mortgage banking company that primarily originates and sells residential mortgage loans. We offer a broad array of residential mortgage products targeted primarily to high credit-quality borrowers through traditional channels and over the Internet. Our extensive product line includes Fannie Mae-eligible loans, adjustable rate mortgages, jumbo loans and most other mortgage products. Since our initial public offering in October 1999, we have significantly increased our loan origination volume by completing four strategic acquisitions, growing the number of branch offices to 55 from 16, increasing the size of our sales force to 476 loan officers from 122 and expanding our lending network nationwide. In 2000, we originated $3.0 billion in loans, a 125.7% increase over the prior year. For the first quarter of 2001, we originated $1.3 billion in loans, a 32.0% increase over the fourth quarter of 2000. The first quarter loan volume does not reflect our recent acquisition of ComNet Mortgage Services. ComNet Mortgage Services originated approximately $209 million of loans in the first quarter of 2001 through its network of branch offices.

     We place particular emphasis on marketing our loan products to homebuyers, rather than homeowners seeking refinancing, as the homebuyer mortgage market tends to be more predictable and stable. As a result, we believe our lending business is less susceptible to movements in the level of interest rates. In the first quarter of 2001, as a result of a decrease in mortgage interest rates, we began to experience an increase in closed loan volume due to an increase in mortgage refinancings. While we have benefited from the expansion of this refinance activity, and expect to benefit from future expansions, we continue to be focused on increasing our volume of loans made to homebuyers. We have experienced significant growth in the homebuyer mortgage market through strategic acquisitions, expansion of our Internet business and other organic growth. Our loan originations for homebuyers increased in excess of 245% from 1998 to 2000.

     We continue to grow through internal and external initiatives. We regularly look for and evaluate strategic acquisition opportunities and believe we will be able to grow our annual lending activity through acquisitions even when refinance activity returns to more normal levels. We believe we are well positioned, given our current size, operational momentum and reputation in the industry, among other things, to make additional accretive acquisitions that enable us to expand geographically and create greater efficiencies of scale. We also believe opportunities for such acquisitions increase during times of reduced refinance activity because smaller to mid-sized mortgage businesses are more readily available for sale. Over the past two years, we have successfully integrated four acquisitions that have significantly benefited our company.

     In addition to our acquisition strategy, we intend to continue to increase our Internet mortgage origination volume through our Web site, MortgageSelect.com, and to expand our existing branch network. To grow our Internet business, we will endeavor to maintain existing and establish new relationships with destination Web sites in an effort to increase the number of sources that refer customers to us. We will also continue to launch enhancements and add services to our Web site to increase the attractiveness of the site to potential partners and loan customers. Over the past several months, we have experienced an increased willingness of quality Web site operators to enter into partnering relationships on terms we expect will be profitable for us. To grow our existing branch network, we plan to open new offices and hire additional loan originators and production personnel. We also intend to further implement our strategy of using new and innovative methods to market our mortgage products, including joint ventures with realtors and homebuilders, corporate affinity lending programs and establishing private label lending relationships.

                               GENERAL INFORMATION

     Our executive offices are located at 520 Broadhollow Road, Melville, New York 11747 and our telephone number is (631) 899-3900. Unless otherwise indicated, all information in this prospectus assumes that the underwriters have not exercised their over-allotment option. References in this prospectus to mortgage originations include mortgages that we originated and closed and mortgages brokered by us during the period.

                                  THE OFFERING

Shares of common stock offered by us........   2,000,000(1)

Shares of common stock outstanding
  after this offering.......................   11,002,251(2)

Use of proceeds.............................   We intend to use the net proceeds
                                               to us of the offering, which are
                                               estimated to be $        million,
                                               for general corporate purposes
                                               which may include, among other
                                               things, working capital,
                                               acquisitions and capital
                                               expenditures. See the "Use of
                                               Proceeds" section of this
                                               prospectus.

Nasdaq National Market Symbol...............   AHMH

---------------

(1) If the underwriters exercise their over-allotment option in full, shares of common stock offered by us will be 2,037,136 and shares of common stock offered by the selling stockholders will be 262,864.

(2) Based upon the number of shares of our common stock outstanding as of April 24, 2001. If the underwriters exercise their over-allotment option in full, the total number of shares of our common stock outstanding after the offering will be 11,039,387. Does not include (i) 300,000 shares reserved for issuance by us upon exercise of the underwriters' over-allotment option, (ii) 944,027 shares reserved for issuance upon exercise of outstanding options and warrants and (iii) 157,985 shares of common stock currently issuable pursuant to the acquisition agreement relating to the acquisition of Marina Mortgage Company, Inc. ("Marina") and additional shares issuable upon achievement of certain performance goals pursuant to acquisition agreements in connection with the Marina and First Home Mortgage Corp. ("First Home") transactions.

     For a more detailed description of our capitalization, please see the "Capitalization" section of this prospectus.

                             SUMMARY FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     You should read the summary financial data set forth below in conjunction with our consolidated financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in this prospectus.

                                                                                                           THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                        MARCH 31,
                                                          --------------------------------------           -------------------
                                                          1998             1999             2000           2000           2001
                                                          ----             ----             ----           ----           ----
CONSOLIDATED STATEMENTS OF INCOME DATA:
   Revenues
     Gain on sales of mortgage loans................  $   18,981       $   21,957       $   52,731   $    8,032       $   21,158
     Other..........................................       1,236            2,905            55,49        1,435              904
                                                      ----------       ----------       ----------   -----------      ----------
         Total revenues.............................      20,217           24,862           58,280        9,468           22,062
                                                      ----------       ----------       ----------   -----------      ----------
   Expenses
     Salaries, commissions and benefits, net........       9,430           11,611           27,894        4,373           10,651
     Occupancy and equipment........................       1,654            2,429            5,584        1,076            1,828
     Marketing and promotion........................       1,236            1,774            4,058          445            1,421
     Other..........................................       2,648            3,711           10,578        2,056            3,369
                                                      ----------       ----------       ----------   -----------      ----------
         Total expenses.............................      14,968           19,525           48,114        7,950           17,269
                                                      ----------       ----------       ----------   -----------      ----------

   Income before income taxes and minority interest.       5,249            5,337           10,166        1,518            4,793
         Income taxes(1)............................         328            1,441            4,267          698            1,994
         Minority interest..........................          51               35              508          (68)             265
                                                      ----------       ----------       ----------   -----------      ----------
         Net income before cumulative effect of
           change in accounting principle(2)........       4,870            3,861            5,391          888            2,534
                                                      ----------       ----------       ----------   -----------      ----------
         Cumulative effect of change in accounting
           principle(2).............................          --               --               --           --            2,143
                                                      ----------       ----------       ----------   -----------      ----------
                  Net income........................  $    4,870       $    3,861       $    5,391   $      888       $    4,676
                                                      ==========       ==========       ==========   ===========      ==========
   Net income per share - basic:(3)
     As reported....................................  $     0.97       $     0.69       $     0.63   $      0.11      $     0.52
     Cumulative effect of change in accounting
       principle - net(2)...........................          --               --               --           --       $    (0.24)
  Pro forma earnings per share for tax effect and
     elimination of effect of change in accounting
     principle......................................  $     0.39(1)(4) $     0.48(1)(4) $     0.63   $      0.11      $     0.28(5)
                                                      ==========       ==========       ==========   ===========      ==========



                                                                                                    AS OF MARCH 31, 2001
                                                                                                  ------------------------
                                                                                                  ACTUAL       AS ADJUSTED
                                                                                                  ------       -----------
CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents......................                                         $    5,484
     Mortgage loans held for sale, net..............                                            181,440
     Total assets...................................                                            223,119
     Warehouse lines of credit......................                                            161,837
     Other liabilities..............................                                             28,996
     Total stockholders' equity.....................                                             31,639



                                                                                                   THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                          ------------------------------           -------------------
                                                          1998         1999         2000           2000           2001
                                                          ----         ----         ----           ----           ----
CONSOLIDATED OPERATING DATA:
     Total mortgage originations (in millions)......  $    1,158   $    1,348   $    3,043   $      500       $    1,269
     Number of loans originated.....................       6,543        7,732       18,923        3,352            8,025
     Loan originators at period end.................          76          220          475          220              476
     Number of branches at period end...............          12           28           47           26               50

---------------------------------------

(1) Prior to September 29, 1999, we elected to be treated as an S Corporation for Federal and state income tax purposes. Prior to our election to be treated as an S Corporation, all Federal taxes were taxable to and paid by our sole stockholder at that time. Income taxes for the year ended December 31, 1998 reflect state and local income taxes only.

(2)  See Note 18 to the consolidated financial statements.

(3) Please see the "Selected Financial Data" table for basic and diluted weighted average number of shares outstanding.

(4) Pro forma earnings per share for tax effect and elimination of effect of change in accounting principle for the years ended December 31, 1998 and 1999 reflect adjustments for Federal and state income taxes as if we had been taxed as a C Corporation rather than an S Corporation for such periods. Please see the "Selected Financial Data" table for additional information.

(5) On January 1, 2001, we adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The net SFAS No. 133 transition adjustment resulted in an after-tax gain of $2.1 million and was recognized as a cumulative-effect-type adjustment to net income. See Note 18 to the consolidated financial statements.

                                  RISK FACTORS

     THE SECURITIES OFFERED UNDER THIS PROSPECTUS ARE HIGHLY SPECULATIVE AND SUBJECT TO NUMEROUS AND SUBSTANTIAL RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS ALONG WITH THE REST OF THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE TRADING PRICE OF THE SECURITIES OFFERED IN THIS PROSPECTUS COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

A PERIOD OF RISING INTEREST RATES, AN ECONOMIC SLOWDOWN OR A RECESSION COULD REDUCE THE DEMAND FOR MORTGAGES.

     Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Fixed rate loans have been at favorably low interest rates for the last several years, generally ranging from 6.5% to 8.5% for conforming loans. There is no assurance that interest rates will continue at favorably low rates. In an economic slowdown or recession, real estate values and home sales decline and the number of borrowers defaulting on their loans increases. In a period of rising interest rates or an economic slowdown, we will originate and sell fewer loans and could be required to repurchase more of the loans we have sold as a result of early payment defaults by borrowers. The recent decrease in interest rates has increased refinancing of existing mortgage loans. An increase in interest rates will decrease this activity and in turn decrease our loan originations. Accordingly, a period of rising interest rates, an economic slowdown or a recession would adversely affect our business and results of operations.

AN INCREASE IN INTEREST RATES COULD REDUCE THE VALUE OF OUR LOAN INVENTORY AND COMMITMENTS AND OUR HEDGING STRATEGY MAY NOT PROTECT US FROM INTEREST RATE RISK AND MAY LEAD TO LOSSES.

     The value of our loan inventory is based, in part, on market interest rates. Accordingly, we may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan or commitment but before we close or sell such loan, the value of that loan will decrease. If the amount we receive from selling the loan is less than our cost of originating the loan, we may incur net losses, and our business and operating results could be adversely affected. While we use hedging and other strategies to minimize our exposure to interest rate risks, no hedging or other strategy can completely protect us. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the hedges that we make will adequately offset the risks of interest rate volatility or that our hedges will not result in losses. For a more detailed discussion of our hedging strategy, please see the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management" section of this prospectus.

BECAUSE OUR ABILITY TO FUND MORTGAGE LOANS DEPENDS ON THE AVAILABILITY OF FINANCING SOURCES, OUR REVENUES AND BUSINESS WOULD BE NEGATIVELY AFFECTED IF OUR CURRENT FINANCING SOURCES WERE CANCELED OR NOT RENEWED.

     Our ability to make mortgage loans depends largely on our ability to secure financing on acceptable terms. Currently, we fund substantially all of our loans through five separate financing arrangements from four providers. Each of these financings is cancelable by the financing provider for cause at any time and some are cancelable at any time without cause. Our financing facilities require us to observe financial and other covenants. Our financial providers may also, from time to time, impose additional limitations on our business, which we have little or no ability to control. If we are not able to renew any of these financing arrangements or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these arrangements, then we will have to reduce our mortgage originations, which would reduce our revenues. For a more detailed description of our financing sources, please see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

WE FACE RISKS IN CONNECTION WITH ANY COMPLETED OR POTENTIAL ACQUISITION, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR GROWTH OR OUR OPERATIONS.

     We have recently completed several acquisitions and may at times consider additional strategic acquisitions of mortgage lenders and other mortgage banking-related companies. Upon completion of an acquisition, we are faced with the challenges of integrating the operations, services, products, personnel and systems of acquired companies into our business, identifying and eliminating duplicated efforts and systems and incorporating different corporate strategies, addressing unanticipated legal liabilities and other contingencies, all of which divert management's attention from ongoing business operations. Any acquisition we make may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets. We cannot assure you that we will be successful in integrating any acquired business effectively into the operations of our business. In addition, there is substantial competition for acquisition opportunities in the mortgage industry. This competition could result in an increase in the price of, and a decrease in the number of, attractive acquisition candidates. As a result, we may not be able to successfully acquire attractive candidates on terms we deem acceptable. We cannot guarantee you that we will be able to overcome the risks associated with acquisitions or that such risks will not adversely affect our growth and results of operations.

THE SUCCESS AND GROWTH OF OUR BUSINESS WILL DEPEND ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES.

     Our mortgage origination business is currently dependent on our ability to effectively interface with our customers and efficiently process loan applications and closings. This process is becoming more dependent on technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other customer expected conveniences that are cost efficient to our process. As these requirements increase in the future, we will have to remain competitive with new technology and such additions may require significant capital expenditures.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY IMPACT OUR MARKET SHARE AND OUR REVENUES.

     We face intense competition from commercial banks, savings and loan associations and other finance and mortgage banking companies, as well as from Internet-based lending companies and other lenders participating on the Internet. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number of competitors, many of whom will be well-established in the markets we seek to penetrate. Many of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources. We cannot assure you that we will be able to effectively compete against them or any future competitors.

     Competition may lower the rates we are able to charge borrowers, thereby potentially lowering the amount of premium income on future loan sales and sales of servicing rights. Increased competition also may reduce the volume of our loan originations and loan sales. We cannot assure you that we will be able to compete successfully in this evolving market. For additional information on the competitive environment in which we operate, please see the "Business--Competition" section of this prospectus.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE MATERIALLY ADVERSELY AFFECTED.

     We have experienced rapid and substantial growth in our mortgage loan originations and revenues since 1995. We intend to pursue a growth strategy for the foreseeable future by pursuing selective strategic acquisitions of mortgage lenders and other mortgage banking related companies, enhancing and expanding our Internet business, expanding our traditional business into new geographic areas, increasing the market share of our existing community loan offices and entering into additional joint ventures with realtors and builders. We cannot assure you that we will accurately anticipate and respond to the changing demands our expanding operations will face. We anticipate that future operations will place a significant strain on our management, loan originators, information systems and other resources. We must attract and integrate new personnel, improve existing procedures and controls and implement new ones to support any future growth. Our inability to meet our future hiring needs and to adapt our procedures and controls accordingly could have a material adverse effect on our results of operations, financial condition and business prospects. Further, we must maintain and expand our relationships with destination Web sites in order to successfully implement our Internet growth strategy. We cannot assure you that we will achieve our growth expectations, and our inability to do so could have a material adverse effect on our results of operations and our business.

OUR FAILURE TO ATTRACT AND RETAIN KEY MANAGEMENT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our future success depends to a significant extent on our ability to attract and retain qualified senior management, particularly the continued services of our President and Chief Executive Officer, Michael Strauss. The loss of the services of Mr. Strauss, or the failure to attract and retain other key employees, could have a material adverse effect on our business and results of operations. We do not maintain "key person" life insurance for any of our personnel.

THE LOSS OF KEY PURCHASERS OF OUR LOANS OR A REDUCTION IN PRICES PAID COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We sell substantially all of the mortgages we originate to institutional buyers. In the first three months of 2001, 72.3% of the loans we sold were to three large national financial institutions, all of which compete with us directly for retail originations. If these financial institutions or any other significant purchaser of our loans cease to buy our loans and equivalent purchasers cannot be found on a timely basis, then our business and results of operations could be materially adversely affected. Our results of operations could also be affected if these financial institutions or other purchasers lower the price they pay to us or adversely change the material terms of their loan purchases from us. The prices at which we sell our loans vary over time. A number of factors determine the price we receive for our loans. These factors include:

     o    the number of institutions that are willing to buy our loans;

     o    the amount of comparable loans available for sale;

     o    the levels of prepayments of, or defaults on, loans;

     o    the types and volume of loans we sell;

     o    the level and volatility of interest rates; and

     o    the quality of our loans.

     For a more detailed description of our sales strategies, please see the "Business--Sale of Loans" section of this prospectus.

WE CONDUCT A SIGNIFICANT PORTION OF OUR BUSINESS IN A LIMITED NUMBER OF STATES AND MAY BE ADVERSELY AFFECTED BY A FUTURE DECLINE IN ECONOMIC CONDITIONS IN THOSE REGIONS.

     In 2000, approximately 67.8% of the mortgages we originated (as measured by principal balances) were secured by real property located in three states (Illinois, California and New York). For the first three months of 2001, that percentage was 63.1%. A decline in economic conditions in these states or the surrounding regions could have a material adverse effect on our business and results of operations. Moreover, if the real estate markets in these states or regions should experience an overall decline in property values, the overall quality of our loan portfolio may decline and the rates of delinquency, foreclosure, bankruptcy and loss on loans we originate may increase. This would negatively affect our ability to originate loans or to sell our loans.

FAILURE TO ATTRACT AND RETAIN QUALIFIED LOAN ORIGINATORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. In addition, our growth strategy contemplates hiring additional loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at higher costs, our business and results of operations could be adversely affected.

CHANGES IN EXISTING GOVERNMENT SPONSORED AND FEDERAL MORTGAGE PROGRAMS COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our ability to generate revenue through mortgage sales to institutional investors largely depends on programs administered by Fannie Mae, Freddie Mac and Ginnie Mae and others which facilitate the issuance of mortgage-backed securities in the secondary market. A portion of our business also depends on various programs administered by the Federal Housing Administration (FHA) and the Veterans Administration (VA). Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities would reduce our revenues.

WE MAY BE REQUIRED TO RETURN PROCEEDS OBTAINED FROM THE SALE OF LOANS, WHICH WOULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     When we sell a loan to an investor, we are required to make representations and warranties regarding the loan, the borrower and the property. These representations are made based in part on our due diligence and related information provided to us by the borrower and others. If any of these representations or warranties are later determined not to be true, we may be required to repurchase the loan, including principal and interest, from the investor or indemnify the investor for any damages or losses caused by the breach of such representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse effect on our business and results of operations.

OUR NON-PRIME MORTGAGE BUSINESS SUBJECTS US TO GREATER RISKS THAN OUR PRIME BUSINESS AND IF WE WERE TO INCREASE OUR NON-PRIME MORTGAGE BUSINESS IN THE FUTURE, OUR BUSINESS WOULD BECOME LESS STABLE.

     The non-prime mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for non-prime mortgages frequently change, which may make selling a non-prime loan to our institutional investors more difficult. Our failure to adequately address the related risks could have a material adverse effect on our business and results of operations. The non-prime mortgage business has been subject to increased public and regulatory scrutiny as of late, which has resulted and is expected to continue to result in more stringent regulation of this business. In addition, a number of companies engaged in this business have recently become subject to class-action lawsuits and regulatory actions alleging, among other things, improper marketing practices, improper account terms and fees and disclosure violations. We currently make a limited number of loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders allow. For the year ended December 31, 2000, approximately 2.1% of the dollar amount, or 3.5% of the total number, of our loans originated were categorized as non-prime. For the first three months of 2001, those percentages were 1.4% and 1.8%, respectively.

OUR FINANCIAL RESULTS FLUCTUATE AS A RESULT OF SEASONALITY AND OTHER FACTORS, INCLUDING THE DEMAND FOR MORTGAGE LOANS, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our business is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which typically peak during the spring and summer seasons. Our quarterly results have fluctuated in the past and are expected to fluctuate in the future, reflecting the seasonality of the industry. Further, if the closing of a sale of loans is postponed, the recognition of premium income from these sales is also postponed. If such a delay causes us to recognize income in the next quarter, our results of operations for the previous quarter could be materially adversely affected. Unanticipated delays could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding. If our results of operations do not meet the expectations of our stockholders and securities analysts, then our common stock price may be materially adversely affected.

WE MUST COMPLY WITH NUMEROUS GOVERNMENT REGULATIONS AND WE ARE SUBJECT TO CHANGES IN LAW THAT COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR BUSINESS.

     Our business is subject to the laws, rules and regulations of various federal, state and local government agencies regarding the origination, processing, underwriting, sale and servicing of mortgage loans. These laws, rules and regulations, among other things, limit the interest rates, finance charges and other fees we may charge, require us to make extensive disclosure, prohibit discrimination and impose qualification and licensing obligations on us. They also impose on us various reporting and net worth requirements. We also are subject to inspection by these government agencies. Our business is also subject to laws, rules and regulations regarding the disclosure of non-public information about our customers to non-affiliated third parties. Our failure to comply with any of these requirements could lead to, among other things, the loss of approved status, termination of contractual rights without compensation, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions.

     Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities, and jurisdiction. The adoption of new laws or the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

     Regulatory and legal requirements are subject to change. If such requirements change and become more restrictive, it would be more difficult and expensive for us to comply and could affect the way we conduct our business, which could adversely impact our results of operations. While we believe we are currently in material compliance with the laws, rules and regulations to which we are subject, we cannot assure you that we are, or will be, in full compliance with applicable laws, rules and regulations.

     If we cannot comply with those laws or regulations, or if new laws limit or eliminate some of the benefits of purchasing a mortgage, our business and results of operations may be materially adversely affected. For further discussion of the types of governmental regulation applicable to our business, please see the "Business- Government Regulation" section of this prospectus.

CHANGES IN ACCOUNTING PRINCIPLES COULD HAVE A MATERIAL EFFECT ON OUR RESULTS OF OPERATIONS.

     We utilize several types of derivative instruments to manage various operating risks. Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") as required. SFAS No. 133, as amended, standardizes the accounting for derivative instruments and hedging activities and requires that all derivative instruments be recognized as assets and liabilities at fair value, as more fully described under "--Risk Management" and "--Newly Issued Accounting Pronouncements" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus. In accordance with such adoption, all derivative instruments are recognized on our balance sheet at fair value effective January 1, 2001. The impact of the accounting for our risk management activities pursuant to SFAS No. 133 may create a level of ongoing volatility due to the periodic revaluation of derivative instrument positions which could cause significant fluctuations in our reported results of operations.

     The Financial Accounting Standards Board (the "FASB") and its Derivatives Implementation Group are currently evaluating a number of mortgage banking industry-related issues concerning the implementation of SFAS No. 133. The ultimate conclusions reached concerning these issues could result in material changes to the recorded carrying values of our derivative instruments which would have a significant impact on our reported earnings.

IF WE RETAIN THE SERVICING RIGHTS TO OUR LOANS IN THE FUTURE WE WOULD BE SUBJECT TO ADDITIONAL RISKS THAT WE DO NOT CURRENTLY FACE.

     Generally, we sell the servicing rights to our loans at the same time that we sell such loans. Although we currently do not intend to retain the servicing rights to our loans, we may decide to do so in the future if market conditions or other considerations justify doing so. If we were to service our loans ourselves, we would be subject to additional risks, including decreased operating cash flow and the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and alternative financing options that lead to increased prepayments. If we were to retain the servicing rights to our loans, we would have to adequately address these and other related risks. Our failure to do so could have a material adverse effect on our business and results of operations.

THE LOSS OF OUR RELATIONSHIPS WITH GOVERNMENT AGENCIES AND RELATED ENTITIES WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Our agreements with Fannie Mae, Freddie Mac, Ginnie Mae, the FHA and the VA afford us a number of advantages and may be canceled by the counterparty for cause. Cancellation of one or more of these agreements would have a material adverse impact on our operating results and could result in further disqualification with other counterparties, loss of technology and other materially adverse consequences.

WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE, WHICH COULD INCREASE OUR COSTS OF DOING BUSINESS AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     In the course of our business, at various times, we may foreclose and take title (for security purposes) to residential properties, and could be subject to environmental liabilities with respect to such properties. To date, we have not been required to perform any environmental investigation or remediation activities, nor have we been subject to any environmental claims relating to these activities. We cannot assure you that this will remain the case in the future. We may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with an environmental investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties seeking damages and costs resulting from environmental contamination emanating from such property.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR OUR STOCKHOLDERS.

     The market price of our common stock could be subject to wide fluctuations in response to such factors as:

     o    issuing new equity securities pursuant to this offering or otherwise;

     o    actual or anticipated changes in our future financial performance;

     o    changes in financial estimates by securities analysts;

     o    conditions and trends in the Internet and e-commerce business;

     o competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    the operating and stock performance of our competitors;

     o    changes in interest rates; and

     o    additions or departures of key personnel.

THERE MAY BE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING WHICH WOULD CAUSE A DECLINE IN OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our common stock. In October 2001, options to purchase 410,433 shares of common stock will become exercisable. In December 2001, options to purchase 123,494 shares of common stock will become exercisable. We have also granted warrants, which warrants are currently exercisable, to purchase 250,000 shares of our common stock. Once exercisable, these shares will then become eligible for resale.

     We and Michael Strauss, our Chief Executive Officer, President and principal stockholder, have agreed not to offer, sell or contract to sell or otherwise dispose of any shares of our common stock or securities convertible or exchangeable into or exercisable for shares of our common stock for a period of 90 days from the effective date of this prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., subject to certain limited exceptions. Upon the expiration of these lock-up agreements, or if Friedman, Billings, Ramsey & Co., Inc. in its sole discretion determines to release all or any portion of the shares subject to the lock-ups, these shares may be sold in the public market.

OUR PRINCIPAL STOCKHOLDER IS ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS AND ANY SIGNIFICANT CORPORATE TRANSACTIONS.

     Upon the closing of this offering, our President and Chief Executive Officer, Mr. Strauss, will own approximately 46.3% of our outstanding common stock. If the underwriters exercise their over-allotment option in full, Mr. Strauss will own approximately 44.3% of our outstanding common stock. Accordingly, Mr. Strauss will effectively have the ability to control our affairs and the outcome of all matters requiring stockholder approval, including:

     o    the election and removal of directors;

     o    amendments to our charter; and

     o approval of significant corporate transactions, such as an acquisition of our company or assets.

     Mr. Strauss' effective control position would prevent a change in control transaction with respect to our company without his approval. For a more detailed description of Mr. Strauss' ownership of common stock, please see the "Management" and "Principal and Selling Stockholders" sections of this prospectus.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Some provisions of our amended and restated certificate of incorporation, bylaws and Delaware law contain anti-takeover provisions that could make it more difficult for a third party to acquire us, even if such a transaction would be beneficial to you as a stockholder. For a more detailed discussion of these provisions, please see the "Description of Capital Stock" section of this prospectus.

AS A HOLDING COMPANY, WE DEPEND ON DIVIDENDS AND DISTRIBUTIONS FROM OUR OPERATING SUBSIDIARIES TO FUND OUR OPERATIONS AND MAY, AS A RESULT, BE SUBORDINATE TO THE RIGHTS OF THEIR EXISTING AND FUTURE CREDITORS.

     We are a holding company and our principal assets are the shares of the capital stock of our wholly-owned subsidiaries, American Home Mortgage Corp. ("AHM") and Marina. As a holding company without independent means of generating operating revenue, we depend on dividends and other payments from our wholly-owned subsidiaries to fund our obligations and meet our cash needs. Our expenses may include salaries of our executive officers, insurance, professional fees and service of indebtedness that may be outstanding at various times. Financial covenants under the existing or future loan agreements of our wholly-owned subsidiaries, or provisions of the laws of the states where our subsidiaries are organized, may limit their ability to make sufficient dividend or other payments to us to permit us to fund our obligations or meet our cash needs, in whole or in part. By virtue of our holding company status, our common stock is structurally junior in right of payment to all existing and future liabilities of our subsidiaries.

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, working capital, acquisitions and capital expenditures. We have reviewed, and may continue to evaluate, the possible acquisition of independent mortgage companies, bank lending franchises and a regulated depository institution. We may also temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

     We estimate that the net proceeds to us from the sale of the shares of
common stock we are offering will be $     million. If the underwriters exercise
their over-allotment option in full, our net proceeds will be approximately $ million. Net proceeds is what we expect to receive after paying underwriting discounts and estimated offering expenses, assuming a public offering price of $ per share (the last reported sales price of our common stock on the Nasdaq National Market on , 2001).

     We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                                 PRICE RANGE OF
                        COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been quoted on the Nasdaq National Market under the symbol "AHMH" since our initial public offering on October 1, 1999. The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock as reported on the Nasdaq National Market.

                                                             HIGH              LOW
                                                             ----              ---
Fiscal 2001:
     Second quarter (through May 18, 2001).........    $     11.80       $      6.60
     First quarter.................................    $      8.13       $      5.13

Fiscal 2000:
     Fourth quarter................................    $      5.38       $      3.88
     Third quarter.................................    $      5.25       $      4.38
     Second quarter................................    $      6.38       $      4.56
     First quarter.................................    $      8.88       $      6.00

Fiscal 1999:
     Fourth quarter (from October 1, 1999).........    $      6.88       $      5.75

     On May 18, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $11.80 per share. As of April 27, 2001, there were approximately 19 holders of record of our common stock.

     On March 22, 2001, we announced that our board of directors had established a policy of a regular quarterly dividend of $0.03 per share, subject to future business conditions. Also on that date, we announced that our board of directors had declared our first quarterly dividend of $0.03 per share. While we hope to make the payment of quarterly dividends a regular event, any determination by our board of directors to pay quarterly dividends or any type of dividend or dividends at any time will depend on our earnings, financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization at March 31, 2001 and as adjusted to give effect to the issuance of 2,000,000 shares of our common stock offered hereby and the application of the estimated net proceeds therefrom, assuming an offering price of $ per share (the last reported sales price of our common stock on the Nasdaq National Market on , 2001). You should read this table in conjunction with the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus.

                                                                                   MARCH 31, 2001
                                                                           ---------------------------------
                                                                             ACTUAL           AS ADJUSTED(1)
                                                                           ----------         --------------
                                                                                   (IN THOUSANDS)
Stockholders' equity:
   Preferred stock, $1.00 per share par value, 1,000,000 shares
     authorized, none issued and outstanding.......................        $      --            $
   Common stock, $.01 per share par value, 19,000,000 shares
     authorized, 9,002,251 shares issued and outstanding (actual),
     11,002,251 shares issued and outstanding (as adjusted)(2).....        $      90            $
   Additional paid-in capital......................................        $  20,813            $
   Retained earnings...............................................           10,736
                                                                           ---------            ---------
         Total stockholders' equity................................        $  31,639            $
                                                                           =========            =========

---------------

(1) After deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) Does not include options to purchase 694,027 shares of common stock outstanding, which have a weighted average exercise price of $5.87 per share, and does not include warrants to purchase 250,000 shares of common stock, which have an exercise price of $7.80 per share. Does not include 157,985 shares of common stock currently issuable, and additional shares issuable upon achievement of certain performance goals, pursuant to the acquisition agreements relating to the acquisitions of Marina and First Home.

                             Selected Financial Data

               (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following selected financial data as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been derived from our consolidated financial statements, included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, our independent auditors. The selected financial data as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996 and 1997 have been derived from our audited consolidated financial statements, which are not included in this prospectus. The selected financial data as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. The pro forma data for the years ended December 31, 1996, 1997, 1998 and 1999 have been derived from our consolidated financial data included elsewhere in this prospectus. These consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our consolidated financial position and results of operations for these periods. Consolidated operating results for the three months ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire year. You should not assume that the results below indicate results that we will achieve in the future. The consolidated operating data are derived from unaudited consolidated financial information that we have compiled.

     You should read the information below along with all the other financial information and analysis presented in this prospectus, including our consolidated financial statements and related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

                                                                                YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------
                                                                        1996             1997             1998
                                                                        ----             ----             ----
CONSOLIDATED STATEMENTS OF INCOME DATA:
   Revenues
     Gain on sales of mortgage loans...............................  $  6,360          $ 10,597         $ 18,981
     Interest income - net.........................................       204               369              734
      Other.........................................................       21               356              502
                                                                     --------          --------         --------
            Total revenues.........................................     6,585            11,321           20,217
                                                                     --------          --------         --------
   Expenses
     Salaries, commissions and benefits, net.......................     3,459             5,317            9,430
     Occupancy and equipment.......................................       501               909            1,654
     Marketing and promotion.......................................       814               962            1,236
     Data processing and communications............................       337               612              952
     Provision for loss............................................        --               117              153
     Other.........................................................       830               946            1,543
                                                                     --------          --------         --------
            Total expenses.........................................     5,941             8,862           14,968
                                                                     --------          --------         --------
   Income before income taxes and minority interest................       644             2,459            5,249
     Income taxes(1)..............................................         38               140              328
     Minority interest.............................................        --                --               51
                                                                     --------          --------         --------
     Net income before cumulative effect of change in
        accounting principle(2).............................              606             2,319            4,870
                                                                     --------          --------         --------
     Cumulative effect of change in accounting principle(2).               --                --               --
                                                                     --------          --------         --------
             Net income............................................  $    606          $  2,319         $  4,870
                                                                     ========          ========         ========
   Net income per share - basic:
     After cumulative effect of change in accounting principle.....  $   0.12          $   0.46         $   0.97
     Cumulative effect of change in accounting principle(2)........        --                --               --
     Before cumulative effect of change in accounting principle....  $   0.12          $   0.46         $   0.97
   Pro forma information:
     Reported net income...........................................  $    606          $  2,319         $  4,870
     Provision for pro forma income taxes..........................       245(1)(3)         942(1)(3)       1,982(1)(3)
                                                                     --------          --------         --------
     Pro forma net income..........................................  $    361             1,377         $  2,888
                                                                     ========          ========         ========
     Pro forma earnings per share - basic..........................  $   0.05(1)(3)    $  0.18(1)(3)    $   0.39(1)(3)
                                                                     ========          ========         ========
   Weighted average number of shares outstanding:
     Basic.........................................................     5,000             5,000            5,000
     Diluted.......................................................     5,000             5,000            5,000
   Pro forma weighted average number of
     shares -  basic...............................................     7,500(5)          7,500(5)         7,500(5)
 CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents.....................................  $  1,226          $  2,058         $  2,892
     Mortgage loans held for sale, net.............................     9,167            24,676           34,667
     Total assets..................................................    11,487            28,914           42,392
     Warehouse lines of credit.....................................     9,076            24,454           34,070
     Other liabilities.............................................       881             1,886            2,298
     Total stockholders' equity....................................     1,530             2,574            5,924
 CONSOLIDATED OPERATING DATA:
     Total mortgage originations (in millions).....................  $    544          $    724         $  1,158
     Number of loans originated....................................     2,915             4,361            6,543
     Loan originators at period end................................        40                71               76
     Number of branches at period end..............................         7                 8               12

                                                                                                    THREE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,            MARCH 31,
                                                                     ------------------------       ------------------
                                                                       1999              2000        2000        2001
                                                                       ----              ----        ----        ----
CONSOLIDATED STATEMENTS OF INCOME DATA:  (cont'd)
   Revenues
     Gain on sales of mortgage loans...............................  $ 21,957         $  52,731   $  8,032    $   21,158
     Interest income - net.........................................     1,704             3,271        939           638
      Other........................................................     1,201             2,278        496           266
                                                                     --------         ---------   --------    ----------
            Total revenues.........................................    24,862            58,280      9,468        22,062
                                                                     --------         ---------   --------    ----------
   Expenses
     Salaries, commissions and benefits, net.......................    11,611            27,894      4,373        10,651
     Occupancy and equipment.......................................     2,429             5,584      1,076         1,828
     Marketing and promotion.......................................     1,774             4,058        445         1,421
     Data processing and communications............................     1,133             2,826        508           777
     Provision for loss............................................        28               127         --            30
     Other.........................................................     2,550             7,625      1,548         2,562
                                                                     --------         ---------   --------    ----------
            Total expenses.........................................    19,525            48,114      7,950        17,269
                                                                     --------         ---------   --------    ----------
   Income before income taxes and minority interest................     5,337            10,166      1,518         4,793
     Income taxes(1)...............................................     1,441             4,267        698         1,994
     Minority interest.............................................        35               508        (68)          265
                                                                     --------         ---------   --------    ----------
     Net income before cumulative effect of change in
        accounting principle(2)....................................     3,861             5,391        888         2,534
                                                                     --------         ---------   --------    ----------
     Cumulative effect of change in accounting principle(2)........        --                --         --         2,143
                                                                     --------         ---------   --------    ----------
             Net income............................................  $  3,861         $   5,391   $    888    $    4,676
                                                                     ========         =========   ========    ==========
   Net income per share - basic:
     After cumulative effect of change in accounting principle.....  $   0.69         $    0.63   $   0.11    $     0.52
     Cumulative effect of change in accounting principle(2)........        --                --         --    $    (0.24)(4)
     Before cumulative effect of change in accounting principle....  $   0.69         $    0.63   $   0.11    $     0.28(4)
   Pro forma information:
     Reported net income...........................................  $  3,861
     Provision for pro forma income taxes..........................       258(1)(3)
                                                                     --------
     Pro forma net income..........................................  $  3,603
                                                                     ========
     Pro forma earnings per share - basic..........................  $   0.48(1)(3)
                                                                     ========
   Weighted average number of shares outstanding:
     Basic.........................................................     5,595             8,580      8,287         9,001
     Diluted.......................................................     5,603             8,580      8,397         9,157
   Pro forma weighted average number of
     shares -  basic...............................................     7,550(6)
 CONSOLIDATED BALANCE SHEET DATA:
     Cash and cash equivalents.....................................  $  3,414         $   6,005   $  3,586    $    5,484
     Mortgage loans held for sale, net.............................    65,115           143,967     69,802       181,440
     Total assets..................................................    85,884           183,532     92,646       223,119
     Warehouse lines of credit.....................................    56,805           130,484     62,509       161,837
     Other liabilities.............................................    11,056            25,855     11,249        28,996
     Total stockholders' equity....................................    18,000            26,612     18,888        31,639
 CONSOLIDATED OPERATING DATA:
     Total mortgage originations (in millions).....................  $  1,348         $   3,043   $    500    $    1,269
     Number of loans originated....................................     7,732            18,923      3,352         8,025
     Loan originators at period end................................       220               475        220           476
     Number of branches at period end..............................        28                47         26            50


---------------

(1) Prior to September 29, 1999, we elected to be treated as an S Corporation for Federal and state income tax purposes. Prior to our election to be treated as an S Corporation, all Federal taxes were taxable to and paid by our sole stockholder at that time. Income taxes for the years ended December 31, 1996, 1997, and 1998 reflect state and local income taxes only.

(2)  See Note 18 to the consolidated financial statements.

(3) Pro forma earnings per share for the years ended December 31, 1996, 1997, 1998 and 1999 reflect adjustments for Federal and state income taxes as if we had been taxed as a C Corporation rather than an S Corporation for such periods.

(4) On January 1, 2001, we adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The net SFAS No. 133 transition adjustment resulted in an after-tax gain of $2.1 million and was recognized as a cumulative-effect-type adjustment to net income. See Note 18 to the consolidated financial statements.

(5) The pro forma weighted average number of shares outstanding at December 31, 1996, 1997, and 1998 gives effect to the issuance of 2,500,000 shares of common stock to generate sufficient cash to pay the S Corporation distribution amount of $5.6 million at December 31, 1998. See Note 1 to the consolidated financial statements.

(6) The pro forma weighted average number of shares outstanding at December 31, 1999 gives effect to the issuance of 2,500,000 shares of common stock to generate sufficient cash to pay the S Corporation distribution amount of $5.6 million at December 31, 1998 and the issuance of 753,413 shares of common stock on December 30, 1999 to acquire Marina. See Note 20 to the consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

     We are a leading independent mortgage banking company that primarily originates and sells residential mortgage loans. We offer a broad array of residential mortgage products targeted primarily to high credit-quality borrowers through traditional channels and over the Internet. Since our initial public offering in October 1999, we have significantly increased our loan origination volume by completing four strategic acquisitions, growing the number of branch offices to 55 from 16, increasing the size of our sales force to 476 loan officers from 122 and expanding our lending network nationwide. We operate from 55 loan offices in New York, California, Illinois, Maryland, Virginia, Pennsylvania, New Mexico, Connecticut, New Jersey, Arizona, Massachusetts, Florida and Colorado. In January of 1999, we began marketing our mortgage products to borrowers over the Internet through our Web site, MortgageSelect.com.

     We generate revenues through the origination and subsequent resale of funded loans. These revenues are made up of net gain on sale and interest income. Net gain on sale consists of the profit from making and then reselling a loan and includes the proceeds received for resold mortgages and fees charged customers in connection with those mortgages. Net interest income consists of the difference between interest we receive on our mortgage loans held for sale and interest we pay under our credit facilities.

     Our expenses largely consist of:

     o    salaries, commissions and benefits paid to employees;

     o    occupancy and equipment costs;

     o Internet-related expenses, including licensing and participation fees and customer acquisition costs;

     o    marketing, promotion and advertising costs; and

     o    data processing and communication costs.

     A substantial portion of these expenses is variable in nature. Commissions paid to loan originators are 100% variable, while other salaries and benefits fluctuate from quarter to quarter based on our assessment of the appropriate levels of non-loan originator staffing, which correlates to the current level of loan origination volume and our perception of future loan origination volume.

     We have completed four acquisitions since the time of our initial public offering:

     On December 30, 1999, we acquired Marina, a California mortgage banker. Marina is now one of our wholly-owned subsidiaries. Marina originates and purchases mortgage loans for sale in the secondary mortgage market. Marina operates branch offices in California and Arizona. The acquisition of Marina included its Internet division, which now serves as our third Internet call center.

     On June 30, 2000, we acquired First Home, an Illinois corporation. First Home was an independent mortgage lender based in the Chicago metropolitan area and operates branch offices in three states. The acquisitions of Marina in 1999 and First Home in 2000 represent an expansion of our traditional east coast lending activities into the west and midwest geographic regions of the country.

     On October 31, 2000, we acquired from Roslyn National Mortgage Corporation ("RNMC") four RNMC branches (the "Roslyn Branches"), RNMC's mortgage application pipeline and certain fixed assets and assumed the real property leases of the Roslyn Branches. The Roslyn Branches have become part of our branch network and have helped us to expand our loan originations in the mid-Atlantic region through both a retail and wholesale presence.

     On April 1, 2001, we acquired from Commonwealth Bank's residential mortgage division, ComNet Mortgage Services ("ComNet"), five branches of ComNet (the "ComNet Branches"), ComNet's mortgage application pipeline and certain fixed assets and assumed the real property leases of the five ComNet Branches. The ComNet Branches have become part of our branch network and have helped us to expand our loan originations in the mid-Atlantic region through both a retail and wholesale presence.

         RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, information derived from our statement of operations expressed as a percentage of total revenues. Any trends illustrated in the following table are not necessarily indicative of future results.

                                                                                              THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                MARCH 31,
                                                         -----------------------------        ------------------
                                                         1998        1999         2000         2000         2001
                                                         ----        ----         ----         ----         ----

Gain on sales of mortgage loans.....................     93.9%       88.3%         90.5%        84.9%       95.9%
Interest income - net...............................      3.6         6.9           5.6          9.9         2.89
Other...............................................      2.5         4.8           3.9          5.3         1.21
                                                        -----       -----         -----        -----       -----
     Total revenues.................................    100.0       100.0         100.0        100.0       100.0
                                                        -----       -----         -----        -----       -----
Salaries, commissions and benefits, net...............   46.6        46.7          47.9         46.2        48.3
Occupancy and equipment...............................    8.2         9.8           9.6         11.4         8.3
Marketing and promotion...............................    6.1         7.1           7.0          4.7         6.4
Data processing and communications....................    4.7         4.6           4.8          5.4         3.5
Provision for loss....................................    0.8         0.1           0.2           --         0.1
Other.................................................    7.6        10.3          13.1         16.3        11.6
                                                        -----       -----         -----        -----       -----
     Total expenses...................................   74.0        78.6          82.6         84.0        78.3
                                                        -----       -----         -----        -----       -----
Net income before taxes and minority interest.........   26.0        21.4          17.4         16.0        21.7
Income taxes..........................................    1.6         5.8           7.3          7.3         9.0
Minority interest.....................................    0.3         0.1           0.8         (0.7)        1.2
                                                        -----       -----         -----        -----       -----
     Net income before cumulative change in
     accounting principle...........................     24.1%       15.5%          9.3%         9.4%       11.5%
                                                        =====       =====         =====        =====       =====
     Net income as reported.........................     24.1%       15.5%          9.3%         9.4%       21.2%
                                                        =====       =====         =====        =====       =====

Unaudited Pro Forma Information:
     Pro forma income taxes.........................      9.8%        3.6%
     Pro forma net income...........................     14.3%       11.9%
                                                        =====       =====


THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Total Revenues. Our total revenues for the first quarter of 2001 increased to $22.1 million from $9.5 million for the first quarter of 2000, an increase of $12.6 million, or 133.0%. The increase was a result of increased gains on sales of mortgage loans, offset by declines in net interest income and volume incentive bonuses. Loan sales increased to $1.2 billion for the first quarter of 2001 from $495.2 million for the first quarter of 2000 (which amounts include $71.7 million and $32.0 million of originations, respectively, in which we acted as broker).

     Net gain on sales of mortgage loans increased to $21.2 million for the first quarter of 2001 from $8.0 million for the first quarter of 2000, an increase of $13.1 million, or 163.4%. This increase was generally a result of an increase in loan volume, partially resulting from the First Home acquisition.

     Net interest income decreased to $638,000 for the first quarter of 2001 from $939,000 for the first quarter of 2000, a decrease of $301,000, or 32.1%. The decline resulted from narrowed margins due to a flattening of the yield curve.

     Other income decreased to $266,000 for the first quarter of 2001 from $496,000 for the first quarter of 2000, a decrease of $230,000, or 46.3%. Other income primarily consists of volume incentive bonuses received from certain loan purchasers. During the quarter, the loan purchasers offering volume incentive bonuses generally did not offer as high a price for our loans as other loan purchasers, and consequently we sold most of our loans to loan purchasers that do not pay volume bonuses. This resulted in our realizing a higher gross sales price for our loans than we otherwise would have, but with less of an incentive bonus component, resulting in a decline in other income.

     Salaries, Commissions and Benefits. Salaries, commissions and benefits increased to $10.7 million for the first quarter of 2001 from $4.4 million for the first quarter of 2000, an increase of $6.3 million, or 143.6%. The increase was largely due to the inclusion of expenses of First Home and the Roslyn Branches following the acquisitions and increased staffing levels related to our Web site, MortgageSelect.com.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses increased to $1.8 million for the first quarter of 2001 from $1.1 million for the first quarter of 2000, an increase of $0.7 million, or 69.8%. The increase in costs reflected the acquisition of First Home and the Roslyn Branches, the opening of new community loan offices and Internet call centers and greater depreciation charges as a result of our increased investments in computer networking.

     Marketing and Promotion Expenses. Marketing and promotion expenses increased to $1.4 million for the first quarter of 2001 from $445,000 for the first quarter of 2000, an increase of $966,000, or 219.3%. The increase was primarily the result of increased variable customer acquisition costs for our Web site, MortgageSelect.com. It also was the result of additional expenses to support our retail operations and newly acquired businesses.

     Data Processing and Communications. Data processing and communications increased to $777,000 for the first quarter of 2001 from $508,000 for the first quarter of 2000, an increase of $269,000, or 53.0%. The increase was a result of, the acquisition of First Home and the Roslyn Branches, the growth in our Web site, MortgageSelect.com, and the opening of new office locations.

     Other Expenses. Other expenses increased to $2.6 million for the first quarter of 2001 from $1.5 million for the first quarter of 2000, an increase of $1.0 million, or 65.5%. These expenses, which consist generally of office supplies, travel, professional fees and insurance, increased as a result of the growth in our Web site, MortgageSelect.com, the acquisitions of Marina, First Home and the Roslyn Branches, new office openings and the higher loan production and related employment levels.

     Income Taxes. Income taxes increased to $2.0 million in the first quarter of 2001 from $698,000 in the first quarter of 2000, an increase of $1.3 million, or 185.7%. The increase was primarily due to increased revenue.

     Net Income. Net income increased to $4.7 million for the first quarter of 2001 from $888,000 for the first quarter of 2000, an increase of $3.8 million, or 426.6%. The increase was generally the result of the acquisitions of First Home and the Roslyn Branches, the growth in our Web site, MortgageSelect.com, the opening of new office locations and the adoption of SFAS No. 133.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Total Revenues. Our total revenues increased to $58.3 million in 2000 from $24.9 million in 1999, an increase of $33.4 million, or 134.4%, primarily as a result of strong origination growth and the subsequent sales of loans and a generally favorable interest rate environment. Loan sales increased to $2.7 billion in 2000 from $1.3 billion in 1999 (which amounts include $272.8 million and $64.6 million of originations, respectively, in which we acted as broker) primarily due to increased loan volume due in large part to the Marina and First Home acquisitions and increased Internet originations.

     Net gain on the sales of mortgage loans increased to $52.8 million in 2000 from $22.0 million in 1999, an increase of $30.8 million, or 140.2%. The increase was generally a result of an increase in loan volume, due in large part to the Marina and First Home acquisitions and increased Internet-generated loan closings.

     Net interest income increased to $3.3 million in 2000 from $1.7 million in 1999, an increase of $1.6 million, or 92.0%. The increase was due to increased loan originations and more efficient cash management, including the implementation of sweep accounts, which use existing cash balances overnight to reduce outstanding borrowings.

     Other income increased to $2.3 million in 2000 from $1.2 million in 1999, an increase of $1.1 million, or 89.6%. The increase was due primarily to volume incentive bonuses from various investors. These bonuses represent payments we receive when we meet certain volume targets specified in our various agreements with loan purchasers. We accrue volume incentive income when targets are reached.

     Salaries, Commissions and Benefits. Salaries, commissions and benefits increased to $27.9 million in 2000 from $11.6 million in 1999, an increase of $16.3 million, or 140.2%. The increase was largely due to the inclusion of expenses of Marina, First Home and the Roslyn Branches following the acquisitions and increased staffing levels related to our Web site, MortgageSelect.com. As of December 31, 2000, we employed 1,006 people compared to 543 people at December 31, 1999.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses increased to $5.6 million in 2000 from $2.4 million in 1999, an increase of $3.2 million, or 129.9%. The increase in costs was due to the acquisitions of Marina, First Home and the Roslyn Branches, the opening of new community loan offices and Internet call centers and greater depreciation charges as a result of our increased investments in computer networking.

     Data Processing and Communications. Data processing and communication costs increased to $2.8 million in 2000 from $1.1 million in 1999, an increase of $1.7 million, or 149.4%. The increase was a result of the acquisitions of Marina, First Home and the Roslyn Branches, the growth in our Web site, MortgageSelect.com, and the opening of new office locations.

     Marketing and Promotion Expenses. Marketing and promotion expenses increased to $4.1 million in 2000 from $1.8 million in 1999, an increase of $2.3 million, or 128.7%. The increase was primarily attributed to increased advertising expenses in support of retail operations, newly acquired businesses and our Web site, MortgageSelect.com.

     Other Expenses. Other expenses increased to $7.6 million in 2000 from $2.5 million in 1999, an increase of $5.1 million, or 199.1%. These expenses, which consist generally of office supplies, travel, professional fees and insurance, increased as a result of the growth in our Web site, MortgageSelect.com, the acquisitions of Marina, First Home and the Roslyn Branches, new office openings and higher employment levels.

     Income Taxes. Income taxes increased to $4.3 million in 2000 from $1.4 million in 1999, an increase of $2.8 million, or 196.1%. The increase was primarily due to increased revenue and a change in the tax status of AHM. Prior to September 29, 1999, AHM elected to be treated as an S Corporation. Income taxes for 1999 also include a non-cash, non-recurring tax expense of $625,000 resulting from this change.

     Net Income. Net income increased to $5.4 million in 2000 from $3.9 million in 1999, an increase of $1.5 million, or 39.6%. The increase was generally a result of an increase in loan volume, due in large part to the Marina and First Home acquisitions and increased Internet-generated loan closings.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Total Revenues. Our total revenues increased to $24.9 million in 1999 from $20.2 million in 1998, an increase of $4.7 million, or 23.0%, primarily as a result of strong origination growth and the subsequent sale of loans and a generally favorable interest rate environment. Loan sales increased to $1.3 billion in 1999 from $1.2 billion in 1998 (which amounts include $64.6 million and $47.5 million of originations, respectively, in which we acted as broker), resulting from new community loan office expansion and our Internet activity.

     Net gain on the sales of mortgage loans increased to $22.0 million in 1999 from $19.0 million in 1998, an increase of $3.0 million, or 15.7%. The increase was attributable to the increase in our origination volume and improved margins.

     Net interest income increased to $1.7 million in 1999 from $734,000 in 1998, an increase of $966,000, or 132.0%. This increase was due to more efficient cash management, including the implementation of sweep accounts.

     Other income increased to $1.2 million in 1999 from $502,000 in 1998, an increase of $698,000, or 139.2%. The increase was due primarily to volume incentive bonuses from various investors.

     Salaries, Commissions and Benefits. Salaries, commissions and benefits increased to $11.6 million in 1999 from $9.4 million in 1998, an increase of $2.2 million, or 23.1%. The increase related primarily to our Internet expansion efforts, increased staffing levels, both at new and existing community loan offices, and, to a lesser extent, the non-deferred portion of commissions paid to loan originators. As of December 31, 1999, we employed 543 people compared to 287 people at December 31, 1998.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses increased to $2.4 million in 1999 from $1.7 million in 1998, an increase of $700,000, or 46.9%. The increase was due primarily to an increase in occupancy costs as a result of opening new community loan offices and depreciation charges for increased computer networking.

     Marketing and Promotion Expenses. Marketing and promotion expenses increased to $1.8 million in 1999 from $1.2 million in 1998, an increase of $600,000, or 43.5%. The increase was primarily attributable to new community loan office openings.

     Data Processing and Communications. Data processing and communication costs increased to $1.1 million in 1999 from $952,000 in 1998, an increase of $148,000, or 19.1%. The increase was primarily a result of increased staffing levels, the opening of new community loan offices and expansion of our Internet division.

     Other Expenses. Other expenses increased to $2.5 million in 1999 from $1.5 million in 1998, an increase of $1.0 million, or 65.2%. These expenses, which consist primarily of office supplies, travel, insurance and professional fees, increased with our general activity and employment levels.

     Income Taxes. Income taxes increased to $1.4 million in 1999 from $328,000 in 1998, an increase of $1,072,000, or 339%. The increase was primarily due to a change in the tax status of AHM. Prior to September 29, 1999, AHM elected to be treated as an S Corporation. This increase in tax also includes a non-cash, non-recurring tax expense of $625,000 in 1999 resulting from this change.

     Net Income. Our pre-tax income increased slightly over the prior period. However, there was a decrease in our net income primarily due to the change in our tax status. Net income decreased to $3.9 million in 1999 from $4.9 million in 1998, a decrease of $1.0 million, or 20.7%.

LIQUIDITY AND CAPITAL RESOURCES

     To originate a mortgage loan, we draw against syndicated warehouse facilities that our subsidiaries, AHM and Marina, have entered into with a group of banks and financial institutions agented by First Union National Bank ("First Union"), a committed facility with Morgan Stanley Dean Witter Mortgage Capital, Inc. ("Morgan Stanley") and a pre-purchase facility with UBS Paine Webber ("Paine Webber"). The total warehouse facilities are:

           First Union                    $ 115,000,000
           Morgan Stanley                    75,000,000
           Paine Webber                      80,000,000
                                          -------------

                                          $ 270,000,000
                                          =============

     These facilities are secured by our mortgages and by certain of our other assets. Advances drawn under the facilities bear interest at rates that vary depending on the type of mortgages securing the advances. These loans are subject to sublimits, advance rates and terms that vary depending on the type of mortgages securing the facility and the ratio of our liabilities to our tangible net worth. At March 31, 2001, the aggregate outstanding balance under these facilities was $161.8 million, the outstanding balance in drafts payable was $7.3 million and the maximum amount available for additional borrowings was $108.2 million.

     The documents governing our First Union warehouse facility contain a number of compensating balance requirements and restrictive financial and other covenants that, among other things, require us to maintain a minimum ratio of total liabilities to tangible net worth and maintain a minimum level of tangible net worth, liquidity, stockholders' equity and leverage ratios, as well as to comply with applicable regulatory and investor requirements. The facility also contains covenants limiting the ability of our subsidiaries to:

     o    transfer or sell assets;

     o    create liens on the collateral; and

     o    incur additional indebtedness;

without obtaining the prior consent of First Union, which consent may not be unreasonably withheld. These limits on the subsidiaries may in turn restrict our ability, as the holding company, to pay cash or stock dividends on our stock. The facility has recently been amended to require us to raise at least $10 million of capital prior to completing any additional acquisitions.

     Furthermore, under our warehouse facility, First Union will not continue to finance a mortgage loan that we hold if:

     o the loan is rejected as "unsatisfactory for purchase" by the ultimate investor and has exceeded its permissible 120-day warehouse period;

     o we fail to deliver the applicable mortgage note or other documents evidencing the loan within the requisite time period;

     o the underlying property that secures the loan has sustained a casualty loss in excess of 5% of its appraised value; or

     o the loan ceases to be an eligible loan (as determined pursuant to the warehousing agreement).

     In addition to the First Union, Morgan Stanley and Paine Webber warehouse facilities, we have purchase and sale agreements with Fannie Mae and UBS Warburg Real Estate Securities, Inc. Pursuant to these arrangements, we obtain commitments from the ultimate buyer, which may be a bank, a pension fund, Fannie Mae, an insurance company or an investment bank, to purchase our loans. These loans are then sold together with the commitment from the ultimate buyer to one of the two institutions above, which subsequently takes responsibility for consummating the final transaction. These agreements allow us to accelerate the sale of our mortgage loan inventory resulting in a more effective use of the warehouse facilities. The combined capacity available under our purchase and sale agreements is $475 million. Amounts sold and being held under these agreements at December 31, 1999, December 31, 2000 and March 31, 2001 were $117 million, $259 million and $408 million, respectively. As of March 31, 2001, the maximum combined unused, available amount was $67 million under our purchase and sale agreements. These agreements are not committed facilities and may be terminated at the discretion of the counterparties.

     We make certain representations and warranties under the purchase and sale agreements regarding, among other things, the loans' compliance with laws and regulations, their conformity with the ultimate investor's underwriting standards and the accuracy of information. In the event of a breach of these representations or warranties or in the event of an early payment default, we may be required to repurchase the loans and indemnify the investor for damages caused by that breach. We have implemented strict procedures to ensure quality control and conformity to underwriting standards and minimize the risk of being required to repurchase loans. In addition, an outside firm performs quality control tests for us. In 2000, we were required to repurchase ten loans.

     As of March 31, 2001, our total warehouse facility borrowings were $161.8 million and our outstanding drafts payable were $7.3 million compared to $130.5 million in borrowings and $8.3 million in drafts payable as of December 31, 2000. At March 31, 2001, our loans held for sale were $181.4 million compared to $144.0 million at December 31, 2000.

     Cash and cash equivalents decreased to $5.5 million at March 31, 2001 from $6.0 million at December 31, 2000.

     Our primary uses of cash and cash equivalents during the three months ended March 31, 2001 were as follows:

     o    $2.2 million increase in accounts receivable;

     o    $0.6 million to purchase premises and equipment; and

     o    $1.1 million decrease in drafts payable.

     Cash and cash equivalents increased to $6.0 million at December 31, 2000 from $3.4 million at December 31, 1999.

     Our primary uses of cash and cash equivalents during 2000 were as follows:


     o    $0.9 million increase in accounts receivable;

     o    $1.9 million to fund the acquisition of First Home;

     o $2.1 million to purchase furniture and office and computer equipment for new branch offices;

     o    $4.5 million net increase in mortgage loans held for sale; and

     o    $5.3 million decrease in accounts payable, net of assumed liabilities.

     Our ability to originate loans depends in large part on our ability to sell these mortgage loans at par or for a premium in the secondary market so that we may generate cash proceeds to repay borrowings under our warehouse facility. The value of our loans depends on a number of factors, including:

     o    interest rates on our loans compared to market interest rates;

     o    the borrower credit risk classification; o loan-to-value ratios; and

     o    general economic conditions.

     Our existing cash balances and funds available under our working capital credit facilities, together with cash flows from operations, are expected to be sufficient to meet our liquidity requirements for our current level of operations for at least the next 12 months. We do, however, expect to continue our expansion and need to arrange for additional equity to support our expansion plans. We also need to pursue larger warehouse and other loan financing arrangements. We have no commitments for any additional equity or loan financing arrangements, and we cannot assure you that we will be able to obtain any additional equity or loan financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional equity or loan financing, our growth would slow and operations could be affected. Please see the "Risk Factors--Because our ability to fund mortgage loans depends on the availability of financing sources, our revenues and business would be negatively affected if our current financing sources were canceled or not renewed" section of this prospectus.

SEASONALITY

     Seasonality affects the mortgage industry as loan originations are typically at their lowest levels during the first and fourth quarters due to a reduced level of home buying activity during the winter months. Loan originations generally increase during the warmer months, beginning in March and continuing through October. As a result, we may experience higher earnings in our second and third quarters and lower earnings in the first and fourth quarters.

INFLATION

     For the period 1996 to 2000, inflation has been relatively low and we believe that inflation has not had a material effect on our results of operations. To the extent inflation increases in the future, interest rates will also likely rise, which could reduce the number of loans we originate and consequently would adversely affect our future results of operations. Please see the "Risk Factors--A period of rising interest rates, an economic slowdown or a recession could reduce the demand for our mortgages" section of this prospectus.

RISK MANAGEMENT

     Movements in interest rates can pose a major risk to us in either a rising or declining interest rate environment. When interest rates rise, mortgage loans held for sale and any applications in process with agreed upon rates decrease in value. To preserve the value of such loans or applications in process with agreed upon rates, we execute mandatory loan sale agreements (forward sales of mortgage-backed securities) to be settled at future dates with fixed prices. However, when interest rates decline, customers may choose to abandon their applications. In that case, we may be required to purchase loans at current market prices to fulfill existing mandatory loan sale agreements, thereby incurring losses upon sale. We use an interest rate hedging program to attempt to manage these risks. Through this program, we purchase and forward sell mortgage-backed securities and acquire options on mortgage and treasury securities.

     We perform daily analysis to determine our risk exposures under various interest rate scenarios and manage these risks through a combination of forward sales of mortgage-backed securities and options on treasury futures. All derivatives are obtained for hedging (or other than trading) purposes, and management evaluates the effectiveness of the hedges on an on-going basis.

     Although we generally sell our loans within 45 days after funding, there may be unexpected delays that could increase our interest rate exposure. Even though we use hedging and other strategies to minimize our exposure to interest rate risks, no hedging or other strategy can completely protect us. Moreover, hedging strategies involve transaction and other costs. We cannot ensure that our hedging strategy and the hedges that we make will adequately offset the risk of interest rate volatility or that our hedges will not result in losses.

     The following tables summarize our interest rate sensitive instruments:

                                                    YEAR ENDED                        YEAR ENDED
                                                 DECEMBER 31, 1999                 DECEMBER 31, 2000
                                            -------------------------         --------------------------
                                            NOTIONAL                          NOTIONAL
                                             AMOUNT        FAIR VALUE          AMOUNT         FAIR VALUE
                                            --------       ----------         --------        ----------
Instruments:
Commitments to fund mortgages at
     agreed-upon rates ...............   $147,482,380     $  1,391,777      $241,926,529     $  7,453,609
Forward delivery commitments .........     33,634,595         (379,248)      224,172,000       (3,738,524)
Option contracts to buy securities ...     35,000,000          439,856        10,000,000          167,150
Option contracts to sell securities...           --               --                --               --




                                                THREE MONTHS ENDED                THREE MONTHS ENDED
                                                  MARCH 31, 2000                    MARCH 31, 2001
                                           --------------------------         --------------------------
                                           NOTIONAL                           NOTIONAL
                                            AMOUNT         FAIR VALUE          AMOUNT         FAIR VALUE
                                           --------        ----------         --------        ----------
Instruments:
Commitments to fund mortgages at
     agreed-upon rates .............     $263,707,374     $  4,452,136      $582,461,980     $  7,033,646
Forward delivery commitments .......       94,298,985       (1,296,172)      409,574,680       (3,207,660)
Option contracts to buy securities .        6,000,000            4,481       125,000,000          586,946
Option contracts to sell securities        12,000,000           76,593        70,000,000          166,597

In the event that we do not deliver into the forward delivery commitments or exercise our option contracts, the instruments can be settled on a net basis. Net settlement entails paying or receiving cash based upon the change in market value of the existing instrument. All forward delivery commitments and option contracts to buy securities are to be contractually settled within six months of the balance sheet date.

     The following describes the methods and assumptions we use in estimating fair values of the above financial instruments:

     o Fair value estimates are made as of a specific point in time based on observable market prices, when available, or estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors.

     o Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the fair values we use should not be compared to those of other companies.

     o The fair value of commitments to fund with agreed upon rates are estimated using the fees and rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current market interest rates and the existing committed rates. The fair value of these instruments is estimated using current market prices for dealer or investor commitments relative to our existing positions.

     Our hedging program contains an element of risk because the counterparties to our mortgage and treasury securities transactions may be unable to meet their obligations. While we do not anticipate nonperformance by any counterparty, we are exposed to potential credit losses in the event the counterparty fails to perform. Our exposure to credit risk in the event of default by a counterparty is the difference between the contract and the current market price. We minimize our credit risk exposure by limiting the counterparties to well-capitalized banks and securities dealers who meet established credit and capital guidelines.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     On January 1, 2001, we adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") which requires that all derivatives be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of such derivatives are accounted for depending on the use of the derivatives and whether such derivatives qualify for hedge accounting. Under the provisions of SFAS No. 133, the method used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must have been established at the inception of the hedge, and must be consistent with the entity's approach to managing risk. Although our basic hedging strategy has not changed with our adoption of SFAS No. 133, such adoption, when applied to our hedging strategy, may increase or decrease reported net income, depending on movements in market interest rates and other variables affecting the fair values of our derivative instruments and hedged items. Our adoption and implementation of SFAS No. 133 will have no effect on actual cash flows or the overall economics of our hedging transactions.

     As part of our secondary marketing and related hedging activities, mortgage-backed securities are purchased and sold forward, and options are acquired on mortgage and treasury securities. At March 31, 2001, forward delivery commitments amounted to approximately $410 million, options to buy securities amounted to approximately $125 million and options to sell securities amounted to approximately $70 million. These forward delivery commitments and options contracts have a high correlation to the price movement of the loans being hedged and are classified as fair value hedges.

     On January 1, 2001, in conjunction with our adoption of SFAS No. 133, we recognized the fair value of all freestanding derivative instruments, which resulted in recording an asset in the amount of $7.5 million and a liability in the amount of $3.7 million. The net SFAS No. 133 transition adjustment resulted in an after tax gain of $2.1 million and was recognized as a cumulative-effect-type adjustment to net income, effective January 1, 2001. For the quarter ended March 31, 2001, the related derivative asset and liability accounts have been adjusted for changes in their respective fair values, which had an immaterial impact on our earnings.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140") in September of 2000. SFAS No. 140 is a replacement of Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), revising the standards for accounting for securitizations and other transfers of financial assets and collateral and requiring certain disclosures. SFAS No. 140 carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure requirements are effective for fiscal years ending after December 15, 2000. The adoption of the provisions of SFAS No. 140 is not expected to have a material impact on our results of operations or our financial position.

                                    BUSINESS
GENERAL

     We are a leading independent mortgage banking company that primarily originates and sells residential mortgage loans. We originate loans through three divisions: retail, Internet and wholesale. We offer a broad and competitive range of residential mortgage products that seek to meet the needs of primarily high credit-quality borrowers, although we also offer an array of loan products for less creditworthy borrowers. Our product line includes Fannie Mae-eligible loans, jumbo loans, adjustable rate mortgages, FHA-insured and VA-guaranteed loans, alternate "A" loans, non-prime loans, home equity and second mortgage loans, construction loans and bridge loans. We provide our full product line through our three divisions. Our substantial network of loan buyers allows us to identify a loan buyer who will purchase loans with specific features and to select a buyer who will accept the lowest yield for loans with those features. As a result, we are able to offer a wide range of products we believe are well priced and that have many different features to suit a customer's needs.

     Our business strategy is to focus on homebuyers rather than homeowners seeking refinancing, as the homebuyer mortgage market tends to be more predictable and stable. As a result, we believe our lending business is less susceptible to movements in the level of interest rates. While we have benefited from the expansion of refinance activity, and expect to benefit from future expansions, we continue to be focused on increasing our volume of loans made to homebuyers. We concentrate our marketing, advertising and personnel resources on the homebuyer mortgage market and employ state-of-the-art technology to increase our operating efficiency and mortgage closure rate. In addition, our strategy is to sell the loans we originate, typically within 45 days of origination. We sell our loans to Fannie Mae, large national banks, thrifts and smaller banks, securities dealers, real estate investment trusts and other institutional loan buyers. We also swap loans with Fannie Mae for mortgage-backed securities, which we then sell to either Fannie Mae or large broker dealers.

     We have experienced significant growth through internal and external initiatives. Since our initial public offering in October 1999, we have increased our loan origination volume by completing four strategic acquisitions, growing the number of branch offices to 55 from 16, increasing the size of our sales force to 476 loan officers from 122, and expanding our lending network nationwide. In 2000, we originated $3.0 billion in loans, a 125.7% increase over the prior year. For the first quarter of 2001, we originated $1.3 billion in loans, a 32.0% increase over the fourth quarter of 2000 and 153.9% over the first quarter of 2000. The first quarter loan volume does not reflect our April 1, 2001 acquisition of ComNet. ComNet originated approximately $209 million of loans in the first quarter through its network of branch offices, which we acquired. Our mortgage originations and sales generated total revenues of $58.3 million and net income of $5.4 million in 2000, compared to total revenues of $24.8 million and net income of $3.9 million in 1999, annual growth of 134.4% and 39.6%, respectively. Our originations and sales generated total revenues of $22.1 million and net income of $2.5 million for the first quarter of 2001 (without giving effect to the change in accounting principle due to our adoption of SFAS No. 133), compared to total revenues of $9.5 million and net income of $0.9 million for the first quarter of 2000, annual growth of 133.0% and 185.3%, respectively.

OUR INDUSTRY

     The mortgage banking industry is the largest consumer debt-related sector in the United States. This industry involves primarily two businesses: origination and servicing. In 2000, the Mortgage Bankers Association of America (the "MBA") estimates that the mortgage loan origination volume in the United States was $1.0 trillion, compared to approximately $600 billion in 1995, a compounded annual growth rate of 13.3%. The MBA estimates that mortgage originations will grow to $1.5 trillion in 2001, of which 59% is expected to be purchase transactions.

     Furthermore, the retail origination market of the mortgage banking industry is highly fragmented. According to a study by Wholesale Access, a research and publishing firm in Columbia, Maryland, there were approximately 36,000 independent mortgage brokerage firms at year-end 1998. In terms of volume originated by individual firms, the report stated that the average brokerage firm originated $33 million in mortgage loans. Although the study is somewhat dated, we believe it still reflects the current state of the mortgage brokerage industry. We believe this industry environment will aid us in implementing our growth strategy of selectively acquiring other mortgage lenders who share our business philosophy.

GROWTH OBJECTIVES

     We seek to grow our business through strategic acquisitions, building our Internet business and expanding organically.

     o Acquisitions: A component of our growth has been to acquire companies that enhance our product and service offerings, build market share, add key sales personnel, expand our geographic reach and have been accretive to our earnings. We expect to continue to opportunistically acquire mortgage lenders, including the mortgage businesses of small and regional banks and independent mortgage bankers. We are also considering a potential acquisition of a depository institution which would allow us to save on mortgage taxes, export rates and other loan terms and provide us with additional operating flexibility. In evaluating acquisition candidates, we consider factors such as the accretive impact of the acquisition on our earnings, our ability to support and retain production personnel and our ability to enhance and expand the acquired franchise. We believe our broad and competitive product line and the technical and other back-up support we offer make us an attractive partner for potential acquisition candidates.

     o Internet: We believe the Internet will continue to grow as a medium where consumers will obtain mortgage loans. We intend to increase our Internet mortgage origination volume through our Web site, MortgageSelect.com, by establishing exclusive and participating relationships with destination Web sites in an effort to increase the number of sources which refer customers to us and by continuing to launch enhancements to our Web site. Based on our advanced technology and call center capability, we believe we offer an attractive proposition to our potential partners. Our partnering efforts include providing private label Internet origination services to banking institutions.

     o Organic Growth: We intend to continue our expansion by opening new branches and by increasing loan origination volume in our existing branches. To enhance our branch business we will continue to refine our operating mix including our pricing, product offerings, promotional strategy, compensation plans, service levels and use of technology. We intend to increase the market share of our existing community loan offices by hiring additional loan originators and production personnel. We also intend to continue using new and innovative methods to market our mortgage products, including joint ventures with realtors and home builders and corporate affinity lending.

OPERATING STRATEGIES

     We focus on the following elements in operating our business:

     o Lending to Homebuyers. We focus on making loans to homebuyers rather than to home owners seeking to refinance their mortgages. We believe this makes our business less susceptible to interest rate increases because in a rising interest rate environment home purchase volume tends to be more stable than mortgage refinancing volume, which tends to decrease dramatically in response to rising interest rates. While the expansion of the refinance market has been incrementally additive to our recent growth, it has not been, nor is it expected to be, a major component of either our ongoing business strategy or our expected continued growth.

     o Offering a Broad Product Line. We offer a broad product line that includes most types of mortgage products. Our product line enables us to leverage our marketing efforts by selling to more of the potential customers our marketing efforts reach. It also enables us to better serve the customers of the realtors, home builders and Web sites that refer business to us.

     o Using Technology to Maximize Efficiency. In an effort to increase efficiencies, we utilize a highly customized version of UniFi(R), a software product of FiServ, Inc., which supports our loan processing, automated underwriting, closing document preparation, adherence to product guidelines, point of sale originations, interest rate locking process, loan disbursement process and loan-level accounting. By using this integrated platform we are able to increase our efficiency and enhance management controls. Our software resides on a wide area network (WAN) that links our branches in real time. We intend to continually look for new ways to improve efficiencies through automation.

     o Using the Internet to Market our Products. We seek to provide consumers the right combination of Web site technology, supported by sales-oriented call centers. Our Web site enables customers to gain information about interest rates, file applications, lock-in interest rates, check the status of applications in process, access analytical tools, have desired rates tracked electronically, access home buyer services, obtain free school reports, obtain consumer credit reports and learn about the home buying process.

     o Underwriting Loans to the Standards of Loan Buyers who Purchase our Loans. Our underwriting process is designed to ensure that each loan we originate is in a standardized form and can be sold to a third-party buyer by conforming the loan to the underwriting and credit standards of that buyer. Whenever possible, we use "artificial intelligence" underwriting systems, including Fannie Mae's Desktop Underwriter(R) and Freddie Mac's Loan Prospector(R), to ensure consistency with our buyers' predetermined standards. These systems interface with our customized computer software. In addition, we have a series of internal and external quality control procedures in place to ensure compliance with our underwriting standards.

     o Cross Selling and One-Stop Shopping. We have begun offering title insurance, abstract services and home equity lines of credit to our mortgage customers. We believe we can enhance the revenues we earn through the cross-selling of these and other products and services, and thereby leverage our origination network without significant additional capital investments. Toward this end, we have developed American Home Solutions, a service for homebuyers offering discounts and conveniences for the purchase of homeowner's insurance, home improvements, moving services and other related services.

     o Maintaining a Sales-Oriented Culture. Our loan originators are primarily compensated through commissions in order to encourage responsiveness to our customers. In addition, we foster a consultative sales strategy that emphasizes proactive and frequent customer assistance. Our loan originators actively guide customers through the loan application process, keeping customers informed about rate changes and market conditions.

GROWTH BY ACQUISITIONS

     We have made several recent acquisitions in order to enhance our product and service offerings and to build market share:

     On December 30, 1999, we acquired Marina, a California mortgage banker. Marina is now one of our wholly-owned subsidiaries. Marina originates and purchases mortgage loans for sale in the secondary mortgage market. Marina operates branch offices in California and Arizona. The acquisition of Marina included its Internet division, which now serves as our third Internet call center.

     On June 30, 2000, we acquired First Home, an Illinois corporation. First Home was an independent mortgage banker based in the Chicago metropolitan area. First Home operates branch offices in three states. The acquisitions of Marina in 1999 and First Home in 2000 represent an expansion of our traditional east coast lending activities into the west and midwest geographic regions of the country.

     On October 31, 2000, we acquired the Roslyn Branches, RNMC's mortgage application pipeline and certain fixed assets and assumed the real property leases of the Roslyn Branches. The Roslyn Branches have become part of our branch network and have helped us to expand our loan originations in the mid-Atlantic region through both a retail and wholesale presence.

     On April 1, 2001, we acquired from Commonwealth Bank, a subsidiary of Commonwealth Bancorp, Inc., five loan production offices of ComNet, ComNet's mortgage application pipeline and certain fixed assets and assumed the real property leases of the five ComNet Branches. The ComNet Branches have become part of our branch network and have helped us to expand our loan originations in the mid-Atlantic region through both a retail and wholesale presence.

BUSINESS DIVISIONS

     Our loan production occurs in three divisions:

     The Retail Division

     In 2000, our retail division accounted for approximately 75% of our loan origination volume. The division consists of 55 branches. Our retail branches use one or more of our four origination channels: community loan officers; direct-to-consumer advertising; realtor joint ventures; and our corporate affinity program.

     Community Loan Officers. Our community loan officers obtain business by developing and nurturing a referral network of realtors, real estate attorneys, builders and accountants. They also facilitate the efficient processing and closing of a borrower's loan. Available services include pre-approval commitments based on Desktop Underwriter(R) and Loan Prospector(R), flexible rate lock-in and extension policies and holding of escrows and other accommodations that help a borrower and facilitate a real estate transaction. Our community loan officers provide special services to builders, including issuing commitments to lend to buyers in their projects as their onsite resource for mortgage financing.

     In order to attract and retain experienced loan officers, we offer a high level of support that includes a broad product line, help desk support, flexible extension policies, participation in trade shows, educational seminars, advanced point of sale technology, personalized Web sites and other marketing initiatives and promotional materials.

     Direct to Consumer Advertising. We advertise our products in selected local and regional print media. Customer calls generated by advertising are handled by loan originators who use our consultative sales approach.

     Joint Ventures. We use joint ventures with mid-size real estate brokerage firms to expand distribution of our mortgage offerings. Typically, we and our joint venture partners each have a 50% interest in the venture. Each venture makes loans, retaining the application and processing fees, points and discounts earned in connection with the mortgages it originates. The venture then sells the mortgage loans to us, and we in turn resell the loans to institutional buyers.

     Corporate Affinity Program. Under this program, we make loans to employees of large companies who are members of our corporate affinity program. The employees receive special group discounts, service guarantees and other accommodations.

     The Internet Division

     In 2000, our Internet division, which operates under the tradename MortgageSelect.com, accounted for approximately 17% of our loan origination volume. MortgageSelect.com primarily reaches customers by partnering with destination Web sites, serving as mortgage provider on an exclusive or semi-exclusive basis. Destination Web sites include aggregators, specialty interest sites, and bank sites serviced under private label outsourcing agreements. By partnering with destination Web sites and not allocating funds and resources to the branding of our own Web site, we are able to minimize our customer acquisition costs. Our technologically advanced Web site allows customers to apply for mortgage loans online, lock-in interest rates, file loan applications, check the status of pending loan applications, obtain credit reports and perform other functions, typically 24 hours a day, seven days a week.

     We currently have three Internet dedicated call centers that support our Internet customers. Our experience is that having multiple call centers allows us to best manage and motivate our sales representatives and create an atmosphere that is most conducive to our consultative sales approach.

     The Wholesale Division

     In 2000, our wholesale division accounted for approximately 8% of our loan origination volume. We have established relationships with more than 150 mortgage brokers. Our wholesale division actively solicits referrals of borrowers from this network of independent mortgage brokers.

     Our mortgage brokers work directly with the borrower and submit a fully processed loan application to us for an underwriting determination. We apply our customary underwriting standards to each wholesale-originated mortgage, issue a written commitment and, upon satisfaction of all lending conditions, close the mortgage. We offer mortgage brokers direct access to Desktop Underwriter(R) and Loan Prospector(R), which enables them to give their clients immediate approvals. We also offer the mortgage brokers access to our line of mortgage products, the ability to provide approval of mortgage applications within a 24- to 48-hour period after our receipt of a loan file, flexible lock-in and extension policies, personalized service, knowledgeable and experienced wholesale loan officers and our sponsorship of mortgage broker industry events.

     We conduct due diligence on mortgage brokers with whom we consider doing business. Our diligence includes verifying their financial statements and running credit checks of principals, checking business references provided by the brokers and verifying with the applicable regulators that a broker is in good standing. Once approved, we require that a mortgage broker sign an agreement that governs the mechanics of doing business with us and that sets forth the representations and warranties the broker makes regarding each loan submitted to us.

OUR MORTGAGE PRODUCTS

     We offer a broad and competitive range of mortgage products that seek to meet the mortgage needs of all types of borrowers. Our product line includes Fannie Mae-eligible loans, jumbo loans, adjustable rate mortgages, FHA-insured and VA-guaranteed loans, alternate "A" loans, non-prime loans, home equity and second mortgage loans, construction loans and bridge loans. We provide our product line through each of our three divisions.

     The following table summarizes information with respect to the most important categories of mortgage loans we originated:

                        MORTGAGE LOAN ORIGINATION SUMMARY


                                        NUMBER OF LOANS              DOLLAR VOLUME                 % OF TOTAL
                                    YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                    -----------------------     -----------------------      -----------------------
MORTGAGE TYPE                            1999           2000         1999           2000        1999           2000
-------------                            ----           ----         ----           ----        ----           ----
                                                                      (in millions)
Fannie Mae Eligible Fixed.........      4,054          8,179   $     622      $    1,422       46.1%          46.7%
FHA/VA............................      1,463          5,888         201             768       14.9           25.3
Adjustable Rate (ARMs)............        730          1,643         252             449       18.7           14.8
Jumbo Fixed.......................        410            501         154             183       11.4            6.0
Alternate "A" Loans...............        220            351          44              70        3.2            2.3
Home Equity/Second................        344          1,638          17              77        1.3            2.5
Non-Prime Loans...................        488            662          51              64        3.8            2.1
Bridge Loans......................          7             50           2               4        0.1            0.1
Construction Loans................         16             11           6               6        0.5            0.2
                                        -----         ------   ---------      ----------      -----          -----
       TOTAL......................      7,732         18,923   $   1,349      $    3,043      100.0%         100.0%
                                        =====         ======   =========      ==========      =====          =====




                                NUMBER OF LOANS                  DOLLAR VOLUME                   % OF TOTAL
                          THREE MONTHS ENDED MARCH 31,   THREE MONTHS ENDED MARCH 31,   THREE MONTHS ENDED MARCH 31,
                          ----------------------------   ----------------------------   ----------------------------
MORTGAGE TYPE                  2000            2001            2000          2001            2000           2001
-------------                  ----            ----            ----          ----            ----           ----
                                                                (in millions)
Fannie Mae Eligible Fixed     1,138           4,431         $   174       $   755           34.9%             59.5%
FHA/VA...................     1,458           1,827             188           243           37.6              19.2
Adjustable Rate (ARMs)...       335             370              80           125           16.1               9.8
Jumbo Fixed..............        53             145              21            58            4.2               4.5
Alternate "A" Loans......        60             140              13            37            2.6               2.9
Home Equity/Second.......       128             931               6            32            1.2               2.5
Non-Prime Loans..........       171             163              15            18            3.0               1.4
Bridge Loans.............         6              17               *             2            0.1               0.1
Construction Loans.......         3               1               2             *            0.3               0.0
                              -----           -----         -------       -------          -----             -----
       TOTAL.............     3,352           8,025         $   499       $ 1,270          100.0%            100.0%
                              =====           =====         =======       =======          =====             =====

*    less than one million dollars


     Conforming and Government-Insured Fixed Rate Loans. These mortgage loans conform to the underwriting standards established by Fannie Mae or Freddie Mac and may qualify for insurance from the FHA or a guarantee from the VA. We have been designated by the U.S. Department of Housing and Urban Development (HUD) as a direct endorser of loans insured by the FHA and as an automatic endorser of loans partially guaranteed by the VA, allowing us to offer so-called FHA or VA mortgages to qualified borrowers. FHA and VA mortgages must be underwritten within specific governmental guidelines, which include standards for borrowers' income, assets, credit worthiness, property value and property condition.

     Adjustable Rate Mortgages (ARM). The ARM's defining feature is a variable interest rate that fluctuates over the life of the loan, usually 30 years. Interest rate fluctuations are based on an index that is related to Treasury bill rates, regional or national average cost of funds of savings and loan associations, or another widely published rate, such as LIBOR. The period between the rate changes is called an adjustment period and may change every six months, one year, three years, five years or ten years. Some of our ARMs may include payment caps, which limit the interest rate increase for each adjustment period.

     Jumbo Loans. Jumbo loans are considered non-conforming mortgage loans because they have a principal loan amount in excess of the loan limits set by Fannie Mae and Freddie Mac (currently $275,000 for single-family, one-unit mortgage loans in the continental United States). We offer jumbo loans with creative financing features, such as the pledging of security portfolios.

     Alternate "A" Loans. From a credit risk standpoint, alternate "A" loan borrowers present a risk profile comparable to that of conforming loan borrowers, but entail special underwriting considerations, such as a higher loan to value ratio or limited income verification.

     Home Equity and Second Mortgage Loans. These loans are generally secured by second liens on the related property. Home equity mortgage loans can take the form of a home equity line of credit, which generally bears an adjustable interest rate, while second mortgage loans are closed-end loans with fixed interest rates. Both types of loans are designed for borrowers with high credit-quality profiles. Many of the home equity and second mortgage loans we make are closed in conjunction with a first mortgage. By taking a first and second mortgage to purchase a home, a customer can avoid paying mortgage insurance and may be able to qualify for a conforming loan as opposed to a jumbo loan.

     Non-Prime Mortgage Loans. The non-prime mortgage loan focuses on customers whose borrowing needs are not served by traditional financial institutions. Borrowers of non-prime mortgage loans may have impaired or limited credit profiles, high levels of debt service to income, or other factors that disqualify them for conforming loans. Offering this category of mortgage loans on a limited basis allows us to provide loan products to borrowers with a variety of differing credit profiles.

     Bridge Loans. The bridge loans that we make are short-term loans and may be used in conjunction with our other loan products. Bridge loans provide a means for a borrower to obtain cash based on the equity of a current home that is on the market but not yet sold and to use that cash to purchase a new home.

     Construction Loans. We offer a variety of construction loans to individuals who desire to build a residence for their personal use. These loans are available on a rollover basis, meaning that the borrower can secure funding for the land purchase and construction of the home, then roll the financing over into a permanent mortgage loan. During the construction period, interest-only payments are made. Withdrawals during the construction period, to cover the costs associated with each stage of completion, are usually made in five to ten disbursements.

SALE OF LOANS

     Our business strategy is to sell the loans we originate, typically within 45 days of origination. We sell our loans to Fannie Mae, large national banks, thrifts and smaller banks, securities dealers, real estate investment trusts and other institutional loan buyers. We also swap loans with Fannie Mae for mortgage-backed securities, which we then sell.

     Typically, we sell or swap loans with limited recourse to us. This means that, with some exceptions, we reduce our exposure to default risk at the time we sell the loan, except that we may be required to repurchase the loan if we breach the representations or warranties we make in connection with the sale of the loan, in the event of an early payment default, or if the loan does not comply with the underwriting standards or other requirements of the ultimate investor.

     We sell loans to the institutions described above, many of whom compete directly with us for mortgage originations. Our sales are governed by agreements that do not generally have a limitation as to the value of loans we sell and establish an ongoing sale program under which these institutions stand ready to buy so long as the loans we offer for sale meet their underwriting standards.

     In 2000, the three institutions that purchased the largest number of mortgage loans from us were Fleet Mortgage Corp., Chase Manhattan Mortgage Corp. and Wells Fargo Funding, which accounted for 24.5%, 20.4% and 14.7% of our total loan sales, respectively. In the first three months of 2001, the three institutions that purchased the largest number of mortgage loans from us were Wells Fargo Funding, Bank of America and Chase Manhattan Mortgage Corp., which accounted for 43.7%, 16.6% and 12.0% of our total loan sales, respectively. Due to our substantial network of purchasers, we believe that we would be able to rapidly find another buyer if one or more of our largest loan purchasers exited our industry or otherwise stopped buying loans from us.

LOAN UNDERWRITING

     Our primary goal in making a decision whether to extend a loan is whether that loan conforms to the expectations and underwriting standards of the institutions that buy that type of loan. Typically, these buyers focus on a potential borrower's credit history, often as summarized by credit scores, income and stability of income, liquid assets and net worth and the value and the condition of the property to be pledged. Whenever possible, we use "artificial intelligence" underwriting systems to determine whether a particular loan meets those standards and expectations. In those cases where "artificial intelligence" is not available, we rely on our staff of credit officers to make the determination.

QUALITY CONTROL

     We have hired an outside firm to perform quality control testing for us. The firm typically samples, on a random basis, 10% of the loans we originate. They check the accuracy of the borrower's income and assets and the credit report used to make the loan, review whether the loan buyer's underwriting standards were properly applied, examine whether the loan complies with government regulations and, for 1% of the loans we originate, they reappraise the underlying property. The firm issues monthly reports to us, which we use to identify areas that need corrective action or could use improvement. To date, those reports have not identified material quality control concerns, although there can be no assurances that we will not experience material quality control concerns in the future.

GOVERNMENT REGULATION

     Our business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities and government sponsored enterprises, including without limitation HUD, the FHA, the VA, Fannie Mae, Freddie Mac and Ginnie Mae. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including without limitation the processing, underwriting, making, selling, securitizing and servicing of mortgage loans.

     Our lending activities also are subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder, the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder, the Fair Credit Reporting Act of 1970, the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting its activities. Our loan origination activities also are subject to the laws and regulations of each of the states in which we conduct our activities.

     These laws, rules, regulations and guidelines limit mortgage loan amounts and the interest rates, finance charges and other fees we may assess, mandate extensive disclosure and notice to our customers, prohibit discrimination, impose qualification and licensing obligations on us, establish eligibility criteria for mortgage loans, provide for inspections and appraisals of properties, require credit reports on prospective borrowers, regulate payment features, and prohibit kickbacks and referral fees, among other things. These rules and requirements also impose certain reporting and net worth requirements on us. Failure to comply with these requirements can lead to, among other things, loss of approved status, termination of contractual rights without compensation, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     We are subject to audits by the regulators in the states where we operate. To date, the audits have not found any material violations. In addition, our customized computer software assists us in complying with government regulations by automatically selecting the requisite loan disclosure documents, calculating permissible fees and charges and assuring that products offered to a particular borrower meet the requirements of that borrower's state. Our legal compliance is reviewed as part of our quality control process, which is performed by an independent contractor with expertise in these matters.

     Although we believe that we have systems and procedures in place to ensure compliance with these requirements and believe that we are currently in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance of full compliance with current laws, rules and regulations, that more restrictive laws, rules and regulations will not be adopted in the future, or that existing laws, rules and regulations or the mortgage loan documents with borrowers will not be interpreted in a different or more restrictive manner. The occurrence of any such event could make compliance substantially more difficult or expensive, restrict our ability to originate, purchase, sell or service mortgage loans, further limit or restrict the amount of interest and other fees and charges earned from mortgage loans that we originate, purchase or service, expose us to claims by borrowers and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and results of operations.

     Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the kind of mortgage loans we offer.

     We also perform various mortgage-related operations on the Internet. The Internet, and the laws, rules and regulations related to it, are new and still evolving. As such, there exist many opportunities for our business operations on the Internet to be challenged or to become subject to legislation, any of which may materially and adversely affect our business, financial condition and results of operations.

     Under the Gramm-Leach-Bliley Act (the "GLB Act"), federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The rules are effective November 13, 2000, but compliance is optional until July 1, 2001 when it is mandatory. The privacy provisions of the GLB Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Furthermore, federal law does not preempt state financial privacy laws that are stricter than the federal provisions. We may be required to amend our privacy policies and consumer disclosures to comply with the GLB Act and its implementing regulations. Additionally, pending legislation at the state and federal levels may further restrict our information gathering and disclosure practices.

INFORMATION SYSTEMS

     We utilize a highly customized version of UniFi(R), a software product of FiServ, Inc., which supports our loan processing, automated underwriting, closing document preparation, adherence to product guidelines, point of sale originations, interest rate locking process, loan disbursement process and loan-level accounting. By using this integrated platform we are able to increase our efficiency and enhance management controls. Our software resides on a WAN that links our branches in real time. An important benefit of the enterprise system is that it aids us in controlling our business process.

     MortgageSelect.com has developed a proprietary Web site and supporting call center software through the efforts of its in-house applications development group.

COMPETITION

     Competition in the mortgage banking industry is based on many factors, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates. A large number of mortgage companies transact business through retail offices and other traditional channels. Our competitors include other mortgage bankers, state and national commercial banks, savings and loan associations, credit unions, insurance companies and other finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do.

     No single lender or group of lenders has, on a national level, achieved a dominant share of the market with respect to loan originations for first mortgages. We believe that our product offerings, competitive pricing, advanced technology and business strategies enable us to compete effectively with these entities.

     Mortgage banking on the Internet is highly competitive. A large number of banks, non-bank mortgage lenders, and mortgage brokers offer mortgage loans. Many of these competing mortgage originators share a business strategy and capability similar to ours and many of them are larger than us, with substantially more capital, and greater marketing and technical resources than we have.

EMPLOYEES

     As of March 31, 2001, we had 1,167 employees, substantially all of whom were employed full-time. None of our employees are represented by a union. We consider our relations with our employees to be satisfactory.

PROPERTIES

     Our corporate headquarters are located in Melville, New York and consist of approximately 43,200 square feet. The lease covering these premises expires in January of 2003 and the annual rent is $823,176. We own a building in Mt. Prospect, Illinois that is used as our Midwestern regional operating center. In addition, a portion of that building is leased to unrelated parties. The approximate market value of the building is $1.85 million and the book value of the building is $1.83 million. The building is pledged to Park National Bank & Trust to secure a mortgage loan in the amount of $1.28 million. The monthly mortgage payments are $12,862 and the annual real estate taxes and insurance escrow payments are $9,372.

     We lease an aggregate of 72 spaces for our regional operations centers and lending offices in Arizona, California, Connecticut, Florida, Illinois, Maryland, New Mexico, New York, Virginia, Colorado and Massachusetts (including our Melville, New York headquarters). As of December 31, 2000, these facilities had an annual aggregate base rental of approximately $3.5 million, and ranged in size from 400 to 43,200 square feet with remaining lease terms ranging from one to six years.

     We are considering an expansion of our corporate headquarters to accommodate our growth and we believe we will be able to find adequate space to lease on terms acceptable to us.

LEGAL PROCEEDINGS

     In the ordinary course of our business, we are, at times, subject to various legal proceedings. We do not believe that any of our current legal proceedings, individually or in the aggregate, will have a material adverse effect on our operations or financial condition.

     A multitude of class action lawsuits have been filed against companies in the mortgage banking industry, which allege, among other things, violations of the terms of the mortgage loan documents and certain laws, rules and regulations (including, without limitation, consumer protection laws). These lawsuits may result in similar suits being filed against us. In addition, the publicity generated by such lawsuits may result in legislation that affects the manner in which we conduct our business and our relationships with mortgage brokers, correspondents and others. Any of these developments may materially and adversely affect our business, financial condition and results of operations.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The table below sets forth certain information regarding our directors, executive officers and key employees as of the date of this prospectus.

                    NAME                       AGE                   POSITION
------------------------------------------     ---   ------------------------------------

Michael Strauss...........................     42    Chairman of the Board, President and
                                                     Chief Executive Officer

Ronald L. Bergum..........................     38    President of Marina

Joseph P. Bryant..........................     53    Director

Robert E. Burke...........................     34    Chief Financial Officer

Chris Cavaco..............................     32    Chief Information Officer

Mitchell Eininger.........................     44    Senior Vice President, Business
                                                     Development

Thomas J. Fiddler.........................     35    Executive Vice President, Sales
                                                     and Marketing

Donald Henig..............................     42    Senior Vice President, New Sales
                                                     Channels

John A. Johnston..........................     44    Director, Chief Executive Officer of
                                                     Marina

Paul E. Knag, Jr..........................     29    Senior Vice President Mortgage Select
                                                     Production

Dena Kwaschyn.............................     40    Senior Vice President, Operations

John Manglardi............................     48    Senior Executive Vice President

Vince Manglardi...........................     45    Senior Executive Vice President

James P. O'Reilly.........................     47    Senior Vice President, Secondary
                                                     Marketing

C. Cathleen Raffaeli......................     44    Director

Leonard Schoen, Jr........................     36    Director and Executive Vice President

Richard D. Silver.........................     56    Senior Vice President, Controller

Kenneth P. Slosser........................     37    Director

     MICHAEL STRAUSS. Mr. Strauss, our founder, established us in 1988 and currently serves as the Chairman of our board of directors and as our President and Chief Executive Officer. He is responsible for our strategic direction as well as overseeing our day-to-day operations.

     RONALD L. BERGUM. Mr. Bergum has served as President of Marina since 1994. We acquired Marina on December 29, 1999, and Mr. Bergum has continued to serve as President of Marina, now one of our wholly-owned subsidiaries, since such date.

     JOSEPH P. BRYANT. Mr. Bryant has served on our board of directors since October 1999. Mr. Bryant has been the Managing Director of eOriginal, Inc., an electronic document services company, since March 2000. He has also been the chairman and chief executive officer of The Bison Financial Group, Inc., a company involved in buying, selling and financing distressed commercial real estate, since June 1999. From March 1998 to June 1999, he was chief executive officer and president of Roslyn National Mortgage Corp., a New York-based multi-state mortgage company. From September 1997 to March 1998, he was senior vice president of Home Federal Savings Bank. From November 1993 to September 1997, Mr. Bryant served as executive vice president and chief mortgage officer of Long Island Savings Bank.

     ROBERT E. BURKE. Mr. Burke served as our Chief Financial Officer from April 1997 to April 1999 and has resumed that position as of March 2000. Mr. Burke served on our board of directors from October 1999 until March 2000 and served as Senior Vice President, Treasurer from May 1999 until March 2000. He was a partner with Burke & Company, an independent accounting firm, from 1995 to 1997, and a Senior Manager at Goldstein Golub Kessler & Company, P.C., another independent accounting firm, from 1990 to 1995. Mr. Burke is a Certified Public Accountant.

     CHRIS CAVACO. Mr. Cavaco joined us in November 2000 as our Chief Information Officer. Prior to joining us, he worked for MCI WorldCom Wireless from June 1997 as the network and systems manager and, later, applications development manager. From 1991 until June 1997, Mr. Cavaco was self-employed as an information system consultant.

     MITCHELL EININGER. Mr. Eininger joined us in November 1996 as Senior Vice President, Business Development. From March 1993 to November 1996, he was an Assistant Vice President of Norwest Mortgage, where he was responsible for opening mortgage banking facilities in the New York City area. From 1990 to 1993, Mr. Eininger was the branch manager of the Bardonia, New York, office of Sears Mortgage Company, responsible for origination, staffing, employee and customer relation matters.

     THOMAS J. FIDDLER. Mr. Fiddler has been our Executive Vice President, Sales and Marketing, since we acquired First Home in June 2000. Prior to the acquisition, he served as Vice President, Sales, of First Home since 1997. Mr. Fiddler manages over 150 retail mortgage loan originators with production in 2000 in excess of $1.5 billion.

     DONALD HENIG. Mr. Henig joined us in February 2001 as Senior Vice President, New Sales Channels. From February 2000 until February 2001, Mr. Henig served as Senior Vice President at LoanTrader.com, where he was responsible for business development and corporate relations. From October 1999 until February 2000, Mr. Henig was Managing Director - National Account Sales and Eastern Region Manager of Ultraprise.com, an online secondary market exchange. Between 1997 and 1999, Mr. Henig served as Senior Vice President, National Sales and Director of Lender Relations at MtgPro, Inc. In 1995, Mr. Henig founded Mortgage Tech Group, LTD., a multistate mortgage origination franchise, and he served as President of that company until 1997. From 1985 until 1995, Mr. Henig served as President of Island Mortgage Network, Inc., a company which he founded.

     JOHN A. JOHNSTON. Mr. Johnston has been one of our directors since March 2000 and has served as Chief Executive Officer of Marina since 1991. We acquired Marina on December 29, 1999, and Mr. Johnston has continued to serve as Chief Executive Officer of Marina, now one of our wholly-owned subsidiaries, since such date.

     PAUL E. KNAG, JR. Mr. Knag joined us in July 1997. He is Senior Vice President, MortgageSelect Production, overseeing our three Internet call centers. From 1995 to 1997, he was with PNC Mortgage where he initiated Internet mortgage originations.

     DENA KWASCHYN. Ms. Kwaschyn joined us in February 2001 as Senior Vice President, Operations. From April 2000 to February 2001, Ms. Kwaschyn served as Director of Operations for L'Argent Mortgage Bankers. From September 1998 until March 2000, Ms. Kwaschyn was a self-employed consultant to various mortgage banking firms. Ms. Kwaschyn was Executive Vice President, Director of Mortgage Lending, from September 1997 until September 1998 at Long Island Savings Bank, having first served as Long Island Savings Bank's Director of Operations of the Mortgage Division from February 1986 through September 1997.

     JOHN A. MANGLARDI. Mr. Manglardi has been a Senior Executive Vice President since we acquired First Home in June 2000. Prior to the acquisition, he served as President and Chief Executive Officer of First Home since he co-founded that company in 1994. Mr. Manglardi is directly involved in the day to day operations of the management, administration and expansion of our First Home sales network. Mr. Manglardi is the brother of Vincent Manglardi.

     VINCE A. MANGLARDI. Mr. Manglardi has been a Senior Executive Vice President since we acquired First Home in June 2000. Prior to the acquisition, he served as Senior Vice President and Treasurer of First Home since he co-founded that company in 1994. Mr. Manglardi is directly involved in the day to day activities of our wholesale lending business. Mr. Manglardi is the brother of John Manglardi.

     JAMES P. O'REILLY. Mr. O'Reilly joined us in March 1998 as Senior Vice President, Secondary Marketing. He was Senior Vice President at Gateway Funding, a Pennsylvania mortgage banker, from 1996 to March 1998, President of Secondary Marketing Services, a consulting firm specializing in interest rate risk management, from 1995 to 1996 and Senior Vice President at First Keystone Mortgage, a Pennsylvania mortgage banker, from 1993 to 1995. Mr. O'Reilly also is a Certified Public Accountant and, prior to 1993, was a Senior Bank Examiner for the Federal Home Loan Bank Board, where he was responsible for the supervisory examinations of thrift institutions.

     C. CATHLEEN RAFFAELI. Ms. Raffaeli has served on our board of directors since October 1999. Since December 1998, Ms. Raffaeli has been the president and chief operating officer of an e-commerce company, majority owned by IXL Enterprises, a Nasdaq National Market-listed Internet services company. Prior to joining Proact Technologies Corp., Ms. Raffaeli was the executive director of the commercial credit card division of Citicorp from 1994. From 1992 to 1994, Ms. Raffaeli served as senior vice president of Chemical Bank, where she was responsible for its New York retail mortgage and national telemarketing business.

     LEONARD SCHOEN, JR. Mr. Schoen has been with us since 1988. He has served on our board of directors since October 1999 and was the Senior Vice President, Operations, overseeing all processing and underwriting functions, from 1995 until February 2001, when Mr. Schoen was named our Executive Vice President.

     RICHARD D. SILVER. Mr. Silver joined us in February 2000 as Senior Vice President, Controller. Prior to joining us, he was Chief Financial Officer of Marina, which we acquired on December 29, 1999, since 1998. Prior to that, Mr. Silver served as Senior Vice President and Controller of Downey Financial Corp., a federally-chartered savings association, in Newport Beach, California, where he was responsible for managing the accounting department.

     KENNETH P. SLOSSER. Mr. Slosser was appointed to our board of directors in March 2000 to fill the vacancy created by Robert E. Burke's resignation from the board of directors. Since December 1996, Mr. Slosser has been a Managing Director of the Investment Banking and Corporate Finance Department of the investment bank Friedman, Billings, Ramsey & Co., Inc. From June 1986 through November 1996, he served as Assistant Regional Director for the Office of Thrift Supervision, a division of the U.S. Treasury Department responsible for the oversight and examination of savings institutions.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The audit committee of our board of directors performs the following functions, among other things:

     o makes recommendations to our board of directors concerning the engagement of independent public accountants;

     o monitors and reviews the quality and activities of our internal audit function and those of our independent auditors; and

     o monitors the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

     The members of the audit committee are Mr. Bryant, Mr. Slosser and Ms. Raffaeli.

     Compensation Committee. The compensation committee of our board of directors performs the following functions, among other things:

     o reviews salaries, benefits and other compensation of our officers and other employees;

     o makes recommendations to our board of directors regarding salaries, benefits and other compensation; and

     o    administers our employee benefit plans.

     The members of the compensation committee are Mr. Bryant and Ms. Raffaeli.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued by us, to or on behalf of the Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer during the year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE


                                                                               Long Term
                                                                              Compensation
                                                  Annual Compensation            Awards
                                               ------------------------       ------------
                                                                               Securities
                                                                               Underlying        All Other
  Name and Principal Position        Year      Salary ($)     Bonus ($)      Options/SARs(#)  Compensation($)(1)
---------------------------------    ----      ----------     ---------      ---------------  ------------------

Michael Strauss                      2000       350,000             --                --               --
Chief Executive Officer              1999       148,765             --                --               --
and President (2)                    1998       131,847             --                --               --

Leonard Schoen, Jr.                  2000       260,000             --                --           21,758
Executive Vice President             1999       249,449             --            33,334            5,076
                                     1998       219,711             --                --           13,931

Scott Messina                        2000       229,500             --                --            4,523
Senior Vice President, Internet      1999       115,384             --            10,000           25,791
Operations (3)                       1998        63,654 (4)         --                --               --

James P. O'Reilly                    2000       209,230         86,674                --               --
Senior Vice President, Secondary     1999       142,308         43,687            25,000               --
Marketing                            1998       100,019             --                --               --

Robert E. Burke                      2000       180,000             --                --           13,974
Chief Financial Officer (5)          1999       173,145         20,000            25,000               --
                                     1998       156,154             --                --            9,010

--------------

(1) Represents commissions earned for loan applicants referred to us who subsequently closed a transaction.

(2) In addition, prior to our initial public offering, AHM, our predecessor and current subsidiary, elected to be treated for income tax purposes as an S Corporation. In connection with the initial public offering, AHM distributed to Mr. Strauss, its sole stockholder, a promissory note in the amount of $7.8 million, bearing interest at the rate payable on our principal credit facility, in respect of AHM's previous S Corporation earnings. In connection with this distribution, we agreed to indemnify Mr. Strauss, on an after-tax basis, from all liability for our taxes and those of AHM with respect to the period after the initial public offering.

(3) Mr. Messina served as our Senior Vice President, Internet Operations from September 29, 1998 until April 3, 2001. Mr. Messina's options expired upon the termination of his employment with us and are no longer exercisable.

(4) This amount includes Mr. Messina's salary from September 29, 1998 to December 31, 1998 and includes any commissions he received during that period.

(5) Mr. Burke served as our Chief Financial Officer from April 1997 through April 1999, and resumed that position as of March 2000. From May 1999 until March 2000, Mr. Burke served as our Senior Vice President, Treasurer.


STOCK OPTION PLAN

     In August 1999, our board of directors adopted and our sole stockholder at such time approved the 1999 Omnibus Stock Incentive Plan. We have reserved an aggregate of 750,000 shares of common stock for issuance under this Plan. Our board of directors has, subject to stockholder approval, authorized increasing the number of options authorized under the Omnibus Stock Plan by an additional 750,000 shares. The purpose of the Omnibus Stock Plan is to promote our long-term growth and profitability by providing individuals with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.

     The Omnibus Stock Plan provides for the grant of non-qualified stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights and restricted and non-restricted stock awards, each of which may be granted separately or in tandem with other awards. Participation in the Omnibus Stock Plan is open to all of our employees, officers and directors. However, only our employees or employees of our subsidiaries may receive incentive stock option awards.

     To date, 50,001 shares of restricted stock and options to acquire 694,027 shares of common stock have been granted. The options with respect to 410,433 shares of common stock are exercisable at the initial public offering price of $6.00 per share. The options to acquire the remaining 283,594 shares of common stock were granted at exercise prices ranging from $4.75 to $6.4375 per share, based on the market price of the common stock on the Nasdaq National Market.

     The compensation committee of the board of directors administers the Omnibus Stock Plan. In doing so, the compensation committee has the authority to:

     o determine the eligible persons to whom, and the time or times at which, awards shall be granted; o determine the types of awards to be granted;

     o determine the number of shares to be covered by or used for reference purposes for each award;

     o impose terms, limitations, restrictions and conditions on any award as deemed appropriate;

     o modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided, however, that except in specified circumstances, any modification that would materially adversely affect any outstanding award shall not be made without the consent of the grantee);

     o accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, without limitation, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment; and

     o establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

     As the plan's administrator, the compensation committee also is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or those of our subsidiaries, or of changes in applicable laws, regulations or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Stock Plan.

     Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code must have an exercise price at least equal to fair market value on the date of grant. Incentive stock options may not be exercisable more than 10 years from the date the option is granted. If any of our employees, or those of our subsidiaries, owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of our stock, the exercise price for the incentive stock options granted to that employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than 5 years from the date the option is granted. The option exercise price may be paid in cash, by tender of shares of common stock, by a combination of cash and shares or by any other means the administrator approves. Awards of stock appreciation rights, stock and phantom stock awards and performance awards may be settled in cash, shares of common stock or a combination of both, in the administrator's discretion.

     The board of directors may terminate, amend or modify the Omnibus Stock Plan or any portion of it at any time, except that all awards made before the termination of the plan will remain in effect until they have been satisfied or terminated in accordance with the terms of the plan and those awards.

     The following table sets forth certain summary information concerning exercised and unexercised options to purchase our Common Stock as of December 31, 2000 under our Stock Option Plan held by the executive officers named in the "Summary Compensation Table."

                      STOCK OPTION EXERCISES IN FISCAL YEAR
                     2000 AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                         OPTIONS/SARS HELD AT FISCAL    IN-THE-MONEY OPTIONS/SARS AT
                                                                 YEAR-END (#)             FISCAL YEAR-END ($) (1)
                             ACQUIRED ON      VALUE      ---------------------------    ----------------------------
NAME                        EXERCISE (#)  REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
--------------------------  ------------  ------------   -----------   -------------    -----------   -------------

Michael Strauss                  --            --            --             --              --             --

Robert E. Burke                  --            --            --            25,000           --             --

Leonard Schoen, Jr.              --            --            --            33,334           --             --

Scott Messina (2)                --            --            --            10,000           --             --

James P. O'Reilly                --            --            --            25,000           --             --

---------------

(1) The value of unexercised in-the-money options/SARs is calculated by multiplying the number of options/SARs held at year-end 2000 by the difference between the exercise price, $6.00 per share, and $4.75, the closing price of our common stock at December 29, 2000. Since the closing price is less than the exercise price, the options listed in the table above were not in-the-money as of December 29, 2000.

(2) Mr. Messina's options expired upon the termination of his employment with us on April 3, 2001 and are no longer exercisable.

EMPLOYMENT ARRANGEMENTS

     Our employment agreement with Mr. Strauss, our President and Chief Executive Officer, provides for an annual base salary of $350,000 commencing January 1, 2000, and a discretionary bonus. The agreement has an initial term of 3 years and will automatically renew for additional one-year terms, provided that either party may terminate the agreement upon 12-months' notice prior to the expiration date. The employment agreement contains covenants not to compete for a period ending on the later of the first anniversary of the termination of Mr. Strauss' employment and October 6, 2002. If (i) we terminate the agreement for any reason other than for cause or upon Mr. Strauss' disability, (ii) Mr. Strauss terminates his employment for good reason or (iii) in connection with or following a change in control, his position is eliminated or Mr. Strauss no longer serves as our chief executive officer with power, authority and responsibility attendant to such office, then we must pay him a lump sum payment equal to 299% of his base salary, plus the average of his annual incentive award over the preceding 5 years.

     Our employment agreement with Mr. Schoen, formerly our Senior Vice President, Operations, and currently our Executive Vice President (as of February 26, 2001), provides for an annual base salary of $260,000. The agreement also restricts, for a period of one year after termination of employment, certain employment with mortgage brokerage businesses. The employment agreement is terminable by either party on two weeks' written prior notice to the other party.

     Our employment agreement with Mr. O'Reilly, our Senior Vice President, Secondary Marketing, provides for a base salary of not less than $200,000 per year and a bonus based upon the amount of our profits derived from secondary marketing activities. We also pay to Mr. O'Reilly a car allowance in the amount of $500 per month. The employment agreement is for a term of five years, and will automatically renew for additional one-year terms, provided that either party may terminate the agreement upon 120 days' prior notice to the other party. The employment agreement contains covenants not to compete for a period ending on the first anniversary of the termination of Mr. O'Reilly's employment. If we terminate the agreement for any reason other than for cause or Mr. O'Reilly terminates his employment for good reason, then we must pay him a lump sum payment of $200,000 or, if a change in control occurs within 6 months of such termination, $300,000.

     Our employment agreement with Mr. Burke, our Chief Financial Officer, provides for an annual base salary of $180,000, and is terminable by either party on two weeks' prior written notice to the other party.

DIRECTOR COMPENSATION

     Directors who are neither our employees nor those of our subsidiaries will receive $3,000 per board or committee meeting attended (except for committee meetings held on the same day as a board meeting). Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each non-employee director is eligible to receive non-qualified stock options and restricted stock awards under our 1999 Omnibus Stock Incentive Plan. Directors who serve either as our officers or employees or as officers or employees of any of our subsidiaries will not receive any additional compensation for their services as directors.

     In 1999, Ms. Raffaeli and Mr. Bryant, as non-employee directors, each received, subject to the terms and conditions of our 1999 Omnibus Stock Incentive Plan, 16,667 shares of restricted stock. The restriction period with respect to the shares of restricted stock shall expire, and the shares may be sold, transferred or otherwise disposed of, subject to applicable securities law requirements, in October 2001.

     In 2001, Mr. Slosser, as a non-employee director, received, subject to the terms and conditions of our 1999 Omnibus Stock Incentive Plan, 16,667 shares of restricted stock. The restriction period with respect to the shares of restricted stock shall expire, and the shares may be sold, transferred or otherwise disposed of, subject to applicable securities law requirements, in March 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee makes all compensation decisions. During 2000, the following directors served on the compensation committee: Joseph P. Bryant and C. Cathleen Raffaeli. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding (i) the beneficial ownership, as of April 24, 2001, of our shares of common stock by our directors, each of our executive officers named in the "Summary Compensation Table" under "Management--Executive Compensation" above, persons who to our knowledge beneficially own 5% or more of outstanding shares of common stock, all executive officers and directors as a group, and each of the selling stockholders, (ii) the shares which may be offered by the selling stockholders if the underwriters exercise their over-allotment option in full and (iii) the beneficial ownership of common stock as adjusted to reflect the sale of the common stock offered by this prospectus. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law.

                                                                         SHARES TO BE             SHARES TO BE
                                                                      BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                                       AFTER THE OFFERING       AFTER THE OFFERING
                               SHARES BENEFICIALLY     NUMBER OF         ASSUMING NO             ASSUMING FULL
                               OWNED PRIOR TO THE       SHARES         EXERCISE OF THE          EXERCISE OF THE
                                    OFFERING(2)       OFFERED IN       OVER-ALLOTMENT(2)        OVER-ALLOTMENT(2)
                                ------------------     THE OVER-      ---------------------    --------------------
          NAME(1)               NUMBER     PERCENT    ALLOTMENT(3)    NUMBER        PERCENT    NUMBER       PERCENT
---------------------------     ------     -------    ------------    ------        -------    ------       -------

Michael Strauss............    5,089,606      56.5%    200,000      5,089,606        46.3%   4,889,606        44.3%
Ronald Bergum(4)...........      364,056       4.0      18,202        364,056         3.3      345,854         3.1
Joseph P. Bryant(5)........       16,667        *           --         16,667          *        16,667          *
Robert E. Burke............           --       --           --             --         --            --         --
Thomas Fiddler.............       48,804        *        2,440         48,804          *        46,364          *
John A. Johnston...........      403,448       4.5      20,172        403,448         3.7      383,276         3.5
Jeffrey Lake...............      147,000       1.6       7,350        147,000         1.3      139,650         1.3
John Manglardi.............      147,000       1.6       7,350        147,000         1.3      139,650         1.3
Vincent Manglardi..........      147,000       1.6       7,350        147,000         1.3      139,650         1.3
Scott Messina(6)...........           --       --           --             --         --            --         --
James P. O'Reilly..........           --       --           --             --         --            --         --
C. Cathleen Raffaeli(5)....       16,667        *           --         16,667          *        16,667          *
Leonard Schoen, Jr.........           --       --           --             --         --            --         --
Kenneth P. Slosser(5)(7)...       66,667        *           --         66,667          *        66,667          *

All directors and executive
officers as a group
(eight persons)............    5,740,055      63.2%    227,522      5,740,055        51.8%   5,512,533        49.6%

---------------

* Represents less than 1% of our common stock.

(1) The address of each person listed in the table is c/o American Home Mortgage Holdings, Inc., 520 Broadhollow Road, Melville, New York 11747.

(2) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3)  Assumes full exercise of the over-allotment option.

(4) Pursuant to a contractual arrangement, which we have waived, these shares of our common stock were not eligible to have been sold prior to December 29, 2001.

(5)  Includes 16,667 restricted shares.

(6)  Mr. Messina's employment with us terminated on April 3, 2001.

(7)  Includes warrants to purchase 50,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In consideration of his employment as Senior Vice President, Secondary Marketing, and the payment of $100, Mr. O'Reilly has granted us a 20-year non-exclusive license to use certain interest rate risk management software developed by Mr. O'Reilly.

     Mr. Slosser, one of our directors, is a Managing Director of Friedman, Billings, Ramsey & Co., Inc. ("FBR"). On or about December 15, 1999, we engaged FBR to serve as our financial advisor in connection with the acquisitions of Marina and First Home and to provide our board of directors with an opinion as to the fairness of each acquisition from a financial perspective. FBR received cash fees of $75,000 for its services as financial advisor in connection with each of these acquisitions. In addition, we agreed to indemnify FBR and its officers and directors against certain liabilities in connection with the acquisitions. Also, on June 21, 2000, we retained FBR for a period of one year to serve as our financial advisor and paid them a retainer fee of $50,000.

     On August 26, 1999, prior to our initial public offering, we entered into a tax indemnification agreement between ourselves, our President and Chief Executive Officer, Michael Strauss, and AHM. This agreement commits us to indemnify and hold harmless Mr. Strauss from certain tax liabilities he may incur as a result of AHM's loss of S Corporation status due to the exchange by Mr. Strauss, previous sole stockholder of AHM, of his shares of AHM common stock for shares of our common stock immediately prior to the closing of our initial public offering.

     Mr. Strauss is a minority stockholder in a company which provides us with credit reports in the ordinary course of our business. Payments to this company for the years ended December 31, 1998, 1999 and 2000, amounted to approximately $504,000, $232,000 and $0, respectively and no payments were made for the three months ended March 31, 2001.

     Mr. Strauss is a majority stockholder in another company that provides us with title services in the ordinary course of our business. A borrower has the option of using this company for title services. The total amounts due from this related party were $30,000 and $52,500 as of December 31, 1999 and 2000, respectively and $52,500 as of March 31, 2001. The amounts due to us represent expenses we paid on behalf of the title company. Payments received from this company amounted to approximately $0, $52,000 and $0 in 1998, 1999 and 2000, respectively and no payments were received for the three months ended March 31, 2001.

     In connection with our acquisition of Marina in 1999, we agreed to make certain future payments to the shareholders of Marina in exchange for their interests in the company. These future payments were capitalized and are included in notes payable on our financial statements in accordance with generally accepted accounting practices. Among the future payments so capitalized are payments to Ronald L. Bergum, President of Marina, that have a capitalized value of approximately $1.2 million, and payments to John A. Johnston, Chief Executive Officer of Marina and a member of our board of directors, that have a capitalized value of approximately $1.3 million.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and selected provisions of our Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation and Bylaws.

COMMON STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 19,000,000 shares of common stock, par value $0.01 per share, of which 9,002,251 shares (including 50,001 shares of restricted stock issued to our three non-employee directors) were outstanding as of April 24, 2001. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. We may issue, from time to time in one or more series, preferred stock, the terms of which may be determined at the time of issuance by our board of directors, without further action by our stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("DGCL") or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the DGCL permits a corporation to indemnify certain of its officers, directors, employees and agents. Our Restated Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

          (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or

          (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

          For purposes of Section 203, a "business combination" includes:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     For purposes of Section 203, an interested stockholder is defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SELECTED CERTIFICATE AND BYLAW PROVISIONS

     Our Restated Certificate of Incorporation provides that our board of directors will be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

     Our Restated Certificate of Incorporation also provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of our total outstanding voting stock. Vacancies on our board of directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by stockholders.

     Any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders and will not be permitted to be taken by written consent in lieu of a meeting. Our Restated Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called by the chairman of the board or the president and shall be called by any such officer at the written request of a majority of our board of directors. Stockholders will not be permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders. Our Restated Certificate of Incorporation provides that our Bylaws may only be amended by the affirmative vote of the holders of at least a majority of our outstanding voting stock or by a vote of a majority of the members of the board of directors in office.

     Our Bylaws contain an advance notice procedure for nominations, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by us not less than 60 nor more than 90 days prior to the scheduled annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

     The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe the attempt to be in their or our best interests.

OPTIONS AND OTHER AWARDS

     Since our initial public offering, we have issued 50,001 shares of restricted stock under our 1999 Omnibus Stock Incentive Plan, granted options to purchase a total of 694,027 shares of common stock under our 1999 Omnibus Stock Incentive Plan and issued warrants to purchase 250,000 shares of common stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 is the transfer agent and registrar of our common stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between us, Friedman, Billings, Ramsey & Co., Inc. and Advest, Inc., as representatives of the several underwriters, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the number of shares of common stock set forth opposite their names below.


UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------

Friedman, Billings, Ramsey & Co., Inc.................
Advest, Inc...........................................
                                                                       ---------
     Total............................................                 2,000,000
                                                                       =========

     Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all the common stock offered by this prospectus if any is purchased. We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

     The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such offering price less a concession not to exceed $ per share. The underwriters may allow, and such dealers may reallow, a concession not to exceed $ per share to certain other dealers. After the common stock is released for sale to the public, the underwriters may change the offering price and other selling terms.

     We and certain of our stockholders have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 300,000 shares of common stock for the sole purpose of covering over-allotments, if any. To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of common stock that is proportionate to such underwriter's initial commitment.

     The following table provides information regarding the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 300,000 shares.


                                                              NO EXERCISE OF              FULL EXERCISE OF
                                                           OVER-ALLOTMENT OPTION        OVER-ALLOTMENT OPTION
Per share..........................................     $                            $
     Total.........................................     $                            $

     As described in the underwriting agreement, we have agreed to reimburse the underwriters for certain accountable out-of-pocket expenses in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $ .

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering creating a syndicate short position. In addition, the underwriters may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     The underwriters have informed us that they do not intend to confirm sales of the common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

     We and Mr. Strauss, our Chief Executive Officer, President and principal stockholder, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any of our common stock or any right to acquire our common stock, for a period of 90 days from the effective date of this prospectus. FBR, at any time and without notice, may release all or any portion of common stock subject to the foregoing lock-up agreements.

     In connection with our initial public offering, we granted FBR and its designees warrants to purchase up to 250,000 shares of our common stock at an exercise price of $7.80 per share, which warrants are currently exercisable and terminate October 6, 2004. We also agreed that, until October 2001, FBR has the right to require us to use our best efforts to elect a mutually acceptable designee to our board of directors for at least such period. Mr. Slosser, a Managing Director of FBR, currently serves as one of our directors.

     In the ordinary course of their business, FBR has and continues to, and other underwriters and/or their affiliates may, perform investment banking, broker dealer, lending, financial advisory or other services for us for which FBR has and continues to, and others may, receive customary compensation.

                                  LEGAL MATTERS

     The validity of the securities we and the selling stockholders are offering will be passed upon for us and the selling stockholders by Cadwalader, Wickersham & Taft, New York, New York. Certain legal matters will be passed on for the underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the Securities Act relating to the shares of our common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and the common stock offered, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by that reference.

     A copy of the registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Commission. The registration statement, including all exhibits thereto and amendments thereof, is available on this Web site.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's public reference facilities at the addresses set forth above.

     We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE

Independent Auditors' Report.................................................F-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF
      DECEMBER 31, 1999 AND 2000 AND MARCH 31, 2001 (UNAUDITED) AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 (UNAUDITED):

     Consolidated Balance Sheets as of December 31, 1999 and 2000
         and March 31, 2001 (Unaudited)......................................F-3

     Consolidated Statements of Income for the Years Ended December 31, 1998,
         1999 and 2000 and for the Three Months Ended
         March 31, 2000 and 2001 (Unaudited).................................F-4

     Consolidated Statements of Stockholders' Equity for the Years Ended
         December 31, 1998, 1999 and 2000 and for the Three Months Ended
         March 31, 2001 (Unaudited)..........................................F-5

     Consolidated Statements of Cash Flows for the Years Ended December 31,
         1998, 1999 and 2000 and for the Three Months Ended
         March 31, 2000 and 2001 (Unaudited).................................F-6

     Notes to Consolidated Financial Statements..............................F-9

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of American Home Mortgage Holdings, Inc.

We have audited the accompanying consolidated balance sheets of American Home Mortgage Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Home Mortgage Holdings, Inc. and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey

March 23, 2001
(May 21, 2001 as to Notes 21, 22, and 23)

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                   DECEMBER 31,                   MARCH 31,
                                                                       ----------------------------------            2001
                                                                             1999                2000            (UNAUDITED)
                                                                       ---------------    ---------------     ---------------
ASSETS

Cash and cash equivalent...........................................    $     3,414,017    $     6,005,392     $     5,483,878
Accounts receivable................................................          7,102,546          8,982,453          11,221,918
Mortgage loans held for sale - net.................................         65,115,356        143,967,142         181,439,531
Mortgage loans held for investment - net...........................            153,534            260,243             230,243
Real estate owned..................................................            112,865            355,817             258,864
Mortgage servicing rights - net....................................             34,470             37,014              35,662
Premises and equipment - net.......................................          3,419,693          7,152,454           7,407,001
Prepaid expenses and security deposits.............................          2,034,234          1,835,279           2,012,166
Goodwill...........................................................          4,497,537         14,936,582          15,030,121
                                                                       ---------------    ---------------     ---------------
TOTAL ASSETS.......................................................    $    85,884,252    $   183,532,376     $   223,119,384
                                                                       ===============    ===============     ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Warehouse lines of credit........................................    $    56,804,901    $   130,483,671     $   161,837,389
  Drafts payable...................................................          3,313,686          8,349,482           7,297,210
  Accrued expenses and other liabilities...........................          4,416,534          9,065,255          13,237,527
  Notes payable....................................................          1,947,578          3,972,281           3,686,328
  Income taxes payable:
     Current.......................................................            846,463          2,358,254           1,284,597
     Deferred......................................................            532,025          2,110,150           3,491,192
                                                                       ---------------    ---------------     ---------------
         Total liabilities.........................................    $    67,861,187    $   156,339,093     $   190,834,243
                                                                       ===============    ===============     ===============
COMMITMENTS AND CONTINGENCIES (Note 12)............................                 --                 --                  --

MINORITY INTEREST..................................................             23,372            581,418             646,312

STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 per share par value, 1,000,000 shares
     authorized, none issued and outstanding.......................                 --                 --                  --
  Common stock, $.01 per share par value, 19,000,000
     shares authorized, 8,286,747, 8,985,584 and 9,002,251 issued
     and outstanding in 1999, 2000 and 2001, respectively..........             82,534             89,855              90,022
  Additional paid-in capital.......................................         17,249,390         20,462,791          20,813,370
  Retained earnings................................................            667,769          6,059,219          10,735,437
                                                                       ---------------    ---------------     ---------------
         Total stockholders' equity................................         17,999,693         26,611,865          31,638,829
                                                                       ---------------    ---------------     ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................    $    85,884,252    $   183,532,376     $   223,119,384
                                                                       ===============    ===============     ===============

                 See notes to consolidated financial statements.

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEARS ENDED                      THREE MONTHS ENDED
                                                                  DECEMBER 31,                         MARCH 31,
                                                   ----------------------------------------    --------------------------
                                                       1998          1999           2000           2000          2001
                                                   ------------  ------------  ------------    ------------  ------------
                                                                                                      (UNAUDITED)
REVENUES:
  Gain on sales of mortgage loans................  $ 18,980,534  $ 21,957,076  $ 52,730,668    $  8,032,107  $ 21,157,991
  Interest income - net..........................       734,179     1,703,498     3,271,064         939,454       637,579
  Other..........................................       502,223     1,201,436     2,278,321         495,971       266,125
                                                   ------------  ------------  ------------    ------------  ------------
     Total revenues..............................    20,216,936    24,862,010    58,280,053       9,467,532    22,061,695
                                                   ------------  ------------  ------------    ------------  ------------
EXPENSES:
  Salaries, commissions and benefits - net.......     9,430,382    11,611,275    27,893,827       4,372,736    10,651,305
  Occupancy and equipment........................     1,653,709     2,428,870     5,583,648       1,076,178     1,827,620
  Marketing and promotion........................     1,236,461     1,774,169     4,058,105         444,866     1,421,378
  Data processing and communications.............       951,508     1,132,970     2,825,895         507,597       776,564
  Provision for loss.............................       152,955        27,967       127,000              --        30,000
  Other..........................................     1,542,997     2,549,636     7,625,057       1,548,161     2,562,161
                                                   ------------  ------------  ------------    ------------  ------------
     Total expenses..............................    14,968,012    19,524,887    48,113,532       7,949,538    17,269,028
                                                   ------------  ------------  ------------    ------------  ------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST.     5,248,924     5,337,123    10,166,521       1,517,994     4,792,667
INCOME TAXES.....................................       328,209     1,441,125     4,266,727         697,700     1,993,947
                                                   ------------  ------------  ------------    ------------  ------------
INCOME BEFORE MINORITY INTEREST..................     4,920,715     3,895,998     5,899,794         820,294     2,798,720
MINORITY INTEREST IN INCOME (LOSS) OF
   CONSOLIDATED JOINT VENTURES...................        50,760        35,112       508,344         (67,685)      265,054
                                                   ------------  ------------  ------------    ------------  ------------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE..........................     4,869,955     3,860,886     5,391,450         887,979     2,533,666
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE NET OF INCOME TAXES.................            --            --            --              --     2,142,552
                                                   ------------  ------------  ------------    ------------  ------------
NET INCOME.......................................  $  4,869,955  $  3,860,886  $  5,391,450    $    887,979  $  4,676,218
                                                   ============  ============  ============    ============  ============
PER SHARE DATA:
  Basic and diluted before cumulative effect of
     change in accounting principle..............  $       0.97  $       0.69  $       0.63    $       0.11  $       0.28
  Basic and diluted after cumulative effect of
     change in accounting principle..............  $       0.97  $       0.69  $       0.63    $       0.11  $       0.52
Weighted average number of shares - basic........     4,999,900     5,595,251     8,579,859       8,286,747     9,000,779
Weighted average number of shares - diluted......     4,999,900     5,602,587     8,579,859       8,397,193     9,157,223
UNAUDITED PRO FORMA INFORMATION:
  Net income.....................................  $  4,869,955  $  3,860,886
  Provision for pro forma income taxes...........     1,982,000       258,000
                                                   ------------  ------------
  Pro forma net income...........................  $  2,887,955  $  3,602,886
                                                   ============  ============
  Pro forma earnings per share - basic and
     diluted.....................................  $       0.39  $       0.48
  Pro forma weighted average
     number of shares - basic....................     7,500,000     7,550,077
  Pro forma weighted average
     number of shares - diluted..................     7,500,000     7,579,423

                 See notes to consolidated financial statements.

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
            AND FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)


                                                                   ADDITIONAL         RETAINED
                                                COMMON STOCK    PAID-IN CAPITAL       EARNINGS        TOTAL EQUITY
                                               -------------    ---------------    -------------     -------------
BALANCE, JANUARY 1, 1998...................    $      50,000     $     267,600     $   2,255,947     $   2,573,547
  Net income...............................               --                --         4,869,955         4,869,955
  Distributions............................               --                --        (1,519,395)       (1,519,395)
                                               -------------     -------------     -------------     -------------
BALANCE, DECEMBER 31, 1998.................           50,000           267,600         5,606,507         5,924,107
  Net income...............................               --                --         3,860,886         3,860,886
  Distributions............................               --                --          (994,013)         (994,013)
  S Corporation distribution note..........               --                --        (7,805,611)       (7,805,611)
  Issuance of common stock,
     initial public offering - net.........           25,000        12,139,180                --        12,164,180
  Issuance of common stock, purchase of
     Marina Mortgage Company, Inc..........            7,534         4,842,610                --         4,850,144
                                               -------------     -------------     -------------     -------------
BALANCE, DECEMBER 31, 1999.................           82,534        17,249,390           667,769        17,999,693
  Net income...............................               --                --         5,391,450         5,391,450
  Issuance of common stock,
     purchase of First Home Mortgage Corp..            4,898         2,206,462                --         2,211,360
  Issuance of common stock, purchase of
     Marina Mortgage Company, Inc..........            2,010           968,019                --           970,029
  Issuance of common stock,
     Omnibus Stock Plan....................              333                --                --               333
  Issuance of common stock,
     purchase of Coastline Mortgage........               80            38,920                --            39,000
                                               -------------     -------------     -------------     -------------
BALANCE, DECEMBER 31, 2000.................           89,855        20,462,791         6,059,219        26,611,865
   Net income..............................               --                --         4,676,218         4,676,218
   Issuance of common stock,
     Omnibus Stock Plan....................              167           350,579                --           350,746
                                               -------------     -------------     -------------     -------------
BALANCE, MARCH 31, 2001 (unaudited)........    $      90,022     $  20,813,370     $  10,735,437     $  31,638,829
                                               =============     =============     =============     =============

                 See notes to consolidated financial statements.

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                                 --------------------------------------------------- ------------------------------
                                                       1998              1999            2000            2000            2001
                                                 ----------------  ---------------  ---------------- -------------  ---------------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income................................... $      4,869,955  $     3,860,886  $     5,391,450  $     887,979  $     4,676,218
   Adjustments to reconcile net income to net
     cash (used in) provided by operating
     activities:
   Cumulative effect of change in accounting
     principle..................................               --               --                --            --       (2,142,552
   Gain on equity securities....................          (76,088)              --                --            --               --
   Depreciation and amortization................          284,304          378,282         1,562,334       285,916          563,137
   Provision for loss...........................          152,955           27,967           127,000            --           30,000
   Origination of mortgage loans held for sale..   (1,141,240,923)  (1,283,174,874)   (2,769,766,933) (467,918,463)  (1,197,751,746
   Proceeds on sale of mortgage loans...........    1,131,144,305    1,265,275,964     2,694,153,009   463,225,245    1,162,622,655
   Proceeds on sale of equity securities,
     trading....................................          176,088               --                --            --               --
   Purchases of equity securities, trading......         (100,000)              --                --            --               --
   Compensation expense for restricted stock....               --               --               333            --          150,000
   Increase (decrease) in income taxes payable:
     Current....................................               --          846,463         1,511,791            --       (1,073,657
     Deferred...................................               --          532,025         1,578,125            --        1,381,042
   Increase in goodwill.........................               --               --                --            --         (300,000
   (Increase) decrease in operating assets:
     Accounts receivable........................       (1,909,944)      (4,007,135)         (893,109)   (1,993,387)      (2,239,465
     Mortgage servicing rights..................          (13,581)          (1,000)           (7,000)           --            1,352
     Prepaid expenses and security deposits.....          (20,385)      (1,194,400)        1,167,511       179,025         (176,887
   Increase (decrease) in operating liabilities:
     Accrued expenses and other liabilities.....          413,293          (89,800)       (5,345,612)    2,357,027        4,172,272
                                                 ----------------  ---------------  ---------------- -------------  ---------------
     Net cash used in operating activities......       (6,320,021)     (17,545,622)      (70,521,101)   (2,976,658)     (30,087,631
                                                 ----------------  ---------------  ---------------- -------------  ---------------
                                                                                                                          CONTINUED

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                                                                YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                                    ---------------------------------------------   ------------------------------
                                                        1998             1999            2000            2000             2001
                                                    -------------  -------------    -------------   -------------    -------------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of real estate owned - net......  $     186,000  $          --    $    (242,952)  $     (36,270)   $      96,953
  Net sales (purchases) of loans held for
     investment...................................        (10,083)       (64,634)         728,342             477               --
  Acquisition of Marina Mortgage Company, Inc.....             --       (329,844)              --              --               --
  Acquisition of First Home Mortgage Corp. - net..             --             --       (1,872,376)             --               --
  Acquisition of Roslyn Mortgage Lending..........             --             --         (200,000)             --               --
  Purchases of premises and equipment - net.......     (1,169,222)    (1,352,171)      (2,057,712)       (332,316)        (611,223)
  Increase (decrease) in minority interest........         50,760        (77,388)         558,046         (67,685)          64,894
                                                    -------------  -------------    -------------   -------------    -------------
     Net cash used in investing activities........       (942,545)    (1,824,037)      (3,086,652)       (435,794)        (449,376)
                                                    -------------  -------------    -------------   -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in warehouse lines of credit...........      9,615,855     11,266,343       71,030,144       5,703,942       31,353,718
  Increase (decrease) in drafts payable...........             --      3,313,686        4,933,072      (2,119,937)      (1,052,272)
  Increase (decrease) in notes payable............             --      1,947,578          235,912              --         (285,953)
  S Corporation distributions.....................     (1,519,395)    (8,799,624)              --              --               --
  Proceeds from issuance of capital stock.........             --     12,164,180               --              --               --
                                                    -------------  -------------    -------------   -------------    -------------
     Net cash provided by financing activities....      8,096,460     19,892,163       76,199,128       3,584,005       30,015,493
                                                    -------------  -------------    -------------   -------------    -------------
NET INCREASE (DECREASE) IN CASH...................        833,894        522,504        2,591,375         171,553         (521,514)

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR..............................      2,057,619      2,891,513        3,414,017       3,414,017        6,005,392
                                                    -------------  -------------    -------------   -------------    -------------
CASH AND CASH EQUIVALENTS,
   END OF YEAR....................................  $   2,891,513  $   3,414,017    $   6,005,392   $   3,585,570    $   5,483,878
                                                    =============  =============    =============   =============    =============
SUPPLEMENTAL DISCLOSURE - Cash paid for:
  Interest........................................  $   1,674,266  $   2,121,589    $   6,533,695   $     959,459    $   2,027,203
  Taxes...........................................  $     180,299  $     536,607    $   1,176,811   $     901,620    $   3,369,996

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

    On October 15, 2000, the Company issued 201,043 shares of common stock as additional consideration for the purchase of Marina Mortgage Company, Inc.

    On August 31, 2000, the Company issued 8,000 shares of common stock for the purchase of Coastline Mortgage.

    On June 30, 2000, the Company issued 489,804 shares of common stock in exchange for 100% of the outstanding shares of First Home Mortgage Corp.

    On December 30, 1999, the Company issued 753,413 shares of common stock in exchange for 100% of the outstanding shares of Marina Mortgage Company, Inc.

    The Company purchased all of the stock of Marina Mortgage Company, Inc. and First Home Mortgage Corp. during 1999 and 2000, respectively. In conjunction with the acquisitions, liabilities were assumed as follows for the years ended:

                                                         DECEMBER 31,
                                                    1999              2000
                                              ---------------   ---------------

                                              $    20,346,988   $    18,518,210
   Fair value of assets acquired............
   Stock issued.............................       (4,850,145)       (2,211,360)
   Cash paid................................               --        (3,075,000)
                                              ---------------   ---------------
     Liabilities assumed....................  $    15,496,843   $    13,231,850
                                              ===============   ===============

                 See notes to consolidated financial statements.

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 AND FOR
           THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 (UNAUDITED)
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         OWNERSHIP - American Home Mortgage Holdings, Inc. is a holding company whose principal assets are its investments in its wholly-owned subsidiaries, American Home Mortgage Corp. ("American Home Mortgage") and Marina Mortgage Company, Inc. ("Marina") (collectively referred to herein as the "Company"). On June 15, 1999, American Home Mortgage Holdings, Inc. was formed. On September 29, 1999, Michael Strauss exchanged his shares of American Home Mortgage Corp. for 4,999,900 shares of common stock of American Home Mortgage Holdings, Inc. American Home Mortgage is a residential mortgage lender headquartered in New York with offices in metropolitan New York and twelve other states. The Company operates solely in the residential lending operating segment.

         On October 6, 1999, the Company completed its initial public offering of 2.5 million shares of common stock, $0.01 par value (the "Common Stock"), at a price of $6.00 per share. The net proceeds from the initial public offering, after deducting the distribution under the S Corporation Note dated September 28, 1999 and underwriting discounts and expenses in connection with the issuance of the Common Stock, approximated $4.7 million.

         Certain shares of common stock issued in connection with the initial public offering and the acquisitions of Marina and First Home are subject to restrictions as to disposition into the market, ranging from 2 to 5 years.

         CONSOLIDATION - Because the Company exercises significant influence over the operations of the joint ventures (see Note 14), their balances and operations have been fully consolidated in the accompanying consolidated financial statements and all intercompany accounts and transactions have been eliminated.

         BASIS OF PRESENTATION - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility, credit exposure and regulatory changes. Although management is not currently aware of any factors that would significantly change its estimates and assumptions in the near term, future changes in market trends and conditions may occur which could cause actual results to differ materially.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand, amounts due from banks and overnight deposits.

         MORTGAGE LOANS HELD FOR SALE - Mortgage loans held for sale represent mortgage loans originated and held pending sale to interim and permanent investors. The mortgages are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. The Company separately evaluates for impairment the estimated fair value of its commitments to lend. If impairment exists, the Company records a charge to earnings in the current period. The Company generally sells whole loans without servicing retained. Gains or losses on such sales are recognized at the time legal title transfers to the investor based upon the difference between the sales proceeds from the final investor and the basis of the loan sold, adjusted for net deferred loan fees and certain direct costs, selling costs and any other adjustments. The Company defers net loan origination costs as a component of the loan balance on the balance sheet. Such costs are not amortized and are recognized into income as a component of the gain or loss upon sale.

         MORTGAGE LOANS HELD FOR INVESTMENT - Periodically, the Company originates or repurchases loans which are unable to be sold through normal investor channels. When loans are transferred or repurchased into this category, they are recorded at the lower of cost or market and are subsequently carried at amortized cost, less allowance for loan losses. The Company has the intent and ability to hold these loans for the foreseeable future. The Company defers net loan origination costs as a component of the loan balance and amortizes the deferred costs into interest income over the life of the loan using the effective interest method. The loans are evaluated for impairment based on the collateral value of the property securing the loan.

         PROVISION FOR FORECLOSURE AND LOAN LOSSES - A provision for loss is provided based on management's periodic evaluation of its loss exposures for loans held for sale and the applicable loan sale agreements. The provision for loans held for sale is based on certain default and foreclosure provisions in the applicable loan sale agreements. Management reviews such loan sale agreement exposure on an aggregate basis to evaluate the adequacy of the related allowance for loss. Due to the relatively small number of loans held for investment, analysis is performed on a specific loan basis. The pertinent factors in determining the exposures include the underlying quality of the loans, actual loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and any guarantees securing such loans.

         MORTGAGE SERVICING RIGHTS - The Company generally sells whole loans without servicing retained. Mortgage servicing rights represent servicing retained on loans sold to one of the Company's permanent investors who requires the Company to continue to service the loans as a condition of sale. The Company does not service loans in-house, thus they have a sub-servicing contract with a third party. The Company capitalizes the mortgage servicing rights by allocating the original cost basis in the loans based upon the relative fair value of the underlying mortgage loans and mortgage servicing rights at the time the servicing rights are contractually separated from the underlying loans. The Company records amortization expense over the period of the projected net servicing income. Impairment is recorded as a direct reduction of the asset balance and a charge to amortization expense in the period it is determined.

         PREMISES AND EQUIPMENT - Premises and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Leasehold improvements are amortized over the lesser of the life of the lease or service lives of the improvements using the straight-line method. Depreciation and amortization are recorded within occupancy and equipment expense within the financial statements.

         GOODWILL - Goodwill represents the excess purchase price over the fair value of net assets stemming from business acquisitions and is being amortized over its estimated life, generally 20 years. The Company evaluates the recoverability of goodwill for each applicable business acquisition on at least a quarterly basis. The recoverability of goodwill is determined by comparing the carrying value of the goodwill to the estimated operating income of the related entity on an undiscounted cash flow basis. Should the carrying value of the goodwill exceed the estimated operating income for the expected period of benefit, impairment for the excess would be recorded at that time.

         DRAFTS PAYABLE - Drafts payable represent outstanding mortgage loan disbursements that the Company has provided to its customers for the purchase of a home. The amounts outstanding do not bear interest and are transferred into the warehouse facility when they are presented to a bank.

         DERIVATIVE FINANCIAL INSTRUMENTS - The Company obtains and holds derivative financial instruments to manage price and interest rate risk related to its mortgage loans held for sale and commitments to fund mortgages. No derivatives are held for trading purposes. Fair value amounts are determined based upon available market information. Realized and unrealized gains and losses associated with these instruments are included in the Company's lower of cost or market evaluation and the determination of gain or loss on sale of mortgage loans. The Company is not required to satisfy margin or collateral requirements for any of these financial instruments.

         LOAN ORIGINATION FEES - Loan fees, discount points and certain direct origination costs are recorded as an adjustment of the cost of the loan and are included in gain on sales of loans when the loan is sold. Accordingly, salaries, compensation and benefits have been reduced by approximately $6,788,000, $8,736,000 and $16,732,000 due to direct loan origination costs including commission costs incurred for the years ended December 31, 1998, 1999 and 2000, respectively and $2,888,883 and $7,184,535 for the three months ended March 31, 2000 and 2001, respectively.

         INTEREST RECOGNITION - Interest income is accrued as earned. Loans are placed on a nonaccrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible. Interest expense is recorded on outstanding lines of credit at a rate based on a spread to the Fed Funds rate. Interest expense has been netted with interest income within the consolidated statements of income in the amounts of $1,910,289, $2,214,876, and $7,469,603 for the years ended December 31,
         1998, 1999 and 2000, respectively and $1,111,474 and $1,970,915 for the three months ended March 31, 2000 and 2001, respectively.

         MARKETING AND PROMOTION - The Company charges the costs of marketing and promotion to expense in the period incurred.

         INCOME TAXES - Through September 28, 1999, the Company elected for both Federal and state income tax purposes to be treated as an S Corporation (effective April 1, 1988). As an S Corporation, the net earnings of the Company were taxed directly to the stockholders rather than the Company.

         On September 29, 1999, the Company became a C Corporation. All income earned from that date is subject to corporate tax at statutory rates for both Federal and state income tax purposes. The Company accounts for income taxes from that date in conformity with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes.

         STOCK OPTION PLAN - The Company has elected to account for its stock option plan using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value based method, as required in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, had been applied.

         EARNINGS PER SHARE - Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

         NET WORTH REQUIREMENTS - The Company's subsidiaries are required to maintain certain specified levels of minimum net worth to maintain their approved status with Fannie Mae, Freddie Mac, HUD and other investors. As of December 31, 2000 and March 31, 2001, the highest minimum net worth requirement applicable to the subsidiaries was $1,000,000.

2.       ACCOUNTS RECEIVABLE

         Accounts receivable consist of the following:

                                                                  DECEMBER 31,                       MARCH 31,
                                                   ----------------------------------------             2001
                                                           1999                  2000           ------------------
                                                   -----------------     ------------------         (UNAUDITED)
         Investor receivables....................  $        6,120,002    $        6,553,085     $        9,123,827
         Mortgage payments receivable............             330,615             1,686,760              1,622,019
         Sundry receivables......................             263,187               479,358                361,699
         Due from related parties................              30,000               238,250                 89,373
         Accrued interest........................             108,742                25,000                 25,000
         Due from settlement agent...............             250,000                    --                     --
                                                   ------------------    ------------------     ------------------
         Accounts receivable.....................  $        7,102,546    $        8,982,453     $       11,221,918
                                                   ==================    ==================     ==================

3.       MORTGAGE LOANS HELD FOR SALE - NET

         Mortgage loans held for sale consist of the following:

                                                                  DECEMBER 31,                       MARCH 31,
                                                   ----------------------------------------             2001
                                                           1999                  2000           ------------------
                                                   -----------------     ------------------        (UNAUDITED)
         Mortgage loans held for sale............  $       64,081,266    $      139,509,395     $      177,616,297
         Deferred origination costs - net........           1,034,090             4,457,747              3,823,234
                                                   ------------------    ------------------     ------------------
         Mortgage loans held for sale - net.....   $       65,115,356    $      143,967,142     $      181,439,531
                                                   ==================    ==================     ==================

4.       MORTGAGE LOANS HELD FOR INVESTMENT - NET

         Mortgage loans held for investment consist of the following:

                                                                  DECEMBER 31,                       MARCH 31,
                                                   ----------------------------------------             2001
                                                           1999                  2000           ------------------
                                                   -----------------     ------------------         (UNAUDITED)
         Mortgage loans held for investment.....   $          275,445     $         410,654      $         410,654
         Less allowance for loss.................            (121,911)             (150,411)              (180,411)
                                                   ------------------    ------------------     ------------------
         Mortgage loans held for investment - net. $          153,534     $         260,243      $          230,243
                                                   ==================    ==================     ==================

         The activity in the allowance for loss was as follows:

                                                            DECEMBER 31,                             MARCH 31,
                                           --------------------------------------------    ---------------------------
                                                1998            1999            2000           2000            2001
                                           ------------    ------------    ------------    ------------   ------------
                                                                                                    (UNAUDITED)
         Balance, beginning of period....  $     39,067    $    121,911    $    121,911    $    121,911   $    150,411

         Provision ......................       152,955          27,967         127,000              --         30,000
         Charge-offs.....................       (70,111)        (27,967)        (98,500)             --             --
                                           ------------    ------------    ------------    ------------   ------------
         Balance, end of period..........  $    121,911    $    121,911    $    150,411    $    121,911   $    180,411
                                           ============    ============    ============    ============   ============

5.       PREMISES AND EQUIPMENT - NET

         Premises and equipment consist of the following:

                                                                         DECEMBER 31,                  MARCH 31,
                                                                 ----------------------------         ----------
                                                                    1999              2000               2001
                                                                 ----------        ----------         ----------
                                                                                                      (UNAUDITED)
         Office equipment..................................      $3,119,730        $5,509,815         $5,707,059
         Furniture and fixtures............................       1,073,549         2,942,344          3,329,579
         Building..........................................          75,070         1,950,500          1,959,749
         Leasehold improvements............................         150,298           243,187            260,682
                                                                 ----------        ----------         ----------
         Subtotal..........................................       4,418,647        10,645,846         11,257,069

         Less accumulated depreciation and amortization....        (998,954)       (3,493,392)        (3,850,068)
                                                                 ----------        ----------         ----------
         Premises and equipment - net......................      $3,419,693        $7,152,454         $7,407,001
                                                                 ==========        ==========         ==========



         Depreciation and amortization expense for the years ended December 31, 1998, 1999 and 2000 was $281,974, $371,865 and $1,065,364, respectively and $222,251 and $356,676 for the three months ended March 31, 2000 and 2001, respectively.

6.       WAREHOUSE FACILITIES

         On December 6, 2000, First Union National Bank, as agent, ("First Union"), extended a $115,000,000 line of credit to American Home Mortgage and Marina. Loans held for sale are collateral to these lines of credit. The interest rate on outstanding balances fluctuates daily based on a spread to the Fed Funds rate and interest is paid monthly. This line continues until terminated or modified by either party. The Fed Funds rate at December 31, 1999 and 2000 was 5.01% and 5.41%, respectively and 5.29% at March 31, 2001.

         In addition to the syndicated warehouse facility agented by First Union, American Home Mortgage and Marina have a committed facility with Morgan Stanley Dean Witter Mortgage Capital, Inc. ("Morgan Stanley") and a pre-purchase facility with UBS Paine Webber ("Paine Webber"). The Morgan Stanley facility is for $75,000,000 and the Paine Webber facility is for $80,000,000. The interest rate on outstanding balances fluctuates daily based on a spread to LIBOR and interest is paid monthly.

         The lines of credit are secured by mortgage loans and all other assets of American Home Mortgage and Marina. The lines contain various covenants pertaining to maintenance of net worth and working capital and include certain restrictions on dividends to shareholders. At December 31, 2000 and March 31, 2001, American Home Mortgage and Marina were in compliance with the loan covenants.

         Warehouse lines of credit consist of the following:

                                                            DECEMBER 31,                                 MARCH 31,
                                      ------------------------------------------------------    -------------------------
                                                 1999                         2000                         2001
                                      ------------------------------------------------------    -------------------------
                                                                                                        (UNAUDITED)

                                                      WEIGHTED                      WEIGHTED                     WEIGHTED
                                       OUTSTANDING     AVERAGE      OUTSTANDING      AVERAGE      OUTSTANDING    AVERAGE
                                         BALANCE        RATE          BALANCE         RATE          BALANCE         RATE
                                      ------------   ---------    -------------     --------      -----------    --------
         First Union................  $ 45,335,869        6.51%   $ 106,218,218         6.91%   $    87,378,034      6.79%
         Morgan Stanley.............            --         --        18,485,492         7.36          8,653,178      5.88
         Paine Webber...............            --         --         5,779,961         7.36         65,806,177      6.28
         Comerica...................    11,469,032        6.63               --          --                  --       --
                                      ------------                -------------                 ---------------
         Total warehouse lines
            of credit...............  $ 56,804,901        6.53%   $ 130,483,671         7.00%   $   161,837,389      6.53%
                                      ============                =============                 ===============

7.       NOTES PAYABLE

         Notes payable represent a mortgage note on an office building at a rate of 7.5% and the discounted value of note obligations incurred for acquiring Marina and First Home. The Company is obligated to pay Marina's prior shareholders $2.5 million over a five-year period. The Company is obligated to pay First Home's shareholders $600,000 over a two-year period. The payments for other notes have been discounted at an imputed interest rate of 10%.

         Notes payable consists of the following:


                                                                  DECEMBER 31,                       MARCH 31,
                                                   ---------------------------------------
                                                          1999                  2000                   2001
                                                   -----------------     -----------------      -----------------
                                                                                                    (UNAUDITED)

         Notes to Marina shareholders............. $       1,947,578     $       2,211,677      $       1,995,659
         Note - office building...................                --             1,284,400              1,277,560
         Notes to First Home shareholders.........                --               476,204                413,109
                                                   -----------------     -----------------      -----------------

         Notes payable.........................    $       1,947,578     $       3,972,281      $       3,686,328
                                                   =================     =================      =================


         Maturities of notes payable are as follows:

                                              DECEMBER 31,          MARCH 31,
                                                  2000                2001
                                            ---------------     ---------------
                                                                     (UNAUDITED)
         2001.............................  $       949,448     $       663,495
         2002.............................          754,081             754,081
         2003.............................          592,057             592,057
         2004.............................          649,314             649,314
         2005.............................           80,007              80,007
         Thereafter.......................          947,374             947,374
                                            ---------------     ---------------
                                            $     3,972,281     $     3,686,328
                                            ===============     ===============

8.       OTHER INCOME AND EXPENSE

         The significant components of other income and expense are as follows:

                                                                                                     THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                          MARCH 31,
                                            ------------------------------------------------   ------------------------------
                                                 1998             1999             2000             2000            2001
                                            --------------   --------------   --------------   --------------  --------------
                                                                                                         (UNAUDITED)
         Other income:
          Volume incentives..............   $      422,760   $    1,076,594   $    2,028,997   $      481,336  $      225,634
           Other..........................          79,463          124,842          249,324           14,635          40,491
                                            --------------   --------------   --------------   --------------  --------------
           Other income...................  $      502,223   $    1,201,436   $    2,278,321   $      495,971  $      266,125
                                            ==============   ==============   ==============   ==============  ==============
         Other expense:
           Legal and accounting...........  $      142,200   $      335,762   $    1,465,605   $      230,829  $      305,897
           Office supplies................         375,718          543,868          971,364          216,852         417,965
           Travel.........................         162,973          314,907          538,752          129,026         191,750
           Other..........................         862,106        1,355,099        4,649,336          971,454       1,646,549
                                            --------------   --------------   --------------   --------------  --------------
         Other expenses...................  $    1,542,997   $    2,549,636   $    7,625,057   $    1,548,161  $    2,562,161
                                            ==============   ==============   ==============   ==============  ==============

9.       INCOME TAXES

         As discussed in Note 1, the Company was an S Corporation through September 28, 1999 pursuant to the Internal Revenue Code of 1986, as amended, and did not incur any Federal income tax expense. The Company was liable for New York State and New York City income taxes and that provision is included below under current state provision.

         On September 29, 1999, the Company became a C Corporation for Federal and state income tax purposes and is subject to Federal and state income tax on its taxable income for the period September 29, 1999 through December 31, 1999. In connection with the change in tax status from an S Corporation to a C Corporation, the Company incurred deferred income tax expense of $625,000 as of September 29, 1999.

         A reconciliation of the statutory income tax provision and income tax rate to the effective income tax provision and rate, as applied to income, is as follows:


                                                                                             THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                 --------------------------------------  -------------------------
                                                    1998          1999         2000          2000          2001
                                                   AMOUNT        AMOUNT       AMOUNT        AMOUNT        AMOUNT
                                                 -----------  -----------   -----------  -----------   -----------
                                                                                                (UNAUDITED)
         Tax at statutory rate.................  $ 1,784,634  $ 1,814,622   $ 3,455,317  $   531,297   $ 1,677,433
         Income taxed directly to shareholder..   (1,767,376)  (1,323,850)           --           --            --
         Minority income adjustment............      (17,258)     (11,938)     (172,836)     (27,750)     (108,672)
         Change in tax status..................           --      625,000            --           --            --
         State and local taxes.................           --      107,116       754,526      162,584       329,376
         S Corporation state and local tax.....      328,209      218,275            --           --            --
         Goodwill..............................           --           --       155,380       19,676        72,266
         Meals and entertainment...............           --       11,900        74,340       11,893        23,544
                                                 -----------  -----------   -----------  -----------   -----------
         Income taxes..........................  $   328,209  $ 1,441,125   $ 4,266,727  $   697,700   $ 1,993,947
                                                 ===========  ===========   ===========  ===========   ===========


                                                                                             THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                  ------------------------------------      ---------------------
                                                    1998          1999         2000          2000          2001
                                                      %            %             %            %             %
                                                  -------        -------     -------       -------        -------
                                                                                                (UNAUDITED)
         Tax at statutory rate.................       34.0%        34.0%         34.0%        35.0%         35.0%
         Income taxed directly to shareholder..      (33.7)       (24.8)          --           --            --
         Minority income adjustment............       (0.3)        (0.2)         (1.7)        (1.7)         (2.3)
         Change in tax status..................        --          11.7           --           --            --
         State and local taxes.................        --           2.0           7.4         10.2           6.9
         S Corporation state and local tax.....        6.2          4.1           --           --            --
         Goodwill..............................        --            --           1.5          1.2           1.5
         Meals and entertainment...............        --           0.2           0.7          0.7           0.5
                                                   =======      =======       =======      =======       =======
         Income taxes..........................        6.2%        27.0%         41.9%        45.4%         41.6%
                                                   -------      -------       -------      -------       -------
         The income tax provision is comprised of the following components:


                                                                                            THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                         MARCH 31,
                                   -----------------------------------------------    -----------------------------
                                        1998             1999             2000             2000            2001
                                   -------------    -------------   --------------    ------------    -------------
                                                                                               (UNAUDITED)

         Current tax provision:
           Federal.................$          --    $     466,243    $   2,234,671    $     224,068   $   1,922,720
           State...................      328,309          380,220          453,931           66,885         373,619
                                         328,309          846,463        2,688,602          290,953       2,296,339
                                   -------------    -------------    -------------    -------------   -------------
         Deferred tax provision:
           Federal.................           --          (39,440)       1,277,530          338,956        (258,140)
           State...................           --            9,102          300,595           67,791         (44,252)
                                   -------------    -------------    -------------    -------------   -------------
                                              --          (30,338)       1,578,125          406,747        (302,392)

         Change in tax status:
           Federal.................           --          520,833               --               --              --
           State...................           --          104,167               --               --              --
                                   -------------    -------------    -------------    -------------   -------------
         Income taxes..............$     328,309    $   1,441,125    $   4,266,727    $     697,700   $   1,993,947
                                   =============    =============    =============    =============   =============

         The major sources of temporary differences and their deferred tax effect are as follows:

                                                                      DECEMBER 31,                   MARCH 31,
                                                          --------------------------------       --------------
                                                                1999              2000                2001
                                                          --------------------------------       --------------
                                                                                                    (UNAUDITED)
         Deferred tax liabilities:
           Capitalized cost of mortgage servicing rights  $      15,913      $      16,207       $      15,266
           Loan origination costs.......................        496,133          1,874,940           1,571,157
           Cumulative effect of change in accounting
              principle.................................             --                 --           1,683,434
           Depreciation.................................         25,632            155,109             152,770
           Mark to market adjustment....................             --             53,909              58,580
           Other........................................             --              9,985               9,985
                                                          -------------      -------------       -------------

         Total deferred tax liabilities.................        537,678          2,110,150           3,491,192

         Deferred tax assets:
           Mark to market adjustment....................          5,653                 --                  --
                                                          -------------      -------------       -------------
         Net deferred tax liability.....................  $     532,025      $   2,110,150       $   3,491,192
                                                          =============      =============       =============

10.      EARNINGS PER SHARE

         The following is a reconciliation of the denominators used in the computations of basic and diluted EPS.

                                                                                              THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                    MARCH 31,
                                              -----------------------------------------   ------------    ------------
                                                  1998           1999           2000           2000          2001
                                              -----------    -----------    -----------   -----------     -----------
                                                                                                  (UNAUDITED)

         Numerator:

            Numerator for basic earnings per
              share
              Net income before cumulative
                effect of change in
                accounting principle......... $ 4,869,955    $ 3,860,886    $ 5,391,450   $   887,979     $ 2,533,666

              Net income..................... $ 4,869,955    $ 3,860,886    $ 5,391,450   $   887,979     $ 4,676,218
                                              ===========    ===========    ===========   ===========     ===========
         Denominator:

            Denominator for basic earnings
              per share
              Weighted average number of
                common shares outstanding
                during the period............   4,999,900      5,595,251      8,579,859     8,286,747       9,000,779

              Net effect of dilutive stock
                options......................          --          7,336              -       110,446         156,444
                                              -----------    -----------    -----------   -----------     -----------
              Denominator for diluted
                earnings per share...........   4,999,900      5,602,587      8,579,859     8,397,193       9,157,223
                                              ===========    ===========    ===========   ===========     ===========
         Per share data:

            Basic and diluted before
              cumulative effect of change in
              accounting principle........... $      0.97    $      0.69    $      0.63   $      0.11     $      0.28
                                              ===========    ===========    ===========   ===========     ===========
            Basic and diluted after
              cumulative effect of change in
              accounting principle........... $      0.97    $      0.69    $      0.63   $      0.11     $      0.52
                                              ===========    ===========    ===========   ===========     ===========

         UNAUDITED PRO FORMA INFORMATION:
           Net income......................   $ 4,869,955    $ 3,860,886
           Provision for pro forma income
              taxes........................     1,982,000        258,000
                                              -----------    -----------
           Pro forma net income............   $ 2,887,955    $ 3,602,886
                                              ===========    ===========
           Pro forma earnings per share -
              basic and diluted............   $      0.39    $      0.48
           Pro forma weighted average
              number of shares - basic.....     7,500,000      7,550,077
           Pro forma weighted average
              number of shares - diluted...     7,500,000      7,579,423

11.      STOCK OPTIONS

         On August 16, 1999, the sole Director ratified the 1999 Stock Option Plan (the "Plan") and authorized the reserve of 750,000 shares of authorized but unissued common stock for issuance pursuant to the Plan. The Plan covers employees as well as non-employee Directors of the Company. Substantially all of the options issued vest on the two-year anniversary from the grant date and expire ten years from the grant date.

         The following table summarizes certain information regarding the Plan:

                                                                                                   WEIGHTED AVERAGE
                                                                                NUMBER OF SHARES    EXERCISE PRICE
                                                                                ----------------   ----------------
        Balance at December 31, 1998........................................              --       $        --

        Options granted.....................................................         650,000               6.00
        Options exercised...................................................              --
        Options cancelled...................................................         (10,000)              6.00
                                                                                ----------------
        Balance at December 31, 1999........................................         640,000               6.00

        Options granted.....................................................         322,225               5.71
        Options exercised...................................................              --
        Options cancelled...................................................        (229,234)              6.00
                                                                                ----------------
        Balance at December 31, 2000........................................         732,991               5.87

        Options granted.....................................................              --                --
        Options exercised...................................................              --                --
        Options cancelled...................................................              --                --
                                                                                ----------------
        Balance at March 31, 2001 (unaudited)...............................         732,991       $       5.87
                                                                                ================   ================

         The Plan is a compensatory stock option plan. There was no intrinsic value of the options granted, as the exercise price was equal to the quoted market price at the grant date. No compensation cost has been recognized for the years ended December 31, 1998, 1999 and 2000 or for the three months ended March 31, 2000 and 2001.

         Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the Plan, the Company's net income would have been $3.6 million for 1999 and $5.4 million for 2000. Earnings per share would have been $0.64 for 1999 and $0.63 for 2000 for basic and diluted. There were no options granted in 1998, therefore, there was no impact on net income or earnings per share.

         The weighted-average fair value of options granted during 1999 and 2000 was $6.63 and $5.69. No options were granted for the three months ended March 31, 2001. The fair value of the options granted is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

                                                             DECEMBER 31,
                                                      --------------------------
                                                       1999              2000
                                                      -------          -------
         Dividend Yield.......................           -                -
         Expected volatility..................         24.0%            57.0%
         Risk-free interest rate..............         5.0%              5.0%
         Expected life........................        2 years          2 years

12.      COMMITMENTS AND CONTINGENCIES

         LOANS SOLD TO INVESTORS - Generally, the Company is not exposed to significant credit risk on its loans sold to investors. In the normal course of business the Company is obligated to repurchase loans which are subsequently unable to be sold through normal investor channels. Management believes this is a rare occurrence and that the Company can usually sell the loans directly to a permanent investor.

         LOAN FUNDING AND DELIVERY COMMITMENTS - At December 31, 1999 and 2000, the Company had commitments to fund loans approximating $478 million and $633 million, respectively and $793 million at March 31, 2001. At December 31, 1999 and 2000, the Company had commitments to fund loans with agreed upon rates approximating $147 million and $242 million, respectively and $582 million at March 31, 2001. The Company hedges the interest rate risk of such commitments primarily with mandatory delivery commitments, which totaled $224 million and $410 million at December 31, 2000 and March 31, 2001, respectively. The remaining commitments to fund loans with agreed-upon rates are anticipated to be sold through "best-efforts" and investor programs. The Company does not anticipate any material losses from such sales.

         OUTSTANDING LITIGATION - The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on the Company's consolidated financial position or results of operations.

13.      OPERATING LEASES

         Certain facilities and equipment are leased under short-term lease agreements expiring at various dates through December 31, 2007. All such leases are accounted for as operating leases. Total rental expense for premises and equipment, which is included in occupancy and equipment expense within the consolidated financial statements amounted to $1,253,362, $1,866,723 and $3,466,025, for the years ended December
         31, 1998, 1999 and 2000, respectively and $676,229 and $1,155,025 for the three months ended March 31, 2000 and 2001 respectively.

         Obligations under noncancelable operating leases which have an initial term of more than a year are as follows:

                                            DECEMBER 31,           MARCH 31,
                                               2000                  2001
                                        -----------------     -----------------
                                                                   (UNAUDITED)
         2001........................   $       3,304,342     $       2,473,931
         2002........................           2,413,893             2,879,668
         2003........................           1,008,099             1,453,680
         2004........................             640,118               979,990
         2005........................             486,690               796,709
         Thereafter..................             352,275             1,049,819
                                        -----------------     -----------------
         Total.......................   $       8,205,417     $       9,633,797
                                        =================     =================
14.      MINORITY INTEREST

         On April 23, 1998, the Company entered into a joint venture with a realtor in which the Company and the realtor each own a 50% interest. The Company entered into a second joint venture on March 31, 1999 with a realtor in which the Company and the realtor each own a 50% interest. The Company entered into a third joint venture on May 14, 1999 with a home builder/developer in which the Company and home builder/developer each own a 50% interest. This joint venture had no activity as of the period ended December 31, 2000. The Company sold its interest in the second joint venture in June 2000 and took a one-time charge of $79,214. The Company entered into a fourth joint venture on January 16, 2001 with a realtor in which the Company and the realtor each own a 50% interest. The Company purchases many of the loans originated by the joint ventures.

         The Company acquired a 50% interest in five joint ventures as a result of the acquisition of First Home. Three of the joint ventures are managed by independent parties, and the other two are managed by an employee of First Home. The employment agreement for this employee requires First Home to pay the employee all profit or loss associated with the two joint ventures. Minority interest in income was reduced in the following table by $193,869 for the year ended December 31, 2000 and $94,948 for the three months ended March 31, 2001, which was offset against a receivable from this employee. The Company purchases all of the loans originated by the joint ventures.

         The activity in the Minority Interest account is as follows:

          Balance, December 31, 1998..........................................   $       100,760

          Capital contribution by minority partner............................            37,500
          Minority interest in income.........................................            35,112
          Distribution to minority partner....................................          (150,000)
                                                                                 ---------------
          Balance, December 31, 1999..........................................            23,372

          Joint ventures associated with First Home acquisition...............           366,319
          Minority interest in income.........................................           314,475
          Sale of Calloway Mortgage...........................................            34,252
          Distribution to minority partners...................................          (157,000)
                                                                                 ---------------
          Balance, December 31, 2000..........................................           581,418

          Minority partner investment in New England Home Mortgage............            74,000
          Minority interest in income.........................................           170,894
          Distribution to minority partners...................................          (180,000)
                                                                                 ---------------
          Balance, March 31, 2001 (unaudited).................................   $       646,312
                                                                                 ===============

15.      RELATED PARTY TRANSACTIONS

         The majority stockholder of the Company is a minority stockholder in another company that provides credit reports to the Company in the normal course of business. Payments to this company for the years ended December 31, 1998, 1999 and 2000, amounted to approximately $504,000, $232,000 and $0, respectively and no payments were made for the three months ended March 31, 2000 and 2001.

         The majority stockholder of the Company is a majority stockholder in another company that provides title services to the Company in the normal course of business. It is the borrower's option to use this company for title services. The total amounts due from this related party were $30,000 and $52,500 as of December 31, 1999 and 2000, respectively and $52,500 as of March 31, 2001. The amounts due to the Company represent expenses paid on behalf of the title company. Payments received from this company amounted to approximately $0, $52,000 and $0 in 1998, 1999 and 2000, respectively and no payments were received for the three months ended March 31, 2000 and 2001 respectively.

16.      CONCENTRATIONS OF CREDIT RISK

         The Company has originated loans predominately in the northeastern United States, California, Illinois, New Mexico and Arizona. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. In management's opinion at December 31, 1999, December 31, 2000, and March 31, 2001, there were no significant concentrations of credit risk within loans held for sale.

         The Company had originations of loans during the periods, exceeding 5% of total originations as follows:

                                                                            YEAR ENDED          THREE MONTHS ENDED
                                                                         DECEMBER 31, 2000        MARCH 31, 2001
                                                                        -------------------    --------------------
                                                                                                   (UNAUDITED)
         Illinois..................................................             23.3%                  28.7%
         California................................................             19.4                   18.9
         New York..................................................             25.1                   15.5
         Maryland..................................................              --                     6.8
         Virginia..................................................              --                     5.3

17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates are made as of a specific point in time based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors.

         Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other companies. All forward delivery commitments and option contracts to buy securities are to be contractually settled within six months of the balance sheet date.

         Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The fair value of certain assets and liabilities approximate cost due to their short-term nature, terms of repayment or interest rate associated with the asset or liability. Such assets or liabilities include cash, accounts receivable, loans held for investment, accrued expenses and other liabilities, and warehouse lines of credit.

         The following describes the methods and assumptions used by the Company in estimating fair values of other financial instruments:

         a. Mortgage Loans Held for Sale - Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current investor or dealer commitments to purchase loans.

         b. Mortgage Servicing Rights - Fair value is estimated by discounting the anticipated net future cash flows associated with servicing the underlying loans using discount rates that approximate market rates, expected subservicing costs and externally published prepayment rates.

         c. Commitments to Fund with Agreed Upon Rates - The fair value of commitments to fund with agreed upon rates are estimated using the fees and rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. These commitment obligations are considered in conjunction with the Company's lower of cost or market valuation of its mortgage loans held for sale.

         d. Commitments to Deliver Mortgages and Option Contracts to Buy Securities - The fair value of these instruments are estimated using current market prices for dealer or investor commitments relative to the Company's existing positions. These instruments contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. In the event a counterparty to a delivery commitment was unable to fulfill its obligation, the Company would not incur any material loss by replacing the position at market rates in effect at December 31, 1999 and 2000, and March 31, 2001. The Company minimizes its risk exposure by limiting the counterparties to those major banks, investment bankers and private investors who meet established credit and capital guidelines. Management does not expect any counterparty to default on their obligations and, therefore, does not expect to incur any loss due to counterparty default. These commitments and option contracts are considered in conjunction with the Company's lower of cost or market valuation of its mortgage loans held for sale.

         The following tables set forth information about financial instruments and other selected assets, except for those noted above for which the carrying value approximates fair value.

                                                                               DECEMBER 31, 1999
                                                             ------------------------------------------------------
                                                                                                     ESTIMATED FAIR
                                                             NOTIONAL AMOUNT     CARRYING AMOUNT         VALUE
                                                             ---------------     ---------------     --------------
     Assets:
       Mortgage loans held for sale.......................                     $    65,115,356      $    65,703,301
       Mortgage servicing rights..........................                              34,470               34,470

     Commitments and contingencies: Mortgage loans held
       for sale related positions:
          Commitments to fund mortgages at agreed-upon
          rates...........................................  $   147,482,380    $            --      $     1,391,777
       Forward delivery commitments.......................       33,634,595                 --             (379,248)
       Option contracts to buy securities(1)..............       35,000,000            371,000              439,856



                                                                               DECEMBER 31, 2000
                                                             ------------------------------------------------------
                                                                                                     ESTIMATED FAIR
                                                             NOTIONAL AMOUNT     CARRYING AMOUNT         VALUE
                                                             ---------------     ---------------     --------------
     Assets:
       Mortgage loans held for sale.......................                     $   143,967,142      $   144,803,562
       Mortgage servicing rights..........................                              37,014               37,014

     Commitments and contingencies: Mortgage loans held
       for sale related positions:
          Commitments to fund mortgages at agreed-upon
          rates...........................................  $   241,926,529    $            --      $     7,453,609
       Forward delivery commitments.......................      224,172,000                 --           (3,738,524)
       Option contracts to buy securities(1)..............       10,000,000             56,250              167,150



                                                                                 MARCH 31, 2001
                                                             ------------------------------------------------------
                                                                                                     ESTIMATED FAIR
                                                             NOTIONAL AMOUNT     CARRYING AMOUNT         VALUE
                                                             ---------------     ---------------     --------------
                                                                                   (UNAUDITED)
     Assets:
       Mortgage loans held for sale........................                    $ 181,439,531        $ 183,585,120
       Mortgage servicing rights...........................                           35,662               35,662

     Commitments and contingencies: Mortgage loans held
       for sale related positions:
          Commitments to fund mortgages at agreed-upon
          rates............................................  $ 582,461,980     $          --        $   7,033,646
       Forward delivery commitments........................    409,574,680                --           (3,207,660)
       Option contracts to buy securities(1)...............    125,000,000           586,946              586,946
       Option contracts to sell securities.................     70,000,000           166,597              166,597

     (1) The carrying value and estimated fair value of option contracts are included as a component of loans held for sale (see Note 3).

18. ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES/RECENT ACCOUNTING PRONOUNCEMENTS

         On January 1, 2001, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") which requires that all derivatives be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of such derivatives are accounted for depending on the use of the derivatives and whether such derivatives qualify for hedge accounting. Under the provisions of SFAS No. 133, the method used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must have been established at the inception of the hedge, and must be consistent with the entity's approach to managing risk. Although the Company's basic hedging strategy has not changed with the adoption of SFAS No. 133, such adoption, when applied to the Company's hedging strategy, may increase or decrease reported net income, depending on movements in market interest rates and other variables affecting the fair values of derivative instruments and hedged items. The adoption and implementation of SFAS No. 133 will have no effect on actual cash flows or the overall economics of the hedging transactions.

         As part of the Company's secondary marketing and related hedging activities, mortgage-backed securities are purchased and sold forward, and options are acquired on mortgage and treasury securities. At December 31, 2000 and March 31, 2001, forward delivery commitments amounted to approximately $224 million and $410 million, options to buy securities amounted to approximately $10 million and $125 million, and options to sell securities amounted to approximately $0 and $70 million. These forward delivery commitments and options contracts have a high correlation to the price movement of the loans being hedged and are classified as fair value hedges.

         On January 1, 2001, in conjunction with the adoption of SFAS No. 133, the Company recognized the fair value of all freestanding derivative instruments, which resulted in recording an asset in the amount of $7.5 million and a liability in the amount of $3.7 million. The net SFAS No. 133 transition adjustment resulted in an after tax gain of $2.1 million and was recognized as a cumulative-effect-type adjustment to net income, effective January 1, 2001. For the quarter ended March 31, 2001, the related derivative asset and liability accounts have been adjusted for changes in their respective fair values, which had an immaterial impact on earnings for the period.

         The Financial Accounting Standards Board and its Derivatives Implementation Group are currently evaluating a number of mortgage banking industry-related issues concerning the implementation of SFAS No. 133. The ultimate conclusions reached concerning these issues could materially affect the recorded carrying values of the Company's derivative instruments.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140") in September of 2000. SFAS No. 140 is a replacement of Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), revising the standards for accounting for securitizations and other transfers of financial assets and collateral and requiring certain disclosures. SFAS No. 140 carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure requirements are effective for fiscal years ending after December 15, 2000. The adoption of the provisions of SFAS No. 140 is not expected to have a material impact on the Company's consolidated results of operations or financial position.

19.      CONDENSED FINANCIAL INFORMATION OF AMERICAN HOME MORTGAGE HOLDINGS,INC.

         The following provides condensed financial information for the financial position, results of operations and cash flows of American Home Mortgage Holdings, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                      DECEMBER 31,                 MARCH 31, 2001
                                                         ------------------------------------    ----------------
                                                                1999                2000            (UNAUDITED)
                                                         -----------------   ----------------

         ASSETS:

            Cash.......................................  $         1,000     $         1,000     $         1,000

            Investment in subsidiaries.................       17,998,693          26,610,865          31,637,829
                                                         ---------------     ---------------     ---------------
         TOTAL ASSETS..................................  $    17,999,693     $    26,611,865     $    31,638,829
                                                         ===============     ===============     ===============
         LIABILITIES AND STOCKHOLDERS' EQUITY

            Liabilities................................  $            --     $            --     $            --

         STOCKHOLDERS' EQUITY:

            Preferred stock, $1.00 par value per
              share, 1,000,000 shares authorized, no
              shares issued and outstanding............               --                  --                  --

            Common stock, $0.01 par value per share,
              19,000,000 shares authorized, 8,286,747,
              8,985,584, and 9,002,251 shares issued
              and outstanding in 1999, 2000, and 2001,
              respectively.............................           82,534              89,855              90,022

            Additional paid-in capital.................       17,249,390          20,462,791          20,813,370

            Retained earnings..........................          667,769           6,059,219          10,735,437
                                                         ---------------     ---------------     ---------------
                   Total stockholders' equity..........       17,999,693          26,611,865          31,638,829
                                                         ---------------     ---------------     ---------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....  $    17,999,693     $    26,611,865     $    31,638,829
                                                         ===============     ===============     ===============

                           CONDENSED INCOME STATEMENTS


                                                                                             THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,              MARCH 31,
                                                         ----------------------------    --------------------------
                                                              1999            2000           2000          2001
                                                         ------------    ------------    ------------  ------------
                                                                                                 (UNAUDITED)
         REVENUES:
           Equity in earnings of subsidiaries..........  $    667,769    $  5,391,450    $    887,979  $  4,676,218
                                                         ------------    ------------    ------------  ------------
         NET INCOME....................................  $    667,769    $  5,391,450    $    887,979  $  4,676,218
                                                         ============    ============    ============  ============

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                              THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,            MARCH 31,
                                                              --------------------------   -------------------------
                                                                  1999           2000          2000         2001
                                                              ------------   -----------   -----------   -----------
                                                                                                  (UNAUDITED)
         CASH FLOWS FROM OPERATING ACTIVITIES:
           Net income ....................................    $    667,769   $ 5,391,450   $   887,979   $ 4,676,218
           Increase in:
              Investment in subsidiaries .................        (667,769)   (5,391,450)     (887,979)   (4,676,218)
                                                              ------------   -----------   -----------   -----------
                Cash provided by operating activities ....              --            --            --            --
                                                              ------------   -----------   -----------   -----------
         CASH FLOWS FROM INVESTING ACTIVITIES:
              Investment in subsidiaries .................     (17,331,924)           --            --            --
                                                              ------------   -----------   -----------   -----------
                Cash used in investing activities ........     (17,331,924)           --            --            --
                                                              ------------   -----------   -----------   -----------
         CASH FLOWS FROM FINANCING ACTIVITIES:
              Proceeds from issuance of capital stock ....      17,332,924            --            --            --
                                                              ------------   -----------   -----------   -----------
                Cash provided by financing activities ....      17,332,924            --            --            --
                                                              ------------   -----------   -----------   -----------
         NET INCREASE IN CASH ............................           1,000            --            --            --

         CASH, BEGINNING OF PERIOD .......................              --         1,000         1,000         1,000
                                                              ------------   -----------   -----------   -----------
         CASH, END OF PERIOD .............................    $      1,000   $     1,000   $     1,000   $     1,000
                                                              ============   ===========   ===========   ===========

20.      ACQUISITIONS

         On June 30, 2000, the Company acquired First Home Mortgage Corp. ("First Home"), a residential mortgage lender headquartered in Illinois, which was immediately merged into American Home Mortgage Corp. The Company issued 489,804 shares of common stock and will pay $3.6 million over a period of two years. In addition, the shareholders of First Home may receive additional consideration consisting of cash and shares of the Company's common stock based on the future results of the financial performance of the First Home division of the Company (see the Company's current report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2000 for further information).

         The following table summarizes the required disclosures of the pro forma combined entity, as if the merger occurred at the beginning of each respective period, for the years ended December 31:

                                                               1998                 1999                2000
                                                        ----------------     ----------------    ----------------

         Revenue ...................................    $     45,010,396     $     45,511,419    $     80,183,581

         Income before income taxes ................           9,349,758            5,281,954           9,574,330

         Net income ................................           8,855,509            3,573,338           4,789,390

         Earnings per share - basic ................    $           1.77     $           0.64    $           0.56
                                                        ================     ================    ================
         Earnings per share - diluted ..............    $           1.77     $           0.64    $           0.56
                                                        ================     ================    ================

         On December 30, 1999, the Company acquired Marina Mortgage Company, Inc. ("Marina"), a residential mortgage lender headquartered in Irvine, California, with offices in California and Arizona. The Company issued 753,420 shares of common stock in exchange for 34,600 shares of Marina common stock and will pay $2.5 million in cash over five years. The Company issued 201,043 shares on October 15, 2000 to the prior Marina shareholders in accordance with the first earn-out provision and the prior shareholders may receive additional consideration over the next four years based on two additional earn-out provisions, which are primarily based on derived earnings formulas. This transaction was accounted for under purchase accounting and generated goodwill of approximately $4.5 million, which will be amortized over 20 years. The results of operations for Marina were not included in the consolidated financial statements as of December 31, 1999.

         The following table summarizes the required disclosures of the proforma combined entity, as if the merger occurred at the beginning of each respective period, for the years ended December 31:

                                                                                    1998                1999
                                                                             ----------------     ----------------
         Revenue ......................................................      $     38,972,742     $     45,243,217

         Income before income taxes ...................................             6,503,613            4,490,153

         Net income ...................................................             5,591,603            3,573,338

         Earnings per share - basic ...................................      $           0.97     $           0.53
                                                                             ================     ================
         Earnings per share - diluted .................................      $           0.97     $           0.53
                                                                             ================     ================

21.      SUBSEQUENT EVENTS

         During the first quarter of 2001, the Company entered into an agreement with Commonwealth Bank, a subsidiary of Commonwealth Bancorp, Inc., to purchase the Pennsylvania and Maryland loan production offices of its residential mortgage division, ComNet Mortgage Services. The transaction closed on April 1, 2001.

         On March 22, 2001, the Company announced that, subject to change based on future business prospects, market conditions, or company needs, the board of directors has established a policy of a regular quarterly dividend of $0.03 per share. The Company announced that, in accordance with this policy, the board of directors has declared an initial quarterly dividend of $0.03 per share, payable April 19, 2001 to shareholders of record as of April 5, 2001.

22.      PENDING PUBLIC OFFERING OF COMMON STOCK

         The Company filed an amendment to a registration statement with the Securities and Exchange Commission on May 21, 2001 for an underwritten public offering of 2,000,000 shares of common stock, par value $.01 per share, pursuant to the prospectus.

         The Company and certain stockholders have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 300,000 additional shares of our common stock from us and the selling stockholders within 30 days following the date of the prospectus to cover over-allotments.

23.      UNAUDITED PRO FORMA CONSOLIDATED INFORMATION

         The pro forma consolidated financial information has been presented to show what the significant effects on the historical results of operations might have been had the exchange of shares described in Notes 1 and 9 and the termination of the Company's S Corporation status occurred as of the beginning of the earliest period presented.

         Pro forma consolidated net income represents the consolidated results of operations adjusted to reflect the change in the Company's income tax status from an S Corporation to a C Corporation, using a pro forma income tax rate of 44%.

         Pro forma consolidated net income per share has been computed by dividing pro forma consolidated net income by the shares received in exchange for the Company's shares. The pro forma consolidated financial information, as of June 30, 1999, reflects the sale of shares in the initial public offering and an assumed S Corporation distribution of $7,153,000 as of June 30, 1999 (which amount increased to $7,806,000 at the actual date of distribution). The price per share was assumed at $6 with net proceeds from the public offering of approximately $12,630,000.

24.      SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

         Selected quarterly consolidated financial data are presented below by quarter for the years ended December 31, 2000 and 1999 (dollars in thousands, except per share amounts):

                                                         DECEMBER 31,     SEPTEMBER 30,    JUNE 30,      MARCH 31,
                                                             2000             2000           2000          2000
                                                         ------------     -------------    -------       ---------
         Gain on sales of mortgage loans..............  $    19,449      $    15,412      $     9,838  $     8,032
         Total revenues...............................       20,352           16,993           11,467        9,468
         Income before income taxes and minority
            interest..................................        3,760            2,781            2,108        1,518
         Net income...................................        1,799            1,521            1,184          888
         Earnings per share - basic...................  $      0.20      $      0.17      $      0.14  $      0.11
         Earnings per share - diluted ................  $      0.20      $      0.17      $      0.14  $      0.11

                                                         DECEMBER 31,     SEPTEMBER 30,    JUNE 30,      MARCH 31,
                                                             1999             1999           1999          1999
                                                         ------------     -------------    -------       ---------

         Gain on sales of mortgage loans..............  $     6,119      $     5,016      $     5,632  $     5,190
         Total revenues...............................        6,866            5,829            6,509        5,658
         Income before income taxes and minority
            interest..................................        1,360            1,273            1,947          757
         Net income...................................          747              585            1,822          707
         Earnings per share - basic...................  $      0.13      $      0.10      $      0.33  $      0.13
         Earnings per share - diluted ................  $      0.13      $      0.10      $      0.33  $      0.13

================================================================================

                                2,000,000 SHARES


                                     [LOGO]

                             AMERICAN HOME MORTGAGE
                                 HOLDINGS, INC.

                                  COMMON STOCK










                                   ----------
                                   PROSPECTUS
                                   ----------







FRIEDMAN BILLINGS RAMSEY                                            ADVEST, INC.







                                     , 2001

















================================================================================

                                     PART II




                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).


Securities and Exchange Commission Fee                             $20,370
NASD Filing Fee                                                      8,648
Printing and Engraving Expenses*                                    10,000
Accountants' Fees and Expenses*                                     10,000
Legal Fees and Expenses*                                            50,000
Transfer Agent and Registrar Fees and Expenses
Miscellaneous*                                                       1,500
TOTAL*                                                             $
                                                                   =======

---------------
* Estimated. Does not include fees that may be payable to an underwriter.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Our Amended and Restated Certificate of Incorporation provides that no director, or person serving on a committee of the board of directors, shall be personally liable to American Home Mortgage Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of that director's duty of loyalty to American Home Mortgage Holdings, Inc. or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o    under Section 174 of the DGCL; or

     o for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of American Home Mortgage Holdings, Inc., or is or was serving at the request of American Home Mortgage Holdings, Inc. as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:


     o to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

     o for a breach of such person's duty of loyalty to American Home Mortgage Holdings, Inc. or its stockholders;

     o    for acts or omission not in good faith;

     o    for intentional misconduct or a knowing violation of law; or

     o for any transaction resulting in receipt by such person of an improper personal benefit.

     Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a list of securities that were not registered under the Securities Act which we sold to various individuals over the last three years:

     In June 1999, we sold 100 shares of our common stock to Mr. Strauss, President, Chief Executive Officer and sole existing stockholder of American Home Mortgage Corp., for an aggregate consideration of $1,000. On September 29, 1999, in connection with our initial public offering, Mr. Strauss exchanged his shares in American Home Mortgage Corp. for an aggregate of 4,999,900 shares of our common stock. These securities were exempt from registration under Section 4(2) of the Securities Act because we issued the shares to Mr. Strauss in a private transaction rather than through a public offering.

     In connection with our initial public offering, in exchange for nominal consideration, we sold to FBR, underwriters of the initial public offering, 250,000 unregistered warrants to purchase our common stock. Under the terms of the warrant agreement, dated as of September 30, 1999, these warrants will be exercisable until September 30, 2004, at a per share exercise price equal to 130% of the initial public offering price, or $7.80 per share. These securities were exempt from registration under Section 4(2) of the Securities Act because we issued these securities in a private transaction rather than through a public offering.

     Upon completion of our initial public offering, we issued 16,667 shares of common stock to each of Ms. Raffaeli and Mr. Bryant, as our non-employee directors. These shares are subject to the terms and conditions of our 1999 Omnibus Stock Incentive Plan. The restriction period with respect to the shares of restricted stock shall expire, and the shares may be sold, transferred or otherwise disposed of, subject to applicable securities law requirements, as of October 6, 2001. Also, on January 9, 2001, we issued 16,667 shares of common stock to Mr. Slosser, who became a non-employee director on March 10, 2000. The restriction period with respect to the shares shall expire as of March 10, 2002. The shares of stock issued to Ms. Raffaeli, Mr. Bryant and Mr. Slosser were issued in consideration of their services as our non-employee directors. Each issuance of shares of unregistered securities to our non-employee directors was exempt from registration under Section 4(2) of the Securities Act because we issued the securities in a private transaction rather than through a public offering.

     In connection with our acquisition of Marina, we issued unregistered shares of securities to certain Marina shareholders. To date, the former shareholders of Marina have been issued a total of 954,456 shares of our common stock. 753,413 shares were issued on December 29, 1999 as initial consideration of the acquisition. On February 1, 2001, in accordance with the terms of the first earnout provision contained in the merger agreement, we issued an aggregate of 201,043 shares of our common stock to such shareholders as additional consideration for their interests in Marina. These securities were exempt from registration under Section 4(2) of the Securities Act because they were issued pursuant to the terms of a private transaction rather than through a public offering.

     On June 30, 2000, in connection with our acquisition of First Home, we issued an aggregate of 489,804 shares of unregistered common stock to First Home shareholders. The shares were issued to these shareholders in exchange of their interests in First Home. These securities were exempt from registration under
Section 4(2) of the Securities Act because they were issued pursuant to the terms of a private transaction rather than through a public offering.

     In August 2000, we purchased certain assets of Coastline Mortgage, Inc. ("Coastline"). Pursuant to the asset purchase agreement, we issued 8,000 shares of unregistered securities to Mr. Nicholas Marfino, the sole shareholder of Coastline, in consideration of the assets acquired. These securities were exempt from registration under Section 4(2) of the Securities Act because they were issued pursuant to the terms of a private transaction rather than through a public offering.

     To date, options to acquire 694,027 shares of common stock have been granted. The options with respect to 410,433 shares of common stock are exercisable at the initial public offering price of $6.00 per share. The options to acquire the remaining 283,594 shares of common stock were granted at exercise prices ranging from $4.75 to $6.4375 per share, based on the market price of the common stock on the Nasdaq National Market. These securities were exempt from registration under Section 4(2) of the Securities Act because they were issued in a private transaction rather than through a public offering.

ITEM 16.  EXHIBITS

   EXHIBIT NO.                                                 DESCRIPTION

       1.1          Form of Underwriting Agreement for Common Stock. *
       3.1          Form of Amended and Restated Certificate of Incorporation of
                      the Registrant. **
       3.2          Form of Amended and Restated Bylaws of the Registrant. **
       4.1          Reference is hereby made to Exhibits 3.1 and 3.2.
       4.2          Specimen Certificate for the Registrant's Common Stock. ***
       5.1          Opinion of Cadwalader, Wickersham & Taft, special counsel to the Registrant. #
       10.1 Employment Agreement, dated as of August 26, 1999, between American Home Mortgage Corp. and Michael Strauss. ***
       10.2         Employment Agreement, dated as of January 6, 1989, between
                      American Home Mortgage Corp. and Leonard Schoen, Jr., as amended on August 26, 1999. ***
       10.3         Employment Agreement, dated as of April 3, 1997, between
                      American Home Mortgage Corp. and Robert Burke, as amended on August 26, 1999. **
       10.4         Employment Agreement, dated as of March 9, 1998, between
                      American Home Mortgage Corp. and James P. O'Reilly. ****
       10.5         1999 Omnibus Stock Incentive Plan *****
       10.6         Software Licensing Agreement, dated as of July 7, 1999,
                      between American Home Mortgage Corp. and
                      James P. O'Reilly. ****
       10.7         Form of Warrant Agreement, between American Home Mortgage
                      Holdings, Inc., and Friedman, Billings, Ramsey & Co.,
                      Inc. **
       10.8         Form of Lock-up Agreement, between and Michael Strauss and
                      Friedman, Billings, Ramsey & Co., Inc. +
       10.9         Form of Lock-up Agreement, between each of American Home
                      Mortgage Holdings, Inc. and its Employees, Directors and Officers and Friedman, Billings, Ramsey & Co., Inc. ++
      10.10         Loan Purchase Agreement, dated as of July 8, 1996, between
                      Michael Strauss, Inc., d/b/a American Home Mortgage, and Norwest Funding, Inc. ****
      10.11         Origination and Sales Agreement, dated as of July 8, 1994, between American Home Mortgage Corp. and Chase Manhattan Mortgage Corporation. ****
      10.12         Master Agreement for the Sale and Purchase of Mortgages,
                      dated as of April 19, 1994, between Astoria Federal Savings and Loan Association and Michael Strauss, Inc., d/b/a American Home Mortgage. ****
      10.13         Employment Agreement, dated as of January 18, 1996, between
                      American Home Mortgage Corp. and Leslie E. Tao, as amended on August 26, 1999. ***
      10.14         Employment Agreement, dated December 29, 1999, between John
                      A. Johnston and American Home Mortgage Holdings, Inc. +++
      10.15         Employment Agreement, dated December 29, 1999, between
                      Ronald Bergum and American Home Mortgage
                      Holdings, Inc. +++
      10.16         Non-Competition Agreement, dated December 29, 1999, between
                      John A. Johnston and American Home
                      Mortgage Holdings, Inc. +++
      10.17         Non-Competition Agreement, dated December 29, 1999, between
                      Ronald Bergum and American Home
                      Mortgage Holdings, Inc. +++
      10.18         Stock Purchase Agreement, dated December 29, 1999, between
                      American Home Mortgage Holdings, Inc. and the Stockholders of Marina Mortgage Company, Inc. listed on the signature pages thereto. +++
      10.19         Employment Agreement, dated January 17, 2000, between
                      John A. Manglardi and American Home
                      Mortgage Holdings, Inc. ++++
      10.20         Employment Agreement, dated January 17, 2000, between
                      Vincent Manglardi and American Home
                       Mortgage Holdings, Inc. ++++
      10.21         Employment Agreement, dated January 17, 2000, between
                      Jeffrey L. Lake and American Home Mortgage
                      Holdings, Inc. ++++
      10.22         Employment Agreement, dated January 17, 2000, between Thomas
                      J. Fiddler and American Home
                      Mortgage Holdings, Inc. ++++
      10.23         Non-Competition Agreement, dated January 17, 2000, between
                      John A. Manglardi and American Home
                      Mortgage Holdings, Inc. ++++
      10.24         Non-Competition Agreement, dated January 17, 2000, between
                      Vincent Manglardi and American Home
                      Mortgage Holdings, Inc. ++++
      10.25         Non-Competition Agreement, dated January 17, 2000, between
                      Jeffrey L. Lake and American Home
                      Mortgage Holdings, Inc. ++++
      10.26         Non-Competition Agreement, dated January 17, 2000, between
                      Thomas J. Fiddler and American Home
                      Mortgage Holdings, Inc. ++++
      10.27         Mortgage Warehousing Loan and Security Agreement, dated as of December 6, 1999, among American
                      Home Mortgage Corp., First Union National Bank and
                    Certain Banking Institutions named therein, as amended.+++++
      10.28         Lease Agreement, dated December 8, 1999, between American
                      Home Mortgage Holdings, Inc., as
                      Tenant, and 47th and 6th Associates L.L.C., as
                      Landlord. +++++
      10.29         Agreement of Lease, dated October 20, 1995, between Reckson
                      Operating Partnership, L.P., as Landlord, Choicecare Long Island, Inc., as Assignor, and American Home Mortgage Corp., as Assignee, as amended on September 30, 1999.+++++
       21.1         Subsidiaries of American Home Mortgage Holdings, Inc. +++++
       23.1         Consent of Cadwalader, Wickersham & Taft. #
       23.2         Consent of Deloitte & Touche LLP. #
       24.1         Power of Attorney. *

--------------------

#       Filed herewith.

*       Previously filed.

** Incorporated by reference to the Exhibits to Amendment No. 4 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on September 30, 1999.

*** Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

**** Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on July 9, 1999.

***** Incorporated by reference to the Exhibits to Amendment No. 2 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 18, 1999.

+ Incorporated by reference to Exhibit B of the Schedule 13D (file no. 005-57001) filed with the Securities and Exchange Commission on October 14, 1999.

++ Incorporated by reference to Exhibit A attached to Exhibit 1.1 to Amendment No. 4 to the Registration Statement on Form S-1
        (file no. 333-82409) filed with the Securities and Exchange Commission on September 30, 1999.

+++ Incorporated by reference to the Form 8-K (file no. 000-27081) filed with the Securities and Exchange Commission on January 12, 2000.

++++ Incorporated by reference to the Form 8-K (file no. 000-27081) filed with the Securities and Exchange Commission on February 1, 2000.

+++++ Incorporated by reference to the Exhibits to the Form 10-K (file no. 000-27081) filed with the Securities and Exchange Commission on March 30, 2000.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

     (1) To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 21st day of May, 2001.


                           AMERICAN HOME MORTGAGE HOLDINGS, INC.




                           By: /s/ Michael Strauss
                                   ----------------------------------------
                               Name:    Michael Strauss
                               Title:   Chairman, Chief Executive Officer and
                                        President (Principal Executive Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 21, 2001.

               Signature                                   Title

/s/ Michael Strauss
    ----------------------------------   Chairman, Chief Executive Officer
Michael Strauss                          and President (Principal Executive
                                         Officer)

*_______________________________         Director
C. Cathleen Raffaeli

* ______________________________         Director
Joseph Bryant

* ______________________________         Director
Kenneth P. Slosser

* ______________________________         Director
John A. Johnston

* ______________________________         Director
Leonard Schoen, Jr.

* ______________________________         Chief Financial Officer
Robert E. Burke                          (Principal Financial Officer)

* ______________________________         Controller
Richard Silver                           (Principal Accounting Officer)




* By: /s/ Michael Strauss
          --------------------------------------
          Michael Strauss
          Attorney-in-Fact

                                  EXHIBIT INDEX


   EXHIBIT NO.                                                 DESCRIPTION
       1.1          Form of Underwriting Agreement for Common Stock. *
       3.1          Form of Amended and Restated Certificate of Incorporation of the Registrant. **
       3.2          Form of Amended and Restated Bylaws of the Registrant. **
       4.1          Reference is hereby made to Exhibits 3.1 and 3.2.
       4.2          Specimen Certificate for the Registrant's Common Stock. ***
       5.1          Opinion of Cadwalader, Wickersham & Taft, special counsel to the Registrant. #
       10.1         Employment Agreement, dated as of August 26, 1999, between American Home Mortgage Corp. and
                        Michael Strauss. ***
       10.2         Employment Agreement, dated as of January 6, 1989, between American Home Mortgage Corp. and
                        Leonard Schoen, Jr., as amended on August 26, 1999. ***
       10.3         Employment Agreement, dated as of April 3, 1997, between American Home Mortgage Corp. and Robert
                        Burke, as amended on August 26, 1999. **
       10.4         Employment Agreement, dated as of March 9, 1998, between American Home Mortgage Corp. and James
                        P. O'Reilly. ****
       10.5         1999 Omnibus Stock Incentive Plan *****
       10.6         Software Licensing Agreement, dated as of July 7, 1999, between American Home Mortgage Corp. and
                        James P. O'Reilly. ****
       10.7         Form of Warrant Agreement, between American Home Mortgage Holdings, Inc., and Friedman,
                        Billings, Ramsey & Co., Inc. **
       10.8         Form of Lock-up Agreement, between and Michael Strauss and Friedman, Billings, Ramsey & Co.,
                        Inc. +
       10.9         Form of Lock-up Agreement, between each of American Home Mortgage Holdings, Inc. and its
                        Employees, Directors and Officers and Friedman, Billings, Ramsey & Co., Inc. ++
      10.10         Loan Purchase Agreement, dated as of July 8, 1996, between Michael Strauss, Inc., d/b/a American
                        Home Mortgage, and Norwest Funding, Inc. ****
      10.11         Origination and Sales Agreement, dated as of July 8, 1994, between American Home Mortgage Corp.
                        and Chase Manhattan Mortgage Corporation. ****
      10.12         Master Agreement for the Sale and Purchase of Mortgages, dated as of April 19, 1994, between
                        Astoria Federal Savings and Loan Association and Michael Strauss, Inc., d/b/a American Home
                        Mortgage. ****
      10.13         Tax Indemnification Agreement, by and among American Home Mortgage Holdings, Inc., American Home
                        Mortgage Corp. and Michael Strauss. ***
      10.14         Employment Agreement, dated December 29, 1999, between John A. Johnston and American Home
                        Mortgage Holdings, Inc. +++
      10.15         Employment Agreement, dated December 29, 1999, between Ronald Bergum and American Home Mortgage
                        Holdings, Inc. +++
      10.16         Non-Competition Agreement, dated December 29, 1999, between John A. Johnston and American Home
                        Mortgage Holdings, Inc. +++
      10.17         Non-Competition Agreement, dated December 29, 1999, between Ronald Bergum and American Home
                        Mortgage Holdings, Inc. +++
      10.18         Stock Purchase Agreement, dated December 29, 1999, between American Home Mortgage Holdings, Inc.
                        and the Stockholders of Marina Mortgage Company, Inc. listed on the signature pages thereto.
                        +++
      10.19         Employment Agreement, dated January 17, 2000, between John A. Manglardi and American Home
                        Mortgage Holdings, Inc. ++++
      10.20         Employment Agreement, dated January 17, 2000, between Vincent Manglardi and American Home
                        Mortgage Holdings, Inc. ++++
      10.21         Employment Agreement, dated January 17, 2000, between Jeffrey L. Lake and American Home Mortgage
                        Holdings, Inc. ++++
      10.22         Employment Agreement, dated January 17, 2000, between Thomas J. Fiddler and American Home
                        Mortgage Holdings, Inc. ++++
      10.23         Non-Competition Agreement, dated January 17, 2000, between John A. Manglardi and American Home
                        Mortgage Holdings, Inc. ++++
      10.24         Non-Competition Agreement, dated January 17, 2000, between Vincent Manglardi and American Home
                        Mortgage Holdings, Inc. ++++
      10.25         Non-Competition Agreement, dated January 17, 2000, between Jeffrey L. Lake and American Home
                        Mortgage Holdings, Inc. ++++
      10.26         Non-Competition Agreement, dated January 17, 2000, between Thomas J. Fiddler and American Home
                        Mortgage Holdings, Inc. ++++
      10.27         Mortgage Warehousing Loan and Security Agreement, dated as of December 6, 1999, among American
                        Home Mortgage Corp., First Union National Bank and Certain Banking Institutions named therein, as amended. +++++
      10.28         Lease Agreement, dated December 8, 1999, between American Home Mortgage Holdings, Inc., as
                        Tenant, and 47th and 6th Associates L.L.C., as Landlord. +++++
      10.29         Agreement of Lease, dated October 20, 1995, between Reckson Operating Partnership, L.P., as
                        Landlord, Choicecare Long Island, Inc., as Assignor, and American Home Mortgage Corp., as
                        Assignee, as amended on September 30, 1999. +++++
       21.1         Subsidiaries of American Home Mortgage Holdings, Inc. +++++
       23.1         Consent of Cadwalader, Wickersham & Taft. #
       23.2         Consent of Deloitte & Touche LLP. #
       24.1         Power of Attorney. *

------------------
#         Filed herewith.

*         Previously filed.

** Incorporated by reference to the Exhibits to Amendment No. 4 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on September 30, 1999.

*** Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

**** Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on July 9, 1999.

***** Incorporated by reference to the Exhibits to Amendment No. 2 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 18, 1999.

+         Incorporated by reference to Exhibit B of the Schedule 13D (file no.
          005-57001) filed with the Securities and Exchange Commission on October 14, 1999.

++ Incorporated by reference to Exhibit A attached to Exhibit 1.1 to Amendment No. 4 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on September 30, 1999.

+++ Incorporated by reference to the Form 8-K (file no. 000-27081) filed with the Securities and Exchange Commission on January 12, 2000.

++++ Incorporated by reference to the Form 8-K (file no. 000-27081) filed with the Securities and Exchange Commission on February 1, 2000.

+++++ Incorporated by reference to the Exhibits to the Form 10-K (file no. 000-27081) filed with the Securities and Exchange Commission on March 30, 2000.